As filed with the Securities and Exchange Commission on June 6, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MortgageIT Holdings, Inc.

(Exact name of registrant as specified in governing instruments)

33 Maiden Lane
New York, NY 10038
(212) 651-7700

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John R. Cuti, Esq.
General Counsel
33 Maiden Lane
New York, NY 10038
(212) 651-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Lloyd H. Spencer, Esq. Patton Boggs LLP 2550 M Street, NW Washington, DC 20037 (202) 457-6000	Jay L. Bernstein, Esq. Kathleen L. Werner, Esq. Clifford Chance US LLP 200 Park Avenue New York, NY 10166 (212) 878-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Calculation of Registration Fee

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock par value $0.01 per share	$110,000,000	$12,947

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2005

Prospectus

                                         Shares

Common Stock

We are a Maryland corporation structured to qualify as a real estate investment trust, or REIT, which self-originates prime adjustable-rate single-family residential mortgage loans to hold in our investment portfolio. Our loan originations are conducted through our taxable REIT subsidiary, MortgageIT, Inc., or MortgageIT, a full service residential mortgage banking company that is licensed to originate loans throughout the United States.

Of the                  shares of our common stock being offered hereby, we are selling                  shares and existing stockholders are selling                          shares. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol "MHL." On                                 , 2005, the last reported sales price of our common stock was $                 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully consider the risk factors described in "Risk Factors" beginning on page 11, which include, among others:

•	we have a limited operating history as a portfolio lender, which may make it difficult to predict our future performance;

•	a period of rising interest rates may adversely affect our net interest income, which could negatively affect our cash available for distribution to stockholders;

•	interest rate movements between the date that MortgageIT commits to originate mortgages and the date that MortgageIT sells mortgages could adversely affect our gain on sales of mortgage loans;

•	there are no limits on our ability to leverage our assets and our use of leverage may adversely affect the returns on our mortgage assets, which may reduce the cash available for distribution to stockholders;

•	loan prepayment rates may increase, which may adversely affect the yields on our mortgage assets;

•	the mortgage loans that we hold in our investment portfolio are subject to risks of delinquency, foreclosure and loss, which could result in losses to us;

•	our hedging transactions may limit our gains or result in losses;

•	we rely on securitizations to fund the growth of our investment portfolio and if we were unable to utilize that method of financing, our cost of borrowing may increase and our net interest margin could decrease;

•	we may not be successful maintaining our qualification as a REIT for federal income tax purposes, in which case we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for making distributions to stockholders;

•	REIT distribution requirements (which require us to distribute to our stockholders each year at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, and which excludes undistributed income from our taxable REIT subsidiaries) could adversely affect our liquidity and could limit our ability to grow since any amounts that are distributed are not available to fund investment activities; and

•	dividends from MortgageIT to us are discretionary and limited by a financial covenant of our credit facilities; therefore, MortgageIT's income may not be available for distribution to our stockholders.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

We have granted the underwriters an option for a period of 30 days following the date of this prospectus to purchase up to an additional                          shares of common stock from us at the public offering price, less underwriting discounts, to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be delivered on or around                      , 2005.

Merrill Lynch & Co.	Friedman Billings Ramsey

The date of this prospectus is                              , 2005.

TABLE OF CONTENTS

Prospectus Summary	1
Our Company	1
Recent Achievements	3
Business Strategy	3
Summary Risk Factors	4
The Residential Mortgage Market	5
Our REIT Status	5
Dividend Policy and Distributions	5
Restrictions on Ownership of Our Common Stock	6
The Offering	7
Summary Consolidated Financial Data	8
Risk Factors	11
Risks Related to Our Business	11
Risks Related to This Offering	22
Risks Related to Government Regulation	25
Tax Risks Related to Our Qualification as a REIT	27
Risks Related to Our Company, Structure and Change in Control Provisions	31
Special Note Regarding Forward-looking Statements	34
Market Data	35
Use of Proceeds	36
Market Information, Dividend Policy and Distributions	37
Capitalization	39
Selected Consolidated Financial Data	40
Management's Discussion and Analysis of Financial Condition and Results of Operations	44
Overview	44
Results of Operations	46
Financial Condition	53
Critical Accounting Policies and Estimates	55
Recently Issued Accounting Standards	56
Accounting for Stock Based Compensation	56
Liquidity and Capital Resources	57
Inflation	62
Off-Balance Sheet Arrangements	62
Contractual Obligations	62
Market Risk	63
Our Company	70
General	70
Description of Business	71
Employees	76
Facilities	76
Legal Proceedings	76
Management	77
Directors and Executive Officers	77
Our Board of Directors	79
Board Committees	79
Director Compensation	80
Executive Compensation	81
Stock and Benefits Plans	83
Employment Agreements	83

i

Compensation Committee Interlocks and Insider Participation	84
Principal and Selling Stockholders	85
Certain Relationships and Related Party Transactions	87
Senior Unsecured Promissory Notes	87
Loans to Employees	87
Line of Credit with ING Capital	87
Shares Eligible for Future Sale	88
Overview	88
Rule 144	88
Registration Rights of Certain Holders	88
Lock-up Agreements	89
Description of Capital Stock	91
General	91
Voting Rights of Common Stock	91
Dividends, Liquidation and Other Rights	91
Preferred Stock	92
Power to Issue Additional Shares of Common Stock and Preferred Stock	92
Restrictions on Ownership and Transfer	92
Transfer Agent and Registrar	94
Certain Provisions of Maryland Law and Our Articles of Incorporation and Bylaws	95
Number of Directors; Vacancies	95
Removal of Directors	95
Amendment to the Articles of Incorporation	95
Dissolution	95
Business Combinations	95
Control Share Acquisitions	96
Limitation of Liability and Indemnification	97
Operations	97
Term and Termination	98
Meetings of Stockholders	98
Advance Notice of Director Nominations and New Business	98
Possible Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws	98
Federal Income Tax Consequences	99
Taxation as a REIT	99
Requirements for Qualification	101
Asset Tests	104
Gross Income Tests	107
Distribution Requirements	111
Recordkeeping Requirements	113
Failure to Qualify as a REIT	113
Taxation of Taxable U.S. Stockholders	113
Taxation of U.S. Stockholders on the Disposition of Common Stock	114
Capital Gains and Losses	115
Information Reporting Requirements and Backup Withholding	115
Taxation of Tax-Exempt Stockholders	115
Taxation of Non-U.S. Stockholders	116
State and Local Taxes	118
Underwriting	119
Commissions and Discounts	119

ii

Over-allotment Option	119
No Sales of Similar Securities	120
New York Stock Exchange Listing	120
Price Stabilization and Short Positions	120
Other Relationships	121
Legal Matters	121
Experts	121
Where You Can Find More Information	121
Index to Consolidated Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sales of the common stock.

iii

PROSPECTUS SUMMARY

This is only a summary of the material information contained in this prospectus that you should consider before investing in the common stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context suggests otherwise, references to "our company," "we," "us" and "our" mean MortgageIT Holdings, Inc., including its subsidiaries, while references to "the REIT" mean MortgageIT Holdings, Inc., not including its subsidiaries. "MortgageIT" refers to our wholly owned subsidiary and predecessor, MortgageIT, Inc. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the over-allotment option to purchase up to an additional                      shares of common stock.

Our Company

We are a Maryland corporation that was formed in March 2004 for the purposes of originating mortgage loans and building a leveraged portfolio of self-originated single-family residential mortgage loans comprised largely of adjustable rate mortgage, or ARM, loans and hybrid ARM loans (mortgages with fixed initial rates which, after a period of time, convert to adjustable rates).

We operate our business in two primary segments: (1) mortgage investment operations conducted through the REIT and (2) mortgage banking operations conducted through our taxable REIT subsidiary, MortgageIT. Our mortgage investment operations consist of building a leveraged investment portfolio through the purchase and retention of prime ARM loans and hybrid ARM loans originated by MortgageIT that meet our investment criteria. Our mortgage banking operations consist of prime and subprime loan origination, underwriting, funding, brokering and secondary marketing. In addition, we provide title, settlement and other mortgage related services through MortgageIT's wholly owned subsidiary, Home Closer LLC, or Home Closer. We will elect to be treated and expect to qualify as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2004.

Mortgage Investment Operations

We manage a portfolio of mortgage loans consisting of prime ARM loans or hybrid ARM loans that we originate. We generate revenue from the spread between the yield on the assets in our investment portfolio and our cost of borrowings. MortgageIT has originated all of the ARM and hybrid ARM loans, collectively referred to as our Portfolio ARM Loans, that we have acquired and retained in our investment portfolio. We acquire ARM loans and hybrid ARM loans for our investment portfolio with the intention of securitizing them into pools of high quality ARM securities and retaining them in our investment portfolio as securitized ARM loans. From time to time, we may purchase mortgage-backed securities in order to balance our portfolio. At March 31, 2005, we had approximately $3.1 billion in mortgage loans held for investment, consisting of $2.4 billion of securitized ARM and hybrid ARM loans and $684.9 million of loans held for securitization.

We finance our investment portfolio purchases with debt and equity. Our debt primarily consists of adjustable-rate securitizations, which we treat as secured borrowings for financial reporting and federal income tax purposes. We have financed our ARM assets by issuing floating-rate collateralized debt obligations, or CDOs, in the capital markets, that are collateralized by ARM loans that are placed in an independent trust. The trust pays the principal and interest payments on the debt out of the cash flows received on the collateralized loans. We receive any excess of the interest income generated by the pledged collateral over the debt service on the CDOs. This structure enables us to make more efficient use of our equity capital because the capital requirement to support these financings is less than the amount required to support the same amount of financings in the reverse repurchase agreement market and these transactions represent permanent, non-recourse financing of these loans and are not subject to margin calls. Since our initial public offering, or IPO, we have completed securitizations totaling approximately $3.1 billion of loans. We intend to leverage the proceeds received by us from this offering to continue to increase our retained portfolio of securitized ARM loans and hybrid ARM loans.

The following table sets forth certain information with respect to our Portfolio ARM Loans as of the dates indicated:

Portfolio Data	As of or for the three months ended March 31, 2005	As of or for the year ended December 31, 2004

Yield on Portfolio ARM Loans	4.84%	4.99%
Cost of funds (including hedges)	3.23	2.84
Net interest spread	1.61%	2.15%
Weighted average FICO score	733	732
Weighted average original loan-to-value	73.5%	73.7%
Weighted average coupon	5.25	5.22
Percentage of 3-year hybrid ARM loans	37.9	39.0
Percentage of 5-year hybrid ARM loans	60.9	59.3
Percentage of other ARM loans	1.2	1.7
Total	100.0%	100.0%

Mortgage Banking Operations

MortgageIT, which has made a joint election together with us to be treated as our taxable REIT subsidiary, is a residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT generates revenue through the gain on sale of mortgage loans, loan brokerage revenues and net interest income. MortgageIT originates single-family mortgage loans of various types, with a particular focus on prime ARM and fixed-rate, first lien residential mortgage loans. Our mortgage banking operations consist primarily of the following activities:

•	retail prime production operations, including both brokered loans funded by third parties and loans funded by us that are originated through MortgageIT's network of retail branch offices;

•	wholesale production operations, including loans originated through retail loan brokers and correspondents who are not MortgageIT employees and are funded by MortgageIT;

•	subprime production operations, including both retail loans originated through MortgageIT's retail subprime department and wholesale loans originated through MortgageIT's subprime origination lending division;

•	secondary loan marketing operations; and

•	mortgage loan title, settlement and other mortgage-related products and services through Home Closer.

Prior to our IPO and reorganization, MortgageIT sold all of the mortgage loans that it originated to third party mortgage lenders. Following our IPO and reorganization, MortgageIT has sold all fixed-rate mortgage loans to third party mortgage lenders and a substantial portion of the ARM loans and hybrid ARM loans it originated to the REIT for our investment portfolio. The remaining ARM loans and hybrid ARM loans not sold to the REIT have been sold to third party mortgage lenders. Currently, all subprime loan production is sold to third party investors.

During the quarter ended March 31, 2005 and the year ended December 31, 2004, MortgageIT originated loans with an aggregate value of $4.3 billion and $13.0 billion, respectively. MortgageIT and its predecessors have been in the residential mortgage business since 1988. MortgageIT has experienced significant growth since it commenced operations. In 2001, MortgageIT originated loans with an aggregate value of $2.9 billion. In 2002, MortgageIT originated loans with an aggregate value of $7.4 billion. In 2003, MortgageIT originated loans with an aggregate value of $11.9 billion. MortgageIT focuses on borrowers with strong credit profiles as evidenced by the weighted average middle FICO credit score (which consists generally of obtaining three different credit scores and using the middle of the three) of its borrowers, which was 718 (out of a high score of 850) in the first quarter of 2005. MortgageIT currently has 51 branch offices located in 23 states.

MortgageIT funds its mortgage loan originations through short-term warehouse facilities with several lenders. These facilities are secured by the mortgage loans owned by MortgageIT and by certain of its other assets, including cash deposits. Advances drawn under these facilities bear interest at rates that vary depending on the type of mortgage loans securing the advances. MortgageIT's ability to originate and fund loans depends, in large part, on its ability to sell the mortgage loans it originates at a premium in the secondary markets so that it may generate cash proceeds to repay borrowings under the warehouse facilities.

The REIT is self-administered and self-advised. Our principal offices are located at 33 Maiden Lane, New York, New York 10038. Our telephone number is 212-651-7700. Our website address is www.mortgageitholdings.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus.

Recent Achievements

Since our IPO, we have achieved the following:

•	We have transferred approximately $3.15 billion of mortgage loans originated by MortgageIT to our investment portfolio.

•	We have grown originations from $2.18 billion in the first quarter of 2004 to $4.34 billion in the first quarter of 2005;

•	We have paid dividends of $0.44 per share for the period from August 4, 2004 through December 31, 2004, and $0.48 per share for the first quarter of 2005;

•	We have built a subprime mortgage loan origination channel that originated $647.8 million of subprime mortgage loans during the quarter ended March 31, 2005;

•	We have hired six senior level executives, including our president and chief financial officer, Glenn J. Mouridy, who has over 20 years of experience in the mortgage industry; and

•	We have raised gross proceeds of $75.0 million through the issuance of trust preferred securities.

Business Strategy

Our business objective is to originate prime ARM and hybrid ARM loans to hold in our investment portfolio, fund them using equity capital and borrowings, and generate earnings from the spread between the yield on our assets and our cost of borrowings. We are executing this strategy by:

•	originating and retaining MortgageIT's ARM and hybrid ARM loan originations at an economically attractive cost;

•	selling the mortgage loans that we originate and do not purchase and retain for our investment portfolio;

•	utilizing MortgageIT's network of 51 retail branch offices and wholesale lending offices to provide MortgageIT with geographically diverse lending opportunities throughout the United States that will meet its strict underwriting standards;

•	managing our interest rate risk by pursuing a matched funding strategy through borrowings and securitizations with the intent to enhance our returns and reduce the impact of short-term movements in interest rates on our earnings;

•	maintaining adequate and diverse liquidity and capital resources, such as warehouse facilities and repurchase agreements, to meet MortgageIT's loan origination objectives under a wide variety of economic environments;

•	managing our credit risk by investing in high credit quality ARM loans and hybrid ARM loans which reduce the probability of default;

•	expanding MortgageIT's loan origination production through geographic expansion, market penetration and product development;

•	expanding MortgageIT's subprime origination division, as well as its sales leadership team in several key regions of the United States and forming Next at Bat Lending, Inc., or NBL, a wholly owned subsidiary, which we have elected to treat as a taxable REIT subsidiary (we intend to transfer our subprime origination division to NBL later this year, subject to its receipt of all necessary licenses and approvals); and

•	developing our national correspondent lending division platform that we launched in October 2004, which purchases single-family residential loans from small to mid-size banks, credit unions and other mortgage banking companies and resells such loans to third party investors.

Summary Risk Factors

An investment in our common stock has risks, including the risks summarized below.

•	we have a limited operating history as a portfolio lender, which may make it difficult to predict our future performance;

•	a period of rising or falling interest rates may adversely affect our net interest income, which could negatively affect our cash available for distribution to stockholders;

•	interest rate movements between the date that MortgageIT commits to originate mortgages and the date that MortgageIT sells mortgages could adversely affect our gain on sale of mortgage loans;

•	there are no limits on our ability to leverage our assets and our use of leverage may adversely affect the returns on our mortgage assets, which may reduce the cash available for distribution to stockholders;

•	loan prepayment rates may increase, which may adversely affect the yields on our mortgage assets;

•	the mortgage loans that we hold in our investment portfolio are subject to risks of delinquency, foreclosure and loss, which could result in losses to us;

•	our hedging transactions may limit our gains or result in losses;

•	we rely on securitizations to fund the growth of our investment portfolio and if we were unable to utilize that method of financing, our cost of borrowing may increase and our net interest margin could decrease;

•	we may not be successful maintaining our qualification as a REIT for federal income tax purposes, in which case we would be subject to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for making distributions to stockholders;

•	REIT distribution requirements (which require us to distribute to our stockholders each year at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, and which excludes undistributed income from our taxable REIT subsidiaries) could adversely affect our liquidity and could limit our ability to grow since any amounts that are distributed are not available to fund investment activities; and

•	dividends from MortgageIT to us are discretionary and limited by a financial covenant of our credit facilities; therefore, MortgageIT's income may not be available for distribution to our stockholders.

For a more detailed discussion of the risks related to an investment in our common stock, see "Risk Factors."

The Residential Mortgage Market

The U.S. residential mortgage loan market is the largest consumer finance market in the United States. According to the Mortgage Bankers Association of America, or the MBA, lenders in the United States originated approximately $2.6 trillion in single-family mortgage loans in 2004. The MBA projects that mortgage loan volumes will likely fall in 2005 as a result of the decline in refinancing activity due to anticipated increases in interest rates from the historically low levels of recent years. However, the MBA also projects that mortgage loan volume for home purchases will increase from $1.4 trillion in 2004 to $1.5 trillion in 2005.

The U.S. residential mortgage industry is comprised of thousands of originators, ranging from small independents to large national companies. According to Inside Mortgage Finance, an industry trade publication, the top five originators represented approximately 44.8% of the residential mortgage market in 2004. The small independents and middle market companies represented approximately 16.3% of the market. Consequently, we believe that we have a significant opportunity to increase our market share through acquisitions of small independent and middle market companies and through the hiring of top quality individuals who have become available due to the recent consolidation within the mortgage banking industry.

Our REIT Status

We will elect to be treated and expect to qualify as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 2004. Provided we qualify as a REIT, we generally will not be subject to federal income tax on our net taxable income we distribute currently to our stockholders. We elected, together with MortgageIT and NBL, to treat them as our taxable REIT subsidiaries; therefore, their income will be subject to regular corporate income tax. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, to their stockholders on an annual basis. If we fail to meet the requirements to qualify as a REIT and certain specified relief provisions under the Code do not apply, we will be subject to tax as a regular corporation and may face substantial and unanticipated tax liability. In addition, we will not be entitled to a deduction for dividends paid in computing our net taxable income. Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property.

Dividend Policy and Distributions

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, each year. To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income in a taxable year, we will be subject to federal corporate income tax on our undistributed income. In addition, if we fail to distribute an amount during each year equal to the sum of 85% of our REIT ordinary income and 95% of our capital gain net income for that year and any undistributed income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed. We pay regular quarterly dividends to our stockholders to distribute all or substantially all of our net taxable income each year in order to avoid paying corporate income tax and excise tax on our earnings and to qualify for the tax benefits accorded to REITs under the Code. Our net taxable income may exceed our cash available for distribution, and the requirement to distribute a substantial portion of our net taxable income could cause us to:

•	sell assets in adverse market conditions;

•	borrow on unfavorable terms; or

•	distribute amounts that would otherwise be invested in additional mortgage loans, future acquisitions, capital expenditures or repayment of debt.

On January 14, 2005, we paid a dividend of $0.44 per share to our stockholders of record on December 31, 2004, with respect to our taxable earnings for the period from August 4, 2004 through December 31, 2004. On April 15, 2005, we paid a dividend of $0.48 per share to our stockholders of record on March 31, 2005, with respect to our taxable earnings during the first quarter of 2005.

In determining our net taxable income available for distribution to our stockholders, we will exclude any undistributed income from our taxable REIT subsidiaries. The revenues associated with the loan origination and sale activities of MortgageIT are subject to corporate income tax and are not included in the amount of net taxable income available for distribution to our stockholders unless and until such income has been distributed to us in the form of dividends from MortgageIT.

Our ability to pay dividends to our stockholders will depend primarily on our receipt of interest and principal payments from our assets and any distributions from our current and future subsidiaries. We may cause MortgageIT to retain after-tax earnings or distribute all or a portion of its after-tax earnings to us to the extent consistent with maintaining our qualification as a REIT under the Code. If MortgageIT distributes any of its after-tax earnings to us, we will include that distributed amount in the dividends we pay to our stockholders and, for domestic non-corporate taxpayers, that portion of our dividends that are properly designated, unlike distributions of other items of our REIT taxable income, generally will be eligible to be taxed at the current 15% maximum marginal rate for "qualified dividend income." We also have the authority to make a distribution of capital or assets. All distributions, however, will be subject to approval by our board of directors.

Restrictions on Ownership of Our Common Stock

In order to assist us in maintaining our qualification as a REIT under the Code, our amended and restated articles of incorporation, referred to in this prospectus as our articles of incorporation, contain restrictions on the number of shares of our capital stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of our capital stock. These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that the ownership of that stockholder will not then or in the future jeopardize our qualification as a REIT. In December 2004, our board of directors exercised its discretionary authority and permitted an investment advisor to own up to 15% of our outstanding shares of common stock until June 30, 2005, provided that no individual client account of such advisor owns in excess of 9.8% of our outstanding shares of common stock. Our board of directors believes that this temporary waiver will not jeopardize our ability to qualify as a REIT.

The Offering

Common stock offered:

By us	shares(1)

By the selling stockholders	shares

Total	shares

Common stock to be outstanding after this offering	(1)(2)

Use of proceeds	We intend to use the net proceeds of this offering primarily:

•	to purchase and retain on a leveraged basis in our investment portfolio high quality single-family ARM and hybrid ARM loans that have been originated by MortgageIT and that meet our investment criteria; and

•	for general corporate purposes, including working capital, and potential future acquisitions of other mortgage banking businesses (although no acquisitions are specifically being considered at this time).

We will not receive any proceeds from the sale of common stock by the selling stockholders.

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of the factors you should carefully consider before deciding whether to purchase our common stock.

New York Stock Exchange symbol	Our common stock is listed on the New York Stock Exchange under the symbol "MHL."

(1)	Assumes that the underwriters' over-allotment option to purchase up to an additional shares will not be exercised.

(2)	Includes 575,346 shares of restricted stock that were awarded pursuant to our stock incentive plans to our officers and employees since our IPO, but were not issued until May 2005, and excludes 1,063,129 shares of common stock underlying stock options awarded pursuant to our stock incentive plans to our directors, officers and employees, and 1,086,525 shares of our common stock reserved for future issuance under our stock incentive plans upon exercise of stock options or restricted stock awards not yet granted.

Summary Consolidated Financial Data

You should read the following summary of historical consolidated financial data of MortgageIT Holdings, Inc. and its predecessor in conjunction with our historical consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

The following table sets forth, for the three months ended March 31, 2005 and the year ended December 31, 2004, our summary historical financial and operating data on a consolidated basis. Our mortgage investment operations commenced in August 2004 and, therefore, our operations during the period of January 1, 2004 to August 2004 consisted solely of MortgageIT's mortgage banking operations. The following table also sets forth, for the three months ended March 31, 2004 and the periods ended on or before December 31, 2003, summary historical financial and operating data on a consolidated basis for MortgageIT, which conducted all our operations and held all our assets during such periods. Our historical financial results will not be indicative of our future performance (in part due to our strategy begun in August 2004 of retaining on our balance sheet certain originated loans which will proportionately reduce the number of loans we sell to third party investors, and which may cause our total gains on sale under generally accepted accounting principles to be lower than we have historically recognized).

The summary historical balance sheet and statement of operations data as of and for the years ended December 31, 2004, 2003 and 2002 have been derived from our historical consolidated financial statements audited by BDO Seidman, LLP, our independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The summary historical balance sheet and statement of operations data as of and for the three months ended March 31, 2005 and 2004 have been derived from the historical unaudited financial statements of MortgageIT Holdings, Inc. included in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments that management considers necessary for a fair presentation of the financial information set forth in those statements.

	Three months ended March 31,		Years ended December 31,
Operating Data:	2005	2004	2004	2003	2002
	(unaudited)
	(dollars in thousands, except per share amounts)
Total revenues	$69,956	$25,877	$130,281	$161,945	$93,516
Total operating expenses	51,246	26,371	137,110	133,871	92,406
Income (loss) before income taxes	18,710	(494)	(6,829)	28,074	1,110
Income taxes	2,982	(223)	1,617	3,799	252
Net income (loss)	15,728	(271)	(8,446)	24,275	858
Dividends on convertible redeemable preferred stock, accrued and unpaid	—	1,661	3,947	6,299	5,757
Net income (loss) attributable to common stockholders	$15,728	$(1,932)	$(12,393)	$17,976	$(4,899)
Net income (loss) per share(1):
Basic	$0.81	$(3.73)	$(1.46)	$34.71	$(9.53)
Diluted	$0.79	$(3.73)	$(1.46)	$5.23	$(9.53)
Weighted average shares outstanding, basic	19,405	518	8,517	518	514
Weighted average shares outstanding, diluted	19,846	518	8,517	4,644	514
Mortgage Origination and Other Data:
Purchase originations	$2,204,380	$833,276	$6,373,666	$3,366,837	$2,460,245
Refinancing originations	2,136,035	1,343,214	6,672,231	8,529,449	4,972,621
Total originations	$4,340,415	$2,176,490	$13,045,897	$11,896,286	$7,432,866
Fixed-rate originations	$2,092,499	$1,590,392	$6,957,182	$9,225,722	$6,300,949
Adjustable-rate originations	2,247,916	586,098	6,088,715	2,670,564	1,131,917
Total originations	$4,340,415	$2,176,490	$13,045,897	$11,896,286	$7,432,866
Conventional conforming originations	$1,276,850	$1,225,532	$4,283,001	$7,610,969	$4,919,549
Non-conventional ("Government") conforming originations	106,280	148,968	589,722	1,378,396	934,451
Jumbo originations	593,872	635,445	3,054,216	1,845,344	1,131,130
Non-prime originations	647,775	45,885	851,678	198,796	60,943
Alt A originations	1,503,086	48,902	3,574,392	651,239	291,168
Home equity and second mortgage originations	212,552	71,758	692,888	211,542	95,625
Total originations	$4,340,415	$2,176,490	$13,045,897	$11,896,286	$7,432,866
Weighted average middle FICO credit score	718	717	720	718	709
Total mortgage whole loan sales	$2,824,715	$1,318,625	$7,637,053	$8,048,959	$5,422,590
Brokered originations	397,407	501,614	2,079,556	3,631,476	2,003,243
Weighted average first lien principal balance of loan originations	245.7	211.8	230.6	200.6	183.9
Weighted average first lien loan-to-value ratio of loan originations	73.13%	71.96%	72.73%	72.02%	71.87%
Weighted average whole loan sales price as a percent of par	102.24	102.66	101.98	102.38	102.78
Operating expense as a percent of total loan originations(2)	1.18	1.21	0.84	1.13	1.24
Return on average assets(3)	0.39	(0.06)	(0.43)	5.64	0.17
Number of branches at period end	51	33	47	31	24
Number of employees at period end	1,682	1,246	1,518	1,285	1,002

(1)	The income per share and common stock data reflect, on a retroactive basis, for all periods presented, the exchange of approximately 12.80 shares of MortgageIT common stock for each share of our common stock and the retention and retirement of our common stock pursuant to the August 2004 reorganization of MortgageIT.

(2)	Total operating expenses divided by total originations, as measured by original principal balance.

(3)	Return on average assets is not annualized for the three months ended March 31, 2005 and 2004.

		December 31,
	March 31, 2005	2004	2003	2002
	(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$40,315	$70,224	$22,261	$2,104
Restricted cash	246	1,679	1,517	5,106
Marketable securities held to maturity	4,066	7,546	1,419	1,398
ARM loans collateralizing debt obligations, net	2,379,556	1,432,692	—	—
ARM loans held for securitization, net	684,918	1,166,961	—	—
Mortgage loans held for sale	1,404,982	784,592	324,753	434,258
Hedging instruments	44,151	19,526	343	3,792
Goodwill	11,639	11,639	11,665	8,250
Other assets	47,453	42,101	21,163	23,479
Total assets	$4,617,326	$3,536,960	$383,121	$478,387

Collateralized debt obligations	$2,229,829	$1,328,096	—	—
Warehouse lines payable	2,005,546	1,869,385	$300,699	$413,916
Repurchase agreements	83,475	67,674	—	8,889
Hedging instruments	3,151	1,145	3,202	—
Notes payable and other debt	15,000	15,000	1,125	6,250
Accounts payable, accrued expenses and other liabilities	67,009	63,993	30,996	26,509
Total liabilities	4,404,010	3,345,293	336,022	455,564
Convertible redeemable preferred stock	—	—	62,557	56,259
Total stockholders' equity (deficit)	213,316	191,667	(15,458)	(33,436)
Total liabilities and stockholders' equity	$4,617,326	$3,536,960	$383,121	$478,387

	As of or for the three months ended March 31, 2005	As of or for the year ended December 31, 2004
Mortgage Portfolio Data:

Yield on Portfolio ARM Loans	4.84%	4.99%
Cost of funds (including hedges)	3.23	2.84
Net interest spread	1.61%	2.15%
Weighted average FICO score	733	732
Weighted average original loan-to-value	73.5%	73.7%
Weighted average coupon	5.25	5.22
Percentage of 3-year hybrid ARM loans	37.9	39.0
Percentage of 5-year hybrid ARM loans	60.9	59.3
Percentage of other ARM loans	1.2	1.7
Total	100.0%	100.0%

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below along with all of the other information included in this prospectus before you make an investment decision to purchase our securities. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history.

We were formed in March 2004 for the purposes of becoming the parent holding company of MortgageIT, a mortgage banking company, and to conduct mortgage investment operations by building a leveraged mortgage loan portfolio. We commenced our mortgage investment operations upon the completion of our acquisition of MortgageIT and our IPO in August 2004, and, therefore, there is a limited operating history and a limited amount of historical financial data from which you can evaluate our mortgage investment business.

Our past operating results may not be indicative of future results.

MortgageIT's growth rate has benefited from low interest rates and a period of economic growth in the residential mortgage banking industry. We do not know whether these favorable conditions will continue. Due to stable and decreasing interest rates over recent years, MortgageIT's historical performance may not be indicative of future results of our mortgage banking operations in a rising interest rate environment, and our results of operations may be materially adversely affected if interest rates continue to rise. In addition, our business strategy of building a leveraged portfolio of residential mortgage loans affects the comparability of our results, cash flows and financial condition against prior periods, since beginning in the second half of 2004, we have been retaining rather than selling a material portion of the loans we originate. We also have incurred and will continue to incur additional costs as a result of becoming a public company. In light of this growth and changes in our business, our historical performance and operating and origination data may not be predictive of our future performance.

In a period of rising interest rates, (1) our interest expense could increase while the interest we earn on our assets might not change as rapidly due to our strategy of funding longer-term assets with shorter-term liabilities and (2) mortgage refinancings could decline, which could cause our origination volume to decrease.

We believe that our primary interest rate exposure relates to our mortgage loans, mortgage-backed securities and variable-rate debt, as well as the interest rate swaps and caps that we utilize for risk management purposes. Changes in interest rates may affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also may affect our ability to originate or acquire mortgage loans or mortgage-backed securities, the value of our assets and our ability to realize gains from the sale of such assets. In a period of rising interest rates, our interest expense could increase while the interest we earn on our assets might not change as rapidly due to our strategy of funding longer-term assets with shorter-term liabilities. This would adversely affect our profitability.

While interest rates have generally been low over the past few years, any increase in interest rates may discourage potential borrowers from refinancing mortgages, borrowing to purchase homes or seeking second mortgages. This may decrease the number of mortgages available to be originated by our mortgage banking operations, and subsequently acquired by our mortgage investment operations, which could adversely affect our operating results. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their fixed and adjustable rate mortgages at lower long-term fixed interest rates.

Interest rate movements between the date that MortgageIT commits to originate mortgages and the date that MortgageIT sells mortgages could adversely affect our gains on sale.

MortgageIT is subject to the risk of rising mortgage interest rates between the time it commits to originate mortgages at a fixed price through the issuance of interest or other rate-locks and the time it sells those mortgages in the secondary market or transfers them to our mortgage investment operations. Increases in interest rates during such period will generally result in a decrease in the market value of mortgages that MortgageIT has committed to originate at a fixed price, which have not been sold or which were not properly hedged. As a result, a smaller gain or even a loss may be recorded upon the sale or transfer of those mortgages.

Increases in interest rates may adversely affect us and the market value of our assets.

Increases in interest rates may negatively affect borrowers' ability to timely pay their mortgage loan obligations, residential property values and the market value of our mortgage-related assets. Our fixed-rate securities and loans generally will be affected more negatively by these increases than our adjustable-rate securities and loans. Generally accepted accounting principles, or GAAP, require us to reduce our stockholders' equity, or book value, by the amount of any decrease in the market value of our mortgage-related assets and securities held for sale.

Loan prepayment rates may increase, adversely affecting yields on our investment in mortgage loans and mortgage-backed securities.

In periods of declining mortgage loan interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets with lower yields than the yields on the assets that were prepaid. In addition, the market value of any mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. In addition, our mortgage investment operations will be affected by prepayment rates under varying interest rate environments with respect to subordinate classes of mortgage-backed securities and residual interests we hold because prepayments accelerate the cash flows to the investors who receive the principal payments early but never receive the future interest payments that would have been made on that principal.

An increase in market rates of interest may result in a decrease in our net interest margin because of the adjustable-rate borrowings we utilize to fund ARM and hybrid ARM loans, which may have interest rate caps and/or fixed interest rates for an initial period of time.

Our mortgage loan portfolio includes mortgages that are hybrid ARM mortgage loans. These are mortgages with fixed interest rates for an initial period of time, after which they bear interest based upon short-term interest rate indices and adjust periodically. We fund these mortgages with adjustable-rate borrowings having interest rates that are indexed to short-term interest rates and which adjust periodically at various intervals. To the extent that there is an increase in the interest rate index used to determine our adjustable-rate borrowings and the interest rate on the hybrid ARM loan is fixed, our net interest margin will decrease or become negative.

Adjustable-rate mortgages typically have interest rate caps, which limit interest rates charged to the borrower during any given period, and substantially all of the ARM loans being originated by us contain interest rate caps. Our borrowings are not subject to similar restrictions. As a result, in a period of rapidly increasing interest rates, and absent any hedging activities, the interest rates we pay on our borrowings could increase without limitation, while the interest rates we earn on our ARM assets would be capped. If this occurs, our net interest spread could be significantly reduced or we could suffer a net interest loss.

Our hedging transactions may limit our gains or result in losses.

We have a well-defined policy to use derivatives for risk management purposes, which includes hedging our liabilities. The use of derivatives to hedge liabilities has certain risks, including the risk that losses on a hedging transaction will reduce the amount of cash available for distribution to our stockholders and that losses may exceed the amount invested in derivative instruments. To the extent consistent with maintaining our qualification as a REIT and the requirements of our risk management policy, we may use derivatives, including interest rate swaps and caps, Eurodollar contracts, forward contracts and futures contracts, in our risk management strategy to limit the effects of changes in interest rates on our operations. However, the use of derivatives as hedge instruments may not be effective in eliminating the risks inherent in any particular position. The derivative instruments that we utilize also have their own risks, which include:

•	basis risk, which consists of the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost;

•	credit or default risk, which consists of the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations in such transaction; and

•	legal risk, which consists of the risk that we are unable to enforce certain terms of such instruments.

All or any of such risks could expose us to losses. Consequently, our profitability may be adversely affected during any period as a result of the use of derivatives in a hedging transaction.

We rely on securitizations to fund the growth of our investment portfolio and our inability to utilize that method of financing may increase our cost of borrowing and could decrease our net interest margin.

We primarily fund mortgage loan purchases for our investment portfolio through securitizations. Since the completion of our IPO, we have completed four securitizations raising aggregate proceeds of $3.0 billion. In the event that we were unable to utilize securitizations as our primary funding source, we would be required to finance the growth of our investment portfolio with other funding vehicles, such as repurchase agreements and our warehouse facilities. Repurchase agreements and warehouse facilities typically have shorter terms than our securitizations and the lenders under these funding facilities have significant discretion to terminate them. The utilization of these funding vehicles may increase our cost of borrowing and could decrease our net interest margin. Under such circumstances, funds available for distribution to stockholders could decrease.

The mortgage loans that we hold are subject to risks of delinquency, foreclosure and loss, which could result in losses to us.

Our residential mortgage loans are secured by residential properties and are subject to risks of delinquency, foreclosure and loss of principal and interest. The ability of a borrower to repay a loan secured by residential property typically is dependent primarily upon the income or assets of the borrower. In addition, the ability of the borrower to repay its mortgage loan may be affected by, among other things:

•	property location and condition;

•	competition and demand for comparable properties;

•	changes in zoning laws for the property or its surrounding area;

•	environmental contamination at the property;

•	the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions;

•	declines in regional or local real estate values;

•	increases in interest rates and/or real estate tax rates;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation and tax laws; and

•	other events such as acts of God, natural disasters, war, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held in our mortgage loan portfolio, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral that we can realize upon foreclosure and sale and the principal and accrued interest of the mortgage loan and the cost of foreclosing on the related property. Losses resulting from mortgage loan defaults and foreclosures could have a material adverse effect on our income and cash flow from operations and could limit the amount we have available for distribution to our stockholders. We are exposed to greater risks of loss where we make both a first and second lien mortgage loans on the same property and do not have the benefits of private mortgage insurance. Our securitizations would also be affected adversely by losses on our mortgage loans that have been included in any such securitization.

In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy, as determined by the bankruptcy court. The lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that can have a substantial negative effect on our originally anticipated return on the foreclosed mortgage loan. In addition, to the extent that the mortgage loans we originate experience relatively high rates of delinquency and/or foreclosure, then we may be unable to securitize our mortgage loans on terms that are attractive to us, if at all.

Our mortgage loan originations historically have been concentrated in specific geographic regions and any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of our customers to make their loan payments.

Our mortgage loan originations have been and may in the future be concentrated in specific geographic regions. For example, for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, approximately 60%, 66% and 59%, respectively, of our originated mortgage loans, as measured by principal balance, were secured by properties located in California, New York or Texas (45%, 45% and 24%, respectively, of which were secured by properties located in California). In addition, for the three months ended March 31, 2005 and the year ended December 31, 2004, approximately 75% and 77%, respectively, of the mortgage loans held in our investment portfolio, as measured by principal balance, were secured by properties located in California, Arizona or Washington, with approximately 64% and 69%, respectively, secured by properties located in California.

Adverse market or economic conditions in a particular state or region where we have significant investments may disproportionately increase the risk that borrowers in that region are unable to make their mortgage payments. In addition, the market value of the real estate securing those mortgage loans could be adversely affected by adverse market and economic conditions in that region. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in that state or geographic region could adversely affect our net interest income from loans in our investment portfolio and our ability to make distributions to our stockholders. In addition, our ability to originate, sell and securitize loans would be significantly affected, which would result in a decrease in our originations and gains on sale of loans.

Adverse economic conditions or declining real estate values would likely result in a reduction of our mortgage origination activity, which would adversely affect our ability to grow our mortgage loan portfolio and, thus, our net income.

An economic downturn or a recession may have a significant adverse impact on our operations and our financial condition, particularly if accompanied by declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations, since borrowers often use increases in the value of their existing homes to support the refinancing of their existing mortgage loans or the purchase of new homes at higher levels of borrowings. To the extent that the market value of the property underlying our mortgage loans decreases, our loans might be impaired, which might decrease the value of our assets. Further, declining real estate values significantly increase the likelihood that we will incur losses on loans we acquire in the event of default. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio, as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

Some of the loans we originate are subprime, rather than prime, and generally have delinquency and default rates higher than prime loans, which could result in higher loan losses.

We currently originate subprime loans, although all subprime loans are sold in the secondary market and none are retained in our portfolio. Subprime mortgage loans generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. We bear the risk of delinquency and default on subprime mortgage loans when we originate them. In whole loan sales, our risk of delinquency typically only extends to the first payment. We also assume the risks of delinquency and default for loans that we are obligated to repurchase. We attempt to manage these risks with risk-based loan pricing and appropriate underwriting policies. However, we cannot assure you that such management policies will prevent delinquencies or defaults and, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing, our business, financial condition, liquidity and results of operations could be harmed. During the three months ended March 31, 2005 and the year ended December 31, 2004, we originated $647.8 million and $851.7 million, respectively, of subprime mortgage loans, which constituted 14.9% and 6.5%, respectively, of our total originations.

Certain of the mortgage products we offer may expose us to greater credit risks, including the risks of delinquencies and/or credit losses, which may adversely impact our earnings.

During the three months ended March 31, 2005 and the years ended December 31, 2004 and December 31, 2003, we originated $1.5 billion, $3.6 billion and $651.2 million, respectively, of Alt A mortgage loans (which are loans within typical Fannie Mae or Freddie Mac guidelines but that have loan characteristics, such as higher loan-to-value ratios or limited income verification, which make them non-conforming under those guidelines), through MortgageIT, which represents 34.6%, 27.4% and 5.5%, respectively, of total originations during such periods. Since the completion of our IPO, $1.8 billion of Alt A mortgage loans have been transferred to our investment portfolio, which represents approximately 56.0% of the total mortgage loans transferred to the investment portfolio. Our operations may be negatively affected due to our investments in these mortgages. Credit risks associated with these mortgages may be greater than those associated with conforming mortgages. The interest rates we charge on these mortgages are often higher than those charged for conforming loans to compensate for the higher risk and lower liquidity. Lower levels of liquidity may cause us to hold loans or other mortgage-related assets supported by these loans that we otherwise would not hold. By doing this, we assume the potential risk of increased delinquency rates and/or credit losses as well as interest rate risk.

Retaining subordinated interests exposes us to increased credit risk.

We have maintained and may continue to maintain an interest in loans that MortgageIT originates and we securitize by retaining subordinated interests in mortgage-backed securities that evidence interests in such loans. Subordinated interests are classes of mortgage-backed securities that may incur losses experienced on the related loans prior to the more senior mortgage-backed securities issued in the related transaction. If the actual rate and severity of losses on the related loans are higher than those assumed by us, the actual return on our investment in those subordinated interests may be lower than anticipated.

A decline in the market value of our assets may limit our ability to borrow and may lead to losses on our investments.

A decline in the market value of our investments may limit our ability to borrow or result in lenders requiring additional collateral or initiating margin calls under our repurchase agreements. As a result, we could be required to sell some of our investments under adverse market conditions to maintain liquidity. If such sales are made at prices lower than the amortized costs of such investments, we will incur losses. A default under our repurchase agreements could also result in the liquidation of the underlying investments used as collateral and result in a loss equal to the difference between the value of the collateral and the amount owed under our repurchase agreements.

If we do not generate sufficient liquidity, we will be unable to conduct our operations as planned.

If we do not generate sufficient liquidity, we will be unable to continue to grow our operations, grow our asset base, maintain our hedging policy and pay dividends. We derive our liquidity for our mortgage investment operations from the following sources:

•	use of repurchase agreements;

•	receipt of principal and interest payments from ARM and hybrid ARM loans that we retain during the period between origination and sale to our investment operations or to a third-party investor;

•	issuance of mortgage-backed securities; and

•	net interest earned from securitized loans.

In addition to the foregoing sources of liquidity, we derive liquidity from several warehouse facilities with major lenders that are used to fund mortgage loans held for securitization and mortgage loan originations through our mortgage banking operations. We cannot assure you that any of our sources of liquidity will continue to be available to us or that we will be able to negotiate favorable terms. Our ability to meet our long-term liquidity requirements is subject to the renewal of credit and repurchase facilities and/or obtaining other sources of financing, including additional debt or equity from time to time. In addition, our existing lines of credit and future lines of credit will generally be short-term and, in certain cases, not fully committed (such that they can be terminated with minimal notice) and, in the case of repurchase facilities, subject to margin calls. Any decision by our lenders and/or investors to make additional funds available to us in the future will depend upon a number of factors, such as our compliance with the terms of our existing credit arrangements, our financial performance, industry and market trends in our various businesses, the lenders' and/or investors' own resources and policies concerning loans and investments, and the relative attractiveness of alternative investment or lending opportunities. If we cannot raise cash by selling debt or equity securities, we may be forced to sell our assets at unfavorable prices or discontinue various business activities. Our inability to access the capital markets in the future could have a negative impact on our earnings growth and ability to pay dividends.

Our use of leverage may adversely affect the return on our investments, which may reduce cash available for distribution to our stockholders.

Our investment portfolio is currently leveraged through the use of repurchase agreements, securitizations and other borrowings. The amount of leverage we incur will vary depending on our equity, our ability to obtain borrowings and our lenders' estimates of the value of our portfolio's cash flow. The return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets we hold in our investment portfolio.

Our debt service payments reduce the net income available for distributions to our stockholders. We may not be able to meet our debt service obligations in the future and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. A decrease in the value of our assets may lead to margin calls on repurchase agreements that we will have to satisfy. We may not have the funds available to satisfy any margin calls. There is no limitation on the aggregate amount of our borrowings. We currently have a target overall investment portfolio leverage ratio of 14 to 16 times our equity, and our investment portfolio leverage ratio as of March 31, 2005 was approximately 14 times our equity. We may change our target leverage ratio, up or down, subject to market conditions, covenants contained in our financing facilities and other factors. We had outstanding indebtedness, including obligations under our warehouse facilities, mortgage loan repurchase facilities, securitization borrowings and other sources of borrowing of approximately $4.4 billion as of March 31, 2005.

Our business strategy is focused on acquiring and retaining self-originated ARM and hybrid ARM loans in our portfolio and our success will depend on our ability to originate such loans in the volume and over the time period we anticipate.

As part of our business strategy, we are focused upon the acquisition and retention of a portfolio of high quality prime ARM and hybrid ARM loans comprised primarily of mortgage loans that we originate through MortgageIT. If MortgageIT is unable to originate ARM and hybrid ARM loans that meet our investment objectives it could have an adverse effect on our net income, which could adversely impact our ability to make distributions to our stockholders. For the three months ended March 31, 2005 and the years ended December 31, 2004 and December 31, 2003, $2.2 billion, $6.1 billion and $2.7 billion, respectively, or approximately 51.8%, 46.7% and 22.4%, respectively, of MortgageIT's mortgage loan originations, as measured by principal balance, consisted of ARM and hybrid ARM loans.

We have limited experience in making provisions for loan losses, and our allowance for loan losses may be inadequate to cover potential future losses in our mortgage loan portfolio.

We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our portfolio of mortgage loans. We periodically determine the amount of the allowance based upon our consideration of several factors, including:

•	an ongoing review of the size, quality and risk of our portfolio of mortgage loans, as well as specific known risks;

•	our historical loan loss experience with similar types of loans;

•	the amount of past due and nonperforming loans;

•	regular reviews of loan delinquencies;

•	the value of the collateral securing the loans;

•	evaluation of economic and interest rate conditions; and

•	relevant industry data.

There is no precise method of predicting losses on mortgage loans held in our portfolio, and we make various assumptions and judgments with respect to the factors listed above. These assumptions and judgments are inherently uncertain, and, if they prove to be wrong, then we face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. In addition, because we have limited loan loss experience and limited experience evaluating the adequacy of an allowance for loan losses, the risk of charge-offs in excess of our allowance for loan losses may be greater than if we had more experience in this area. Any additions to the allowance for loan losses could significantly impact our results of operations, financial condition, the price of our common stock and our ability to make distributions to our stockholders.

The terms of MortgageIT's warehouse credit facilities contain restrictive financial and other covenants, which may restrict MortgageIT's ability to pay dividends to us in situations where MortgageIT is not in compliance with such covenants.

The terms of MortgageIT's warehouse credit facilities contain restrictive financial and other covenants that, among other things, will require MortgageIT to maintain a minimum ratio of total liabilities to tangible net worth, minimum levels of tangible net worth, liquidity and stockholders' equity, maximum leverage ratios, as well as to comply with applicable regulatory and other requirements. If MortgageIT is not in compliance with these financial and other covenants in the warehouse credit facilities, its ability to pay dividends to us may be restricted, which could reduce the earnings available for distribution to our stockholders.

While we have received waivers and amended our financing facilities to cure prior defaults, we may not be able to obtain such waivers or amend such financing facilities in the future in the event defaults occur.

As of March 31, 2005, we were not in compliance with certain covenants contained in our warehouse facilities. While we were able to obtain waivers for these covenant violations, there is no assurance that we will not have further breaches or defaults or that any future breaches or defaults will be waived and not result in defaults under our financing facilities. Such defaults could result in the acceleration of all or substantially all our indebtedness and the loss of earning assets securing our indebtedness, which would also adversely affect the market value of our shares of common stock and the cash available for distribution to our stockholders.

Our business would suffer if we are unable to sell the mortgage loans that we originate and that are not transferred to our mortgage investment operations.

MortgageIT sells, in the secondary market, all of the mortgage loans that it originates and that are not transferred to our mortgage investment operations. MortgageIT's ability to sell mortgage loans that are not transferred to our mortgage investment portfolio depends on the availability of an active secondary market for residential mortgage loans, which, in turn, depends on the continuation of programs that currently are offered by Fannie Mae, Freddie Mac and other institutional investors upon which we rely. These entities account for a substantial portion of the secondary market in residential mortgage loans. Some of the largest participants in the secondary market, like Freddie Mac and Fannie Mae, are government-sponsored enterprises whose activities are governed by federal law, including capital adequacy requirements. Any future changes in laws or regulations, or other changes in the capital requirements, oversight, or activities of these government-sponsored enterprises could harm our mortgage banking business, as these likely would disrupt the secondary markets for mortgage loans and mortgage servicing rights, and the spreads or profits available in such markets. Moreover, the recent accounting changes, restatements and disclosures regarding the accounting risk management practices of the government-sponsored entities and inquiries regarding such practices by their regulators and the press may result in additional oversight or regulations that could have an adverse affect on our mortgage banking business.

MortgageIT's ability to sell mortgage loans to third parties also depends on its ability to remain eligible for the programs offered by Fannie Mae, Freddie Mac and other institutional and non-institutional investors. Such investors may change the criteria for mortgage loans to be accepted under these programs, and if MortgageIT loses its eligibility for any reason, or if its eligibility is impaired, then our mortgage banking business would be harmed. Changes in laws in the states where MortgageIT operates could adversely affect its ability to sell loans. MortgageIT's profitability from participating in any of these programs may vary depending on a number of factors, including its administrative costs of originating and selling qualifying mortgage loans, and the costs imposed upon MortgageIT by the purchasers' programs. Any decline in profitability from participating in these programs would harm our mortgage banking business.

We may be required to repurchase mortgage loans that have been sold and we may be required to indemnify holders of our mortgage-backed securities, which could adversely affect our cash flow and limit our ability to make distributions to our stockholders.

If any of the mortgage loans that MortgageIT originates and sells or that we pledge to secure warehouse credit facilities or any of the mortgage-backed securities that we issue in our securitizations do not comply with the representations and warranties that we make about the characteristics of the loans, the borrowers and the properties securing the loans, we may, in the case of loans that we have financed, be required to repurchase those loans or, in the case of the loans we have securitized or sold, repurchase the loans or replace them with substitute loans with similar characteristics. If we were to breach any of our representations and warranties, then we may have to bear any associated losses directly. In addition, in the case of breaches relating to loans that we have sold, we may be required to indemnify the purchasers of such loans for losses or expenses incurred as a result of a breach of a representation or warranty made by us. Also, in most cases, if a borrower misses the first payments on a mortgage loan, or if the borrower prepays the mortgage loan within a specified time of its origination, we are required to repurchase the loan. Repurchased loans typically require an allocation of working capital to carry on our books, and our ability to borrow against such assets is limited, which could limit the amount by which we can leverage our equity. Any significant repurchases or indemnification payments could significantly harm our cash flow and results of operations and limit our ability to make distributions to our stockholders.

We may be subject to losses due to misrepresented or falsified information or if we obtain less than full documentation with respect to our mortgage loans.

When we originate mortgage loans, we rely upon information supplied by borrowers and other third parties, including information contained in the applicant's loan application, property appraisal reports, title information and employment and income documentation. If any of this information is misrepresented or falsified and if we do not discover it before funding a loan, the actual value of the loan may be significantly lower than anticipated. As a practical matter, we generally would bear the risk of loss associated with a misrepresentation, whether the loan applicant, the mortgage broker, another third party or one of our employees makes it. A loan subject to a material misrepresentation typically cannot be sold or is subject to repurchase or substitution if it is sold or securitized prior to detection of the misrepresentation. Although we may have rights against persons and entities who made or knew about the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect from them any monetary losses that we may have suffered.

In the case of certain loan products, we do not receive full documentation of the borrower's income and/or assets. Instead, we base our credit decision on the borrower's credit score and credit history, the value of the property securing the loan and the effect of the loan on the borrower's debt service requirements. During the three months ended March 31, 2005 and the year ended December 31, 2004, we received less than full documentation of the borrower's income and/or assets on approximately 47% and 43%, respectively, of mortgage loans, as measured by principal balance, that we originated. We believe that there is a higher risk of default on loans where there is less than full documentation of the borrower's income and/or assets.

We price our mortgage products to reflect risk, but our pricing terms may not be able to protect us from loss.

In pricing and determining customer eligibility for our mortgage loan products, we consider a variety of factors, including, among other things, the amount and type of documentation of the borrower's income and/or assets, the borrower's credit score and history, the property value securing the loan, the effect the loan may have on the borrower's debt service requirements and the loan-to-value ratio. We assess the risks related to each of these factors and price our loan products according to our final risk assessment. The pricing and terms of our loan products, however, may not ultimately protect us from the risk of default on loans that we originate. In the event of defaults, we may experience losses, which would negatively affect our cash flows and results of operations as the losses are incurred.

We are exposed to environmental liabilities with respect to properties to which we take title, which may result in losses.

In the course of our business, we may foreclose and take title to residential properties securing our mortgage loans, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially adversely affected.

Our investment guidelines and strategy may be changed without stockholder consent.

We may change our investment guidelines and strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to, among other things, credit risk, interest rate risk and real estate market fluctuations.

Certain of our assets generate mismatches between taxable income and cash available for distribution, which could adversely affect our liquidity and our ability to make distributions to our stockholders.

Certain of our assets generate mismatches between taxable income and available cash. As a result, our taxable income may exceed our cash available for distribution and the requirement to distribute a substantial portion of our net taxable income in order to comply with the REIT distribution requirements could cause us to: (1) sell assets under adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt.

We rely on key personnel with long-standing business relationships, the loss of any of whom would impair our ability to successfully operate.

Our continued future success depends, to a significant extent, on the continued services of Doug W. Naidus, our chief executive officer, and other key members of our senior management team. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective mortgage loan origination channels is critically important to the success of our business. Although we have entered into employment agreements with Mr. Naidus and certain of our other senior executives, these executives may not remain employed by us. We currently maintain key person life insurance on our senior executive officers. Nevertheless, the loss of services of one or more members of our senior management team could harm our business and our prospects.

We may not have the right personnel to execute our strategy and operate as a REIT.

Our strategy, which is focused on managing a leveraged portfolio of prime ARM and hybrid ARM loans and mortgage-backed securities, differs from MortgageIT's historic strategy of originating loans and generating income from gain on sale of loans and brokerage fees. Additionally, our strategy includes qualifying as a REIT under the Code, effective for our taxable year ended December 31, 2004. While our key management personnel has had extensive experience in mortgage banking and managing investment portfolios, there can be no assurance that such individuals will have the appropriate experience or synergy as a management team to execute our strategy. The inability to effectively implement our strategy, including operating as a REIT, could harm our business and our prospects.

We face intense competition that could adversely affect our market share and our revenues.

We face intense competition from finance and mortgage banking companies, other mortgage REITs, internet-based lending companies where entry barriers are relatively low and, to a growing extent, from traditional bank and thrift lenders, and securities brokers that are active participants in the mortgage industry. As we seek to expand our loan origination business further and build our portfolio of mortgage loans and mortgage-backed securities, we face a significant number of additional competitors, many of whom are well established in the markets we operate within and seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do, have been established for a longer period of time in certain market areas that we target and have far greater financial and other resources than we do.

We anticipate that the majority of our competition will be in the mortgage industry. In addition to mortgage banking companies, internet-based lending companies, traditional banks and thrift lenders, and securities brokers, government-sponsored entities, such as Fannie Mae and Freddie Mac, are also expanding their participation in the mortgage industry. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, they do have the authority to buy the same type of loans that we intend to hold for investment, and thereby indirectly compete for these products by providing purchase facilities to competitive mortgage loan originators. These entities, which dominate the secondary market, have lower capital costs and capital requirements than private entities, and their programs and loans made by our competitors pursuant to these programs could adversely affect both our ability to compete in the mortgage industry and the value of our common stock. The recent accounting changes, restatements and disclosures regarding the accounting risk management practices of these government-sponsored entities and inquiries regarding such practices by their regulators and the press could also affect investor confidence in, and the values of the securities of, us and our competitors in the residential mortgage markets. In addition, if as a result of their purchasing practices, these government-sponsored entities experience significantly higher-than-expected losses, the experience could adversely affect overall investor perception of the mortgage industry.

Competition within the mortgage industry can take many forms, including offering lower interest rates and fees, applying less stringent underwriting standards, offering enhanced customer service and convenience in obtaining loans, and offering a wide variety of loan products, including various amounts and terms, through diverse marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price and quality competition in the mortgage industry. Price competition could cause us to lower the interest rates that we charge our borrowers, which could reduce our profitability and the value of the loans that we sell or retain in our investment portfolio. If our competitors adopt less stringent underwriting standards, we will be pressured to do so as well. If we do not relax underwriting standards in response to our competitors, we may lose market share. If we relax our underwriting standards in response to price competition, we may be exposed to higher credit risk without receiving adequate fees and interest to compensate for the higher risk. Any increase in these pricing and underwriting pressures could reduce the volume of our loan originations and sales and significantly harm our business, financial condition, liquidity, results of operations, cash flows and ability to make distributions to our stockholders.

To the extent we are unable to adapt to and implement technological changes involving the loan origination process, we may have difficulty remaining competitive and our loan origination business may be adversely affected.

Our mortgage loan origination business is dependent upon our ability to interface effectively with our borrowers and other third parties and to process loan applications efficiently. The origination process is becoming more dependent upon technological advancements, such as the ability to process applications over the internet, interface with borrowers and other third parties through electronic means and underwrite loan applications using specialized software. Implementing new technology and maintaining the efficiency of the current technology used in our operations may require significant capital expenditures. As these requirements increase in the future, we will have to develop these technological capabilities fully to remain competitive or our mortgage banking business will be significantly harmed.

If we do not manage our growth effectively, our financial performance could be harmed.

In recent years, we have experienced growth at rates that have applied pressure to our management, administrative, operational and financial infrastructure. Following this offering, we expect to continue to experience those and other pressures on our organization, including the need to hire additional experienced personnel to meet our growth and our needs as a publicly-traded REIT. An increase in the size of our operations may make it more difficult for us to originate quality loans in accordance with our current mortgage loan origination focus and strategies. We expect to need to attract and hire additional experienced managers and loan officers in a competitive hiring environment and, at the same time, continue to upgrade and expand our financial, operational and managerial systems and controls. We cannot assure you that we will be able to meet our capital needs, expand our systems effectively or hire and retain qualified employees in sufficient numbers to meet our requirements. Any failure by us to manage our current level of business or our growth effectively may result in increased costs and decreased loan production, and could negatively affect our business, financial condition, liquidity, profitability, cash flows, and ability to make distributions to our stockholders.

The mortgage banking business is seasonal, and our operating results vary accordingly.

The mortgage banking industry generally is subject to seasonal variations, especially in states with adverse winter weather. Purchase money mortgage loan originations generally experience greater seasonal fluctuations than refinancings, which tend to be less seasonal and more closely related to changes in interest rates. Sales and resales of homes in our markets, and accordingly purchase money mortgage originations, typically peak during the spring and summer seasons and decline to lower levels from mid-November through February. In addition, delinquency rates typically rise in the winter months, which results in higher servicing costs in our mortgage banking operations. The magnitude of seasonal variations is beyond our control and could adversely affect our business, especially if we are unable to take advantage of increased mortgage volume during peak periods, or if peak periods do not produce anticipated mortgage volume. These variations will also affect our quarterly results of operations and our cash and capital requirements and the amounts available, without borrowing, for distribution to our stockholders each quarter.

Risks Related to This Offering

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	general market and economic conditions;

•	actual or anticipated changes in our future financial performance;

•	changes in market interest rates;

•	competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships or capital commitments;

•	the operations and stock performance of our competitors;

•	developments in the mortgage lending industry or the financial services sector generally;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

•	fluctuations in our quarterly operating results;

•	changes in financial estimates by securities analysts;

•	additions or departures of senior management and key personnel;

•	actions by institutional stockholders; and

•	the other factors and considerations set forth in this "Risk Factors" section.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your common stock at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

We may not have the ability to pay dividends to you in the future.

We intend to distribute to our stockholders all or substantially all of our net taxable income each year. Our ability to pay distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, including cash, liquidity and borrowing capacity, maintenance of our REIT qualification and other factors that our board of directors determines relevant from time to time. We cannot predict our ability to pay dividends in the future.

Future sales of shares of our common stock, including shares of common stock by our insiders, may depress the price of our common stock.

Any sales of a substantial number of shares of our common stock, or the perception that those sales might occur, may cause the market price of our common stock to decline. All of the shares of our common stock sold in this offering will be freely transferable by persons other than our affiliates and those persons subject to lock-up agreements, without restriction or further registration under the Securities Act of 1933, as amended, or Securities Act. Pursuant to such lock-up agreements, our directors, executive officers and the selling stockholders have agreed with the underwriters not to sell the common stock they hold earlier than 90 days after the date of this prospectus. See "Shares Eligible for Future Sale."

The lock-up agreements prohibit our directors, executive officers and selling stockholders from selling or otherwise disposing of shares of our common stock, except in limited circumstances. The lock-up agreements are only contractual agreements, and the underwriters, in their discretion, can waive the restrictions of any lock-up agreement at an earlier time without prior public notice or announcement and allow any person subject to a lock-up agreement to sell shares of common stock prior to the expiration of the 90-day period. If the restrictions in the lock-up agreement are waived, shares of our common stock will be available for sale into the open market, subject to applicable securities laws and our corporate policies for sales of our stock by directors and executive officers, which could reduce the market price for shares of our common stock. We are unable to predict whether a substantial number of shares of our common stock will be sold in the open market in anticipation of or following a sale by insiders.

Certain of our stockholders who received shares of common stock in our reorganization have registration rights to facilitate future public resales of such shares, which may adversely affect the market price of our common stock.

Certain of our stockholders who received unregistered shares of our common stock in the 2004 reorganization of MortgageIT have registration rights, which include a number of demand registrations and an unlimited number of piggyback registration rights. These stockholders may exercise these registration rights at any time in accordance with the terms and conditions of the applicable registration rights agreement, which agreements are described under "Shares eligible for future sale." Up to                     shares held by certain of these stockholders are being registered in this offering as a result of their exercise of piggyback registration rights. After this offering, there will still be an aggregate of approximately                     shares of our common stock for which stockholders may

exercise their registration rights. A public offering of a large number of shares of our common stock by such stockholders after the closing of this offering may have an adverse affect on the market price of our common stock. Other than the shares being sold by the selling stockholders in this offering, we are not aware of any intention of such holders of registration rights to exercise their rights under the registration rights agreements.

Our board of directors may authorize the issuance of additional shares that may cause dilution.

Our articles of incorporation permit our board of directors, without stockholder approval, to:

•	authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

•	classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters, or to issue shares of common stock that have preference rights over your common stock with respect to voting.

The issuance of additional shares of our common stock could be dilutive to our stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised or we issue restricted stock, our stockholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series and investors in this offering may not be permitted to invest in future issuances of our common stock.

Future offerings of debt securities, which would be senior to our common stock in liquidation, or equity securities, which would dilute our existing stockholders' interests and may be senior to our common stock for the purposes of distributions, may adversely affect the value of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including secured or unsecured commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. If we were to liquidate, holders of our debt securities, shares of preferred stock and lenders with respect to other borrowings would receive a distribution of our available assets before distributions to the holders of our common stock. Additional equity offerings by us may dilute the interests of existing stockholders and investors in this offering or reduce the value of our common stock, or both. Our preferred stock, if issued, could have a preference on distribution payments that could limit our ability to make a distribution to our common stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our debt financings and future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future than we would otherwise prefer. Thus, you will bear the risk of our future offerings reducing the value of your shares of common stock and diluting your interest in us.

Changes in market interest rates may adversely affect the price of our common stock.

The market price of our common stock could be influenced by the yields on alternative investments. An increase in market interest rates could result in higher yields on other investments and could adversely affect the market, volume and price of our common stock. Furthermore, investors may be attracted to buying and/or selling shares of a REIT based on the distributions on the shares, considered as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of our shares may expect a higher distribution rate, although our business and profitability likely will be adversely affected by such changes, making it more difficult to maintain or increase our distributions to our stockholders. As rates increase, the market price of our shares could therefore decrease.

Our earnings and cash distributions may affect the market price of our common stock.

Generally, the market value of a REIT's equity securities is based on the market's perception of the REIT's growth potential and its current and potential future cash distributions, whether from operations, sales, acquisitions or refinancings, and on the value of the REIT's underlying assets. For that reason, shares of our common stock may trade in the public market at prices that are higher or lower than our net asset value per share. Should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flow to our stockholders, the retained funds, while increasing the value of our underlying assets, may negatively affect the market price of our common stock. Our failure to meet market expectations with respect to earnings and cash distributions could adversely affect the market price of our common stock.

Risks Related to Government Regulation

Our operations are subject to a body of complex laws and regulations at the federal, state and local levels and our failure to comply with such laws and regulations could result in civil or criminal liability.

We must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all jurisdictions in which we originate mortgage loans, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations applicable to our business has increased in recent years and individual municipalities have also begun to enact laws, rules and regulations that restrict or otherwise affect loan origination activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. It may be more difficult to identify comprehensively, to interpret accurately, to program properly our information systems or to train effectively our personnel with respect to all of these laws, rules and regulations, thereby potentially increasing the risks of non-compliance with these laws, rules and regulations.

Applicable state laws generally regulate interest rates and other charges, require certain disclosure, and require licensing of the lender. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of loans. Mortgage loans are also subject to federal laws, including:

•	the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of the loans;

•	the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act in the extension of credit;

•	the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower's credit experience;

•	the Depository Institutions Deregulation and Monetary Control Act of 1980, which preempts certain state usury laws; and

•	the Alternative Mortgage Transaction Parity Act of 1982, which preempts certain state lending laws which regulate alternative mortgage transactions.

Our failure to comply with these laws, rules and regulations could lead to:

•	civil and criminal liability, including potential monetary penalties;

•	loss of state licenses or permits required for continued lending operations;

•	legal defenses causing delay or otherwise adversely affecting our ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	class action lawsuits; and/or

•	administrative orders and enforcement actions.

It is difficult to determine the effect that any of these outcomes could have on our business operations, and, even if without an appropriate legal basis, their occurrence would likely result in unforeseeable expenses and diversions of management time.

Some states in which we operate may impose regulatory requirements on our officers and directors and parties holding 10% or more, and in some cases 5% or more, of our outstanding shares of common stock. If any officer, director or person holding 10%, and in some cases 5%, or more of our outstanding shares of common stock fails to meet or refuses to comply with a state's applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state. The loss of our authority to conduct business in a state, for this or any other reason, could have a material adverse effect on our business, financial condition, or results of operations.

Our operations may be adversely affected if we are subject to the Investment Company Act.

We intend to conduct our business at all times so as not to become regulated as an investment company under the Investment Company Act of 1940, or the Investment Company Act. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

To qualify for this exemption, we must maintain at least 55% of our assets directly in mortgages, qualifying pass-through certificates and certain other qualifying interests in real estate. As of March 31, 2005, the percentage of our total assets in mortgages, pass-through certificates and other qualifying interests in real estate was 97%. Our ownership of certain mortgage assets may be limited by the provisions of the Investment Company Act. If the Securities and Exchange Commission, or SEC, adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exception, we could be required to restructure our activities or sell certain of our assets. To insure that we continue to qualify for the exemption, we may be required at times to adopt less efficient methods of financing certain of our mortgage assets and we may be precluded from acquiring certain types of higher-yielding mortgage assets. The net effect of these factors will be to lower our net interest income. If we fail to qualify for the exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described. Our business will be materially and adversely affected if we fail to qualify for this exemption.

New laws affecting the mortgage industry may increase our costs and decrease our mortgage origination and acquisition.

In recent years, federal and several state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as "predatory" lending practices, that are considered to be abusive. Many of these laws, rules and regulations restrict commonly accepted lending activities and would impose additional costly and burdensome compliance requirements on us. These laws, rules and regulations impose certain restrictions on loans on which certain points and fees or the annual percentage rate, or APR, meet or exceed specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction regardless of how carefully a loan is underwritten. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on the purchasers of mortgage loans, regardless of whether a purchaser knew of or participated in the violation. Accordingly, the third parties that buy our loans or provide financing for our loan originations may not want, and are not contractually required, to buy or finance loans that do not comply with these laws, rules and regulations.

These laws, rules and regulations have required us to develop systems and procedures to ensure that we do not violate these new requirements and may prevent us from making certain loans and cause us to reduce the APR or the points and fees we charge on the mortgage loans that we originate. The difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for the purchase of our originated loans. Our competitors that are banks or federal thrifts may not be subject to these state laws, as federal bank regulators have preempted state laws for these competitors. Although these predatory lending laws currently are state or local laws, Congress has recently begun discussing possible federal predatory lending legislation, which, if adopted, would preempt inconsistent state laws.

Tax Risks Related to Our Qualification as a REIT

Failure to qualify as a REIT would adversely affect our operations and ability to make distributions to our stockholders.

We are organized and conduct our operations so as to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are extremely complex and interpretations of these laws are limited. Our qualification as a REIT depends on our ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders. See "Federal Income Tax Consequences—Requirements for Qualification."

If we fail to meet the requirements to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction and individuals may be eligible for the maximum 15% tax rate on qualified dividend income. Unless we are entitled to relief under specific statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our REIT qualification. Failing to obtain, or losing, our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability, and we would no longer be required to make distributions to stockholders. We might be required to borrow funds or liquidate some investments to pay the applicable tax.

In certain circumstances, we may be able to pay a penalty tax and retain our REIT qualification, notwithstanding our failure to satisfy one or more REIT requirements. We cannot predict, however, whether we would qualify for such relief provisions.

Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational and stockholder ownership requirements on a continuing basis.

Even if we qualify as a REIT for federal income tax purposes, we may be required to pay some federal, state and local taxes on our income or property. Also, in certain cases, we may be required to pay a 100% penalty tax in the event we sell property, including mortgage loans, as a dealer or if a taxable REIT subsidiary of ours enters into agreements with us on a basis that is determined to be other than arm's-length. In addition, any taxable REIT subsidiary we own will be required to pay federal, state and local income taxes on its taxable income, including income from the sale of any loans to the REIT and in the secondary market.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes and to maintain such qualification, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at unfavorable times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely with the goal of maximizing profits.

In addition, the REIT provisions of the Code impose a 100% tax on income from "prohibited transactions." Prohibited transactions generally include sales of assets that constitute inventory or other property held for sale in the ordinary course of a business, other than foreclosure property. This 100% tax could impact our desire to sell mortgage-backed securities at otherwise opportune times if we believe such sales could result in us being treated as engaging in prohibited transactions. However, we would not be subject to this tax if we were to sell assets through MortgageIT or another taxable REIT subsidiary, in which case, gains from the sales of these assets would be subject to federal income tax at regular corporate income tax rates.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may substantially limit our ability to hedge mortgage-backed securities and related borrowings if we do not enter into and properly identify "tax hedges." Income from hedges that are good tax hedges and that hedge only indebtedness incurred or to be incurred to acquire or carry real estate assets are not treated as income when calculating the 95% REIT gross income tests. We must limit our aggregate gross income from non-qualified hedges, fees, and certain other non-qualifying sources, to less than 5% of our annual gross income, and from all hedges and other non-real estate related sources to less than 25% of our annual gross income. As a result, we may, in the future, have to limit our use of hedging techniques or implement these hedges through a taxable REIT subsidiary. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we fail to satisfy the 5% or 25% limitation we could lose our REIT qualification for federal income tax purposes, unless our failure was due to reasonable cause and not due to willful neglect and we meet certain other technical requirements. Even if our failure was due to reasonable cause, we may have to pay a penalty tax equal to the amount of income in excess of certain thresholds, multiplied by a fraction intended to reflect our profitability.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

In order to qualify as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, such as mortgage loans and interests in mortgage loans. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, generally, no more than 5% of the value of our assets can consist of the securities of any one issuer and no more than 20% of the value of all assets can consist of securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements and we are not eligible for specified relief provisions under the Code, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in which we acquire such securities in order to avoid losing our REIT qualification and suffering adverse tax consequences. Even if we can avail ourselves of the Code's relief provisions, we may have to pay a tax equal to the greater of (i) $50,000, and (ii) the amount determined by multiplying the net income generated from non-qualifying assets by the highest applicable federal corporate income tax rate.

Misplaced reliance on legal opinions or statements by issuers of mortgage-backed securities could result in a failure to comply with REIT gross income or asset tests.

When purchasing mortgage-backed securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Limitations on taxable REIT subsidiaries could limit the growth of our taxable REIT subsidiary.

We cannot qualify as a REIT if more than 20% of the value of our assets is represented by securities of one or more taxable REIT subsidiaries as of the end of a calendar quarter. As of March 31, 2005, MortgageIT represented approximately 2% of our assets, which is within the required 20% of the value of our assets.

The 20% limit may also constrain the growth of MortgageIT and NBL. We will need to monitor the growth of MortgageIT and NBL to make sure that their value does not in the aggregate exceed 20% of our assets as of the end of any calendar quarter. We expect to have sufficient leverage and acquire sufficient qualified assets such that our taxable REIT subsidiaries will be able to grow, but we cannot provide any assurance of their growth and, accordingly, that our profit will not be constrained.

The value of the securities of our taxable REIT subsidiaries may not be subject to precise valuation. Accordingly, we could exceed the 20% limit inadvertently either because of changing values of assets or because the Internal Revenue Service, or IRS, believes that we undervalued our taxable REIT subsidiaries or overvalued other assets. If we exceed the 20% limit inadvertently at the close of a calendar quarter, we could lose our REIT qualification.

REIT distribution requirements could adversely affect our liquidity, profitability and future growth.

In order to qualify as a REIT, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. To the extent that we distribute at least 90%, but less than 100%, of our taxable income, we will be subject to corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (1) 85% of our ordinary income for that year, (2) 95% of our capital gain net income for that year and (3) 100% of our undistributed taxable income from prior years.

We intend to continue to make distributions to our stockholders in order to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or to borrow funds on a short-term basis to meet the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax.

Certain of our assets may generate mismatches between taxable income and available cash. Among other things, examples of possible timing differences and mismatches include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	Certain transaction costs that are paid currently may have to be amortized for federal income tax purposes.

The requirement to distribute at least 90% of our taxable income could cause us to:

•	sell assets in adverse market conditions;

•	borrow on unfavorable terms; or

•	distribute amounts that would otherwise be invested in earning assets, future acquisitions, capital expenditures or repayment of debt.

Our distributions may, from time to time, include a return of capital. Amounts distributed will not be available to fund our operating activities and growth. We expect to fund our mortgage loan originations and other operating activities by raising capital in this offering and through borrowings from financial institutions, securitization financings and future issuances of our common stock. If we fail to obtain debt or equity capital in the future, then our growth may be limited, which likely would have a negative effect on the value of our common stock.

Classification as a taxable mortgage pool or investment in a residual interest in a real estate mortgage investment conduit, or REMIC, could subject us or certain of our stockholders to increased taxation.

If we issue debt obligations with two or more maturities and (1) those obligations are secured by mortgages or mortgage-backed securities, (2) the payments made on the borrowings are related to the payments received on the underlying assets and (3) substantially all of our assets consist of debt obligations or interests in debt obligations, then the obligations and the pool of mortgages or mortgage-backed securities to which such obligations relate may be classified as a taxable mortgage pool, or TMP, under the Code. If any part of our company were to be treated as a taxable mortgage pool or if we hold a residual interest in a REMIC, then our REIT qualification would not be impaired, but a portion of the taxable income we recognize may, under regulations to be issued by the Treasury Department, be characterized as excess inclusion income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

•	not be allowed to be offset by a stockholder's net operating losses;

•	be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

•	be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•	be taxable (at the highest corporate tax rate) to us, rather than to our stockholders, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

Under the Code, a REIT's net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the penalty tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us.

Recent changes in taxation of corporate dividends may adversely affect the value of our common stock.

The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular domestic subchapter C corporation and certain qualified foreign corporations ("qualified dividend income"). This reduced tax rate, however, generally does not apply to dividends paid to domestic noncorporate taxpayers by a REIT, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders still generally will be subject to less total federal income taxation than earnings of a non-REIT subchapter C corporation that are distributed to its stockholders net of corporate-level income tax, this legislation could cause domestic noncorporate investors to view the stock of non-REIT subchapter C corporations as more attractive relative to the stock of a REIT than was the case before the enactment of the legislation, because dividends from non-REIT subchapter C corporations generally will be taxed at a lower rate to the investor while dividends from REITs generally will be taxed at the same rate as the investor's other ordinary income. We cannot predict what effect, if any, this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of absolute price or relative to other investments.

Risks Related to Our Company, Structure and Change in Control Provisions

The stock ownership limit imposed by our articles of incorporation may inhibit market activity in our stock and may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first REIT taxable year. Our articles of incorporation, with certain exceptions, authorize our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and provide that, unless exempted by our board of directors, no person may own more than 9.8% in value or number of outstanding shares of our common stock and of a combination of our common stock and any preferred stock which we may issue in the future. Our directors also have authority under our articles of incorporation to impose a similar ownership limitation as to any separate class or series of preferred stock we may issue in the future. Our board of directors may grant an exemption from that ownership limit in its sole discretion, subject to such conditions, representations and undertakings as it may determine that are consistent with ensuring compliance with the REIT provisions of the Code. In December 2004, our board of directors exercised its discretionary authority and permitted an investment advisor to own up to 15% of our outstanding shares of common stock until June 30, 2005, provided that no individual client account owns in excess of 9.8% of our outstanding shares of common stock at any time during the relevant period. Our articles of incorporation also prohibit anyone from buying shares if the purchase would result in us losing our REIT qualification. If anyone acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Code for REITs, we:

•	will consider the transfer to be null and void;

•	will not reflect the transaction on our books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions with respect to those shares;

•	will not recognize any voting rights for those shares; and

•	will consider the shares held in trust for the benefit of a charitable beneficiary as designated by us.

The trustee shall sell the shares held in trust and the owner of the excess shares will be entitled to the lesser of:

•	the price paid by the owner;

•	if the owner did not purchase the excess shares, the closing price for the shares on the national securities exchange on which our common stock is listed on the day of the event causing the shares to be held in trust; or

•	the price received by the trustee from the sale of the shares.

This ownership limit could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Our executive officers have employment agreements that provide them with benefits in the event their employment is terminated following a change of control.

We have entered into employment agreements with members of our senior executive management team. These employment agreements provide the executives with severance benefits if their employment ends under specified circumstances following a change in control. These severance benefits could increase the cost to a potential acquirer of us and thereby prevent or discourage a change of control that might involve a premium price for your shares or otherwise be in your best interest.

Certain provisions of our articles of incorporation and bylaws and Maryland law could hinder, delay or prevent a change in control that could have an adverse effect on the value of our common stock.

Certain provisions of Maryland law, our articles of incorporation and our bylaws may have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control. These provisions include the following:

Classified board of directors

Our board of directors is divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of our directors make it more difficult for a third party to gain control of our board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of our board of directors.

Removal of directors

Under our articles of incorporation, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors.

Number of directors, board vacancies, term of office

We are subject to certain provisions of Maryland law which vest in the board of directors the exclusive right, by the affirmative vote of the majority of the remaining directors, to fill vacancies on the board resulting from death, resignation or removal of a director or an increase in the size of the board of directors, even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or our articles or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

Limitation on stockholder-requested special meetings

Our bylaws provide that our stockholders have the right to call a special meeting of stockholders only upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

Advance notice provisions for stockholder nominations and proposals

Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner before the meeting.

Exclusive authority of our board of directors to amend the bylaws

Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws. Thus, our stockholders may not effect any changes to our bylaws.

Preferred stock

Under our articles of incorporation, our board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without the approval of our stockholders. The issuance of shares of preferred stock could adversely impact the voting power of the holders of common stock and could have the effect of delaying or preventing a change in control or other corporate action.

Duties of directors with respect to unsolicited takeovers

Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act (to the extent either Act is otherwise applicable) or (4) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law, the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of an director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Summary," "Risk Factors," "Market Information, Dividend Policy and Distributions," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Company" and elsewhere in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act . Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance in the future could differ materially from forecasted results.

You should carefully consider the following risks before you make an investment in our common stock:

•	the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Company;"

•	changes in economic conditions generally and the real estate and bond markets specifically;

•	our ability to originate a portfolio of high quality prime ARM and hybrid ARM loans;

•	changes in interest rates and/or credit spreads, as well as the success of our hedging strategy in relation to such changes;

•	the quality and size of the investment pipeline and the rate at which we can invest our cash;

•	adverse federal and state legislation and regulation;

•	our ability to consummate pending investments;

•	the availability and cost of capital for future investments;

•	our ability to compete effectively within the finance and real estate industries;

•	changes in our critical accounting policies;

•	adverse results or resolutions of litigation, arbitration or investigation; and

•	other risks detailed from time to time in our SEC reports.

Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this prospectus. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement. For a discussion of the critical accounting policies that we currently believe are important to our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates."

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not undertake, and specifically disclaim any duty, to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

MARKET DATA

Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

USE OF PROCEEDS

The table below summarizes certain information relating to the anticipated use of our offering proceeds by us, assuming (i) that all of the shares offered by us are sold and (ii) that the underwriters also exercise their over-allotment option in full. We estimate that approximately         % of the gross offering proceeds to us will be available for the purchase of mortgage loans. None of the gross offering proceeds will be paid by us directly or indirectly to any affiliate of ours for offering expenses. While the estimated use of proceeds set forth in the table below is believed to be reasonable, this table should be viewed only as an estimate of the use of proceeds that may be achieved. We will not receive any proceeds from the sale of common stock by the selling stockholders.

	Offering		Offering (with exercise of over-allotment option)
	Amount	Percent	Amount	Percent
(dollars in thousands)
Gross offering proceeds to us	$	100.00%	$	100.00%
Less:
Underwriting discounts
Offering expenses (1)
Net proceeds available for investment	$	%	$	%

(1)	Offering expenses include our legal, accounting, printing and mailing, filing, registration/qualification, sales and marketing, and other expenses, but exclude underwriting discounts.

We intend to use the net proceeds of this offering:

•	to purchase and retain, on a leveraged basis, in our investment portfolio high quality single-family ARM and hybrid ARM loans that have been originated by MortgageIT and that meet our investment criteria; and

•	for general corporate purposes, including working capital, and potential future acquisitions of other mortgage banking businesses (although no acquisitions are specifically being considered at this time).

We may need time to invest fully the available net proceeds of this offering in our intended investments and to leverage such proceeds to our desired level. Initially, we will invest the net proceeds in interest-bearing, short-term, investment grade securities that are consistent with our intention to qualify as a REIT. We will not leverage our temporary investment in these securities. We expect these investments to provide a lower net return than we hope to achieve from our long-term intended use of the proceeds of this offering. The foregoing discussion represents our best estimate of the use of the net proceeds of the offering based upon our current plans. We may find it necessary or advisable to use a portion of the proceeds to temporarily reduce the outstanding balances of our warehouse lines.

MARKET INFORMATION, DIVIDEND POLICY AND DISTRIBUTIONS

Our common stock has been traded on the New York Stock Exchange, or NYSE, under the symbol "MHL" commencing with our IPO in July 2004. The following table sets for the high and low sales prices per share on the NYSE for, and the dividends per share paid on, our common stock:

	High		Low		Dividends Paid
2005
April 1, 2005 to , 2005	$		$		$0.48
January 1, 2005 to March 31, 2005		18.65		15.30	0.44

2004
October 1, 2004 to December 31, 2004		19.46		13.70	—
July 30, 2004 to September 30, 2004		14.59		11.30	—

We have been paying distributions to our stockholders since our IPO and we intend to continue to make regular quarterly distributions to our stockholders. We intend to distribute each year all or substantially all of our net taxable income in order to qualify for the tax benefits accorded to REITs under the Code and in order to avoid corporate income and excise tax. In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. To the extent that we distribute at least 90%, but less than 100%, of our taxable income, we will be subject to corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (1) 85% of our ordinary REIT income for that year, (2) 95% of our capital gain net income for that year, and (3) 100% of our undistributed REIT taxable income from prior years.

Any distributions we make will be at the discretion of our board of directors and will depend upon a number of factors, including:

•	our results of operations;

•	the timing of interest and principal payments we receive from our loans and securities;

•	our obligation to pay debt service on our borrowings;

•	the annual distribution requirements under the REIT provisions of the Code; and

•	other factors that our board of directors deems relevant.

We may, under certain circumstances, make a distribution of capital or assets. These distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to the extent that cash is available for distribution.

We anticipate that distributions generally will be taxable as ordinary income to our stockholders, although a portion of our distributions may be designated by us as long-term capital gain or qualified dividend income, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us, see "Federal Income Tax Consequences—Distribution Requirements."

As taxable REIT subsidiaries, MortgageIT and NBL will be subject to regular corporate income tax on the taxable income that they generate. We may cause MortgageIT and NBL to retain after-tax earnings or distribute all or a portion of their after-tax earnings to us to the extent allowable under the REIT provisions of the Code. In determining our REIT taxable income available for distribution to our stockholders, we will exclude any undistributed income from our taxable REIT subsidiaries. The revenues associated with the loan origination and sale activities of MortgageIT will not be included in the amount of taxable income available for distribution to our stockholders unless and until such income has been distributed to us in the form of dividends from our taxable REIT subsidiaries. Although the amount of dividends we may cause our taxable REIT subsidiaries to declare, if any, is discretionary, one of

MortgageIT's existing warehouse facilities limits MortgageIT's ability to pay dividends to 50% of its net income for any one year. If our taxable REIT subsidiaries distribute any of their after-tax earnings to us, we will include that distributed amount in the distributions we pay to our stockholders and, for domestic non-corporate taxpayers, that portion of our distributions so designated, unlike distributions of our REIT taxable income, generally will be eligible to be taxed at the current 15% maximum marginal rate for qualified dividend income. See "Federal Income Tax Consequences—Taxation of Taxable U.S. Stockholders."

CAPITALIZATION

The following table sets forth:

•	our capitalization as of March 31, 2005; and

•	our capitalization as of March 31, 2005, as adjusted to give effect to the sale of shares of our common stock by us in this offering at the public offering price of $ per share, after deducting the underwriting discount and estimated expenses payable by us in connection with this offering and the application of the net proceeds of the offering as described under "Use of Proceeds."

This table should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	March 31, 2005
	Actual	As adjusted
	(dollars in thousands)
Collateralized debt obligations, net	$2,229,829	$2,229,829
Notes payable and other debt	15,000	15,000
Common stock, $0.01 par value, 125,000,000 shares authorized, 19,405,706 shares issued and outstanding and shares issued and outstanding as adjusted	194
Additional paid-in capital	240,477
Unearned compensation - restricted stock	(7,477)	(7,477)
Accumulated other comprehensive income	14,058	14,058
Accumulated deficit	(33,936)	(33,936)
Total stockholders' equity	213,316
Total capitalization	$2,458,145

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected historical consolidated financial data of MortgageIT Holdings, Inc. and its predecessor in conjunction with our consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

The following table sets forth, for the three months ended March 31, 2005 and the year ended December 31, 2004, our selected historical financial and operating data on a consolidated basis. Our mortgage investment operations commenced in August 2004 and, therefore, our operations during the period of January 1, 2004 to August 2004 consisted solely of MortgageIT's mortgage banking operations. The following table also sets forth, for the three months ended March 31, 2004 and the periods ended on or before December 31, 2003, selected historical financial and operating data on a consolidated basis for MortgageIT, which conducted all our operations and held all our assets during such periods. Our historical financial results will not be indicative of our future performance (in part due to our expected strategy of retaining on our balance sheet certain originated loans which will proportionately reduce the number of loans we sell to third party investors and which may cause our total gains on sale under generally accepted accounting principles to be lower than we have historically recognized).

The selected historical consolidated balance sheet and statements of operations data as of and for the years ended December 31, 2004, 2003, 2002 and 2001 have been derived from our historical consolidated financial statements audited by BDO Seidman, LLP, our independent auditors, whose report with respect thereto is included elsewhere in this prospectus. The selected financial information for the period ended December 31, 2000 has been derived from prior year historical consolidated financial statements of MortgageIT audited by Ernst & Young LLP. The selected historical balance sheet and statement of operations data as of and for the three months ended March 31, 2005 and 2004 have been derived from our historical unaudited financial statements included in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments that management considers necessary for a fair presentation of the financial information set forth in those statements.

	Three months ended March 31,		Years ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(unaudited)
	(dollars in thousands, except per share amounts)
Operating Data:
Revenues
Gains on sale of mortgage loans	$32,107	$14,354	$70,397	$87,215	$35,145	$18,817	$1,462
Brokerage revenues	6,398	8,745	36,283	63,030	50,218	8,834	397
Interest income	53,752	5,317	60,346	24,324	18,215	13,933	2,579
Interest expense	(31,486)	(2,546)	(29,459)	(13,604)	(10,278)	(11,198)	(2,050)
Net interest income	22,266	2,771	30,887	10,720	7,937	2,735	529
Realized and unrealized gain (loss) on hedging instruments	8,922	—	(7,852)	—	—	—	—
Other	263	7	566	980	216	—	266
Total revenues	69,956	25,877	130,281	161,945	93,516	30,386	2,654
Operating expenses:
Compensation and employee benefits	27,789	16,531	82,077	77,851	54,844	16,769	7,160
Processing expenses	10,363	3,446	24,603	27,828	16,235	9,000	894
General and administrative expenses	6,818	2,317	12,321	9,867	7,719	3,896	1,467
Rent	2,275	1,814	7,670	6,483	4,738	1,477	1,338
Marketing, loan acquisition and business development	895	1,050	4,203	6,504	5,062	1,844	3,055
Professional fees	2,310	587	3,510	2,930	1,918	687	977
Depreciation and amortization	796	626	2,726	2,408	1,890	1,010	567
Total operating expenses	51,246	26,371	137,110	133,871	92,406	34,683	15,458
Income (loss) before income taxes	18,710	(494)	(6,829)	28,074	1,110	(4,297)	(12,804)
Income taxes	2,982	(223)	1,617	3,799	252	107	—
Net income (loss)	15,728	(271)	(8,446)	24,275	858	(4,404)	(12,804)
Dividends on convertible redeemable preferred stock, accrued and unpaid	—	1,661	3,947	6,299	5,757	8,029	2,577
Net income (loss) attributable to common stockholders	$15,728	$(1,932)	$(12,393)	$17,976	$(4,899)	$(12,433)	$(15,381)
Net income (loss) per share(1):
Basic	$0.81	$(3.73)	$(1.46)	$34.71	$(9.53)	$(24.20)	$(30.74)
Diluted	$0.79	$(3.73)	$(1.46)	$5.23	$(9.53)	$(24.20)	$(30.74)
Weighted average shares outstanding, basic	19,405	518	8,517	518	514	514	500
Weighted average shares outstanding, diluted	19,846	518	8,517	4,644	514	514	500

(1)	The income per share and common stock data reflect, on a retroactive basis, for all periods presented, the exchange of approximately 12.80 shares of MortgageIT common stock for each share of our common stock and the retention and retirement of our common stock pursuant to the August 2004 reorganization of MortgageIT.

	Three months ended March 31,		Years ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(dollars in thousands, except per share amounts)
Mortgage Origination and Other Data:
Purchase originations	$2,204,380	$833,276	$6,373,666	$3,366,837	$2,460,245	$1,018,772	$237,476
Refinancing originations	2,136,035	1,343,214	6,672,231	8,529,449	4,972,621	1,915,184	91,928
Total originations	$4,340,415	$2,176,490	$13,045,897	$11,896,286	$7,432,866	$2,933,956	$329,404
Fixed-rate originations	$2,092,499	$1,590,392	$6,957,182	$9,225,722	$6,300,949	$2,891,812	$270,644
Adjustable-rate originations	2,247,916	586,098	6,088,715	2,670,564	1,131,917	42,144	58,760
Total originations	$4,340,415	$2,176,490	$13,045,897	$11,896,286	$7,432,866	$2,933,956	$329,404
Conventional conforming originations	$1,276,850	$1,225,532	$4,283,001	$7,610,969	$4,919,549	$2,058,798	$235,858
Non-conventional ("Government") conforming originations	106,280	148,968	589,722	1,378,396	934,451	745,521	26,869
Jumbo originations	593,872	635,445	3,054,216	1,845,344	1,131,130	96,670	58,831
Non-prime originations	647,775	45,885	851,678	198,796	60,943	1,821	236
Alt A originations	1,503,086	48,902	3,574,392	651,239	291,168	25,077	4,710
Home equity and second mortgage originations	212,552	71,758	692,888	211,542	95,625	6,069	2,900
Total originations	$4,340,415	$2,176,490	$13,045,897	$11,896,286	$7,432,866	$2,933,956	$329,404
Weighted average middle FICO credit score	718	717	720	718	709	694	714
Total mortgage whole loan sales	$2,824,715	$1,318,625	$7,637,053	$8,048,959	$5,422,590	$2,826,868	$255,535
Brokered originations	397,407	501,614	2,079,556	3,631,476	2,003,243	106,878	84,196
Weighted average first lien principal balance of loan originations	245.7	211.8	230.6	200.6	183.9	130.9	158.3
Weighted average first lien loan-to-value ratio of loan originations	73.13%	71.96%	72.73%	72.02%	71.87%	78.59%	76.63%
Weighted average whole loan sales price as a percent of par	102.24	102.66	101.98	102.38	102.78	101.96	101.72
Operating expense as a percent of total loans originated(1)	1.18	1.21	0.84	1.13	1.24	1.18	4.69
Return on average assets(2)	0.39	(0.06)	(0.43)	5.64	0.17	(1.47)	(35.20)
Number of branches at period end	51	33	47	31	24	20	4
Number of employees at period end	1,682	1,246	1,518	1,285	1,002	475	65

(1)	Total operating expenses divided by total originations, as measured by original principal balance.

(2)	Return on average assets is not annualized for the three months ended March 31, 2005 and 2004.

		December 31,
	March 31, 2005	2004	2003	2002	2001	2000
	(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$40,315	$70,224	$22,261	$2,104	$3,418	$10,342
Restricted cash	246	1,679	1,517	5,106	2,240	2,279
Marketable securities held to maturity	4,066	7,546	1,419	1,398	1,649	2,294
ARM loans collateralizing debt obligations, net	2,379,556	1,432,692	—	—	—	—
ARM loans held for securitization, net	684,918	1,166,961	—	—	—	—
Mortgage loans held for sale	1,404,982	784,592	324,753	434,258	502,523	51,887
Hedging instruments	44,151	19,526	343	3,792	1,623	—
Receivables, net of allowance	35,408	28,731	10,301	15,137	7,841	113
Prepaids and other current assets	6,415	7,803	5,538	4,251	1,853	371
Goodwill	11,639	11,639	11,665	8,250	5,845	287
Property and equipment, net	5,630	5,567	5,324	4,091	2,505	2,253
Total assets	$4,617,326	$3,536,960	$383,121	$478,387	$529,497	$69,826
Collateralized debt obligations, net	$2,229,829	$1,328,096	—	—	—	—
Warehouse lines payable	2,005,546	1,869,385	$300,699	$413,916	$490,713	$51,563
Repurchase agreements	83,475	67,674	—	8,889	—	—
Hedging Instruments	3,151	1,145	3,202	—	—	—
Notes payable and other debt	15,000	15,000	1,125	6,250	3,155	—
Accounts payable, accrued expenses and other liabilities	67,009	63,993	30,996	26,509	13,857	2,727
Total liabilities	4,404,010	3,345,293	336,022	455,564	507,725	54,290
Convertible redeemable preferred stock	—	—	62,557	56,259	50,501	35,056
Total stockholders' equity	213,316	191,667	(15,458)	(33,436)	(28,729)	(19,520)
Total liabilities and stockholders' equity	$4,617,326	$3,536,960	$383,121	$478,387	$529,497	$69,826

	As of or for the three months ended March 31, 2005	As of or for the year ended December 31, 2004
Mortgage Portfolio Data:
Yield on Portfolio ARM Loans	4.84%	4.99%
Cost of funds (including hedges)	3.23	2.84
Net interest spread	1.61%	2.15%
Weighted average FICO score	733	732
Weighted average original loan-to-value	73.5%	73.7%
Weighted average coupon	5.25	5.22
Percentage of 3-year hybrid ARM loans	37.9	39.0
Percentage of 5-year hybrid ARM loans	60.9	59.3
Percentage of other ARM loans	1.2	1.7
Total	100.0%	100.0%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following should be read in conjunction with our consolidated financial statements and notes thereto contained elsewhere in this prospectus.

Overview

We are a REIT that generates earnings by managing an investment portfolio of high-quality ARM loans and originating loans through our mortgage banking subsidiary. Mortgage loans that we originate and do not retain in our investment portfolio are sold to third party mortgage lenders. Our goal is to grow our mortgage banking operations and our investment portfolio with the objective of generating stable earnings and dividends that grow over time.

Our business strategy is to self-originate prime ARM loans that are held in our investment portfolio and used to collateralize debt obligations, fund them using equity capital and borrowed funds, and generate earnings from the spread between the yield on our assets and our cost of borrowings. Our investment strategy is designed to mitigate credit risk and interest rate risk. Our investment portfolio consists primarily of prime ARM loans that collateralize multi-class pass-through securities that we issue in securitization transactions, and prime quality ARM loans that we intend to securitize.

The loans that we retain in our investment portfolio are serviced through a subservicing arrangement. Generally, we expect to continue to sell the fixed rate loans and subprime loans originated by MortgageIT to third parties as well as any ARM or hybrid ARM loans that we do not retain in our investment portfolio.

On August 4, 2004, we closed our IPO and sold 14.6 million shares of our common stock at a price to the public of $12.00 per share, for net proceeds of approximately $163.4 million, after deducting the underwriters' discount and other offering-related expenses. Since the completion of our IPO, the primary focus of our business has been to build a leveraged portfolio of single-family residential mortgage loans comprised largely of prime ARM and hybrid ARM loans. Our investment portfolio of mortgage loans consists exclusively of loans originated by MortgageIT. During the period beginning with the consummation of our IPO and ending March 31, 2005, we transferred to our investment portfolio approximately $3.15 billion of single-family residential prime ARM and hybrid ARM loans originated by MortgageIT.

In October 2004, we launched a national correspondent lending division. The newly created business division, through its centralized management and loan acquisition teams, seeks to purchase prime first-lien closed mortgage loans from small to mid-sized banks, credit unions and mortgage bankers. In the first quarter of 2005, the correspondent business division accounted for 4.8% of MortgageIT's total originations. These loans are subject to the same credit review standards utilized by our other prime production channels and are sold by MortgageIT to third-party investors. We do not currently anticipate holding such loans in our investment portfolio.

In November 2004, MortgageIT announced its plan to expand its wholesale subprime origination division and has established a sales leadership team in several key regions in order to intensify the focus on subprime single-family residential loan origination. As of March 31, 2005, this division had 298 employees and generated 9.7% of MortgageIT's total originations in the first quarter of 2005. The division is expanding organically, through the development of new branches managed by seasoned mortgage professionals. During the first quarter of 2005, this division added 5 branches with approximately 119 staff members in locations across the U.S. All of the subprime loan production is currently sold to third party investors and we do not currently anticipate holding subprime loans in our investment portfolio. We intend to transfer our subprime origination division to NBL later this year, subject to its receipt of all necessary licenses and approvals.

Restatement

As we have previously reported in our public filings with the SEC, in connection with the preparation of our consolidated financial statements at and for the year ended December 31, 2004, we determined that we could not support the use of hedge accounting for derivative contracts entered into prior to November 24, 2004. As a result, we restated the following financial statements: (a) our consolidated balance sheet as of December 31, 2003; (b) our consolidated statements of operations for the years ended December 31, 2003 and 2002; (c) our consolidated statements of changes in stockholders' equity (deficit) for the years ended December 31, 2003 and 2002; (d) our consolidated statements of cash flows for the years ended December 31, 2003 and 2002; and (e) our unaudited consolidated statement of operations and unaudited consolidated statement of cash flows for the three months ended March 31, 2004.

    Fair Value Hedge Accounting Restatement

We determined that our documentation of fair value hedge accounting relationships and the assessment of hedge effectiveness was inadequate based on the applicable accounting standards contained in Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS No. 133. As such, it was not appropriate to apply hedge accounting for purposes of our consolidated financial statements for all affected periods and, therefore, as restated, loans held for sale were recorded at the lower of cost or market. We have corrected our accounting for mortgage loans held for sale and interest rate risk management activities related to fair value hedging activities, which we refer to as a "fair value" hedge. Commencing with the quarter ended December 31, 2004, we qualified for and have elected to apply SFAS No. 133 fair value hedge accounting for loans held for sale, exclusive of loans allocated to forward sales commitments. As of March 31, 2005, we also qualified for and have elected to apply SFAS No. 133 fair value hedge accounting for loans allocated to forward sales commitments. For loans held for sale that are designated as allocated to a forward sales commitment, the mark to market price is equivalent to the forward commitment price on the date that the loans are allocated to a trade. Changes in the market value of these loans and the market value of the related forward commitments can be expected to offset each other from allocation date to date of settlement.

    Cash Flow Hedge Accounting Restatement

We determined that, prior to November 24, 2004, our documentation of cash flow hedge accounting relationships and the assessment of hedge effectiveness was inadequate based on the applicable accounting standards contained in SFAS No. 133. Any change in value associated with such cash flow hedge derivatives was previously recorded as an increase or decrease in other comprehensive income, or OCI. Also, we determined that it was not appropriate to apply cash flow hedge accounting prior to November 24, 2004. We have corrected our accounting for interest rate risk management activities related to the variability in expected future cash flows associated with a financing obligation or future liabilities, which we refer to as a "cash flow" hedge. Effective November 24, 2004, our documentation was deemed sufficient with respect to interest rate cap and swap agreements and, thus, we have elected to apply cash flow hedge accounting for these derivatives.

For more information concerning the restatement of our consolidated financial statements, see Note 1A to both our unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this prospectus. In connection with such restatement, our audit committee voluntarily advised the staff of the SEC of the restatement and the SEC initiated an informal inquiry into the matter. By letter dated May 12, 2005, the staff of the SEC notified us that their investigation of the matter had been terminated and no enforcement action was recommended.

Results of Operations

The following table sets forth certain financial data as a percentage of total revenues for the three months ended March 31, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002.

	Three months ended March 31,		Year ended December 31,
	2005	2004	2004	2003	2002
Revenues:
Gains on sale of mortgage loans	45.9%	55.5%	54.0%	53.9%	37.6%
Brokerage revenues	9.1	33.8	27.9	38.9	53.7
Net interest income	31.8	10.7	23.7	6.6	8.5
Realized and unrealized gain (loss) on hedging instruments	12.8	—	(6.0)	—	—
Other	0.4	—	0.4	0.6	0.2
Total revenues	100.0	100.0	100.0	100.0	100.0
Operating expenses:
Compensation and employee benefits	39.8	63.8	62.9	48.2	58.6
Processing expenses	14.8	13.3	18.9	17.2	17.4
General and administrative expenses	9.7	9.0	9.5	6.1	8.2
Marketing, loan acquisition and business development	1.3	4.1	3.2	4.0	5.4
Rent	3.3	7.0	5.9	4.0	5.1
Professional fees	3.3	2.3	2.7	1.8	2.1
Depreciation and amortization	1.1	2.4	2.1	1.5	2.0
Total operating expenses	73.3	101.9	105.2	82.8	98.8
Income (loss) before income taxes	26.7	(1.9)	(5.2)	17.2	1.2
Income taxes	4.2	(0.9)	1.3	2.2	0.3
Net income (loss)	22.5%	(1.0)%	(6.5)%	15.0%	0.9%

Three months ended March 31, 2005 compared to three months ended March 31, 2004

    Net income (loss)

Consolidated net income increased from a net loss of $(271,000) for the three months ended March 31, 2004 to net income of $15.7 million for the three months ended March 31, 2005. The increase is attributable to higher net interest income, higher gain on sale of mortgage loans, and gains on derivative instruments used in our investment portfolio hedge program. Total revenues increased by approximately 170% to $70.0 million for the quarter ended March 31, 2005 from $25.9 million for the comparable period in 2004, while total expenses increased by approximately 94% to $51.2 million from $26.4 million. Our loan brokerage volume and revenue decreased by 20.8% and 26.8%, respectively, from the first quarter of 2004. Gain on sale of mortgage loans increased by 123.7% in the first quarter of 2005 compared to the comparable period in 2004 and we recorded a $8.9 million gain on derivatives used in our investment portfolio hedging program. In addition, net interest income increased by 703.5% to $22.3 million in the first quarter of 2005 from $2.8 million in the comparable period in 2004.

        Mortgage Investment Operations

Our mortgage investment operations segment, or REIT, began operations on August 4, 2004 following our reorganization and IPO. This business segment generates revenue from net interest income earned on our Portfolio ARM Loans.

    Revenues

Net interest income.    REIT net interest income was $11.4 million on average earning assets of $2.8 billion for the three months ended March 31, 2005. The following table presents the average balance for each category of our interest-earning assets and interest-bearing liabilities, with the corresponding annualized effective rate of interest and the related interest income or expense for the same period:

	For the three months ended March 31,
	2005
	Average Balance	Effective Rate	Interest Income and Expense
	(dollars in thousands)
Interest-earning assets:
Portfolio ARM Loans	$2,785,694	4.84%	$33,135
Cash and cash equivalents	30,014	1.84	136
	2,815,708	4.80	33,271
Interest-bearing liabilities:
Collateralized debt obligations	2,154,269	3.22	17,039
Warehouse lines payable	510,651	3.38	4,242
Repurchase agreements	81,983	2.75	554
	2,746,903	3.23	21,835
Net interest-earning assets and spread	$68,805	1.57%	$11,436
Net interest margin (1)		1.65%

(1)	Net interest margin is computed by dividing annualized net interest income by the average daily balance of interest-earning assets.

    Expenses

REIT operating expenses totaled $3.0 million for the three months ended March 31, 2005, primarily consisting of:

•	compensation and employee benefits;

•	mortgage loan processing expenses; and

•	professional fees and general and administrative expenses.

A substantial portion of REIT expenses are generally fixed in nature. The variable expenses are primarily processing expenses, including subservicing costs, provision for credit losses and brokerage commission expenses paid on Eurodollar contracts.

    Mortgage Banking Operations

Revenues

Gain on sale of mortgage loans.    Gain on sale of mortgage loans increased approximately 173% to $39.2 million for the three months ended March 31, 2005 from $14.4 million for the three months ended March 31, 2004. On a stand-alone basis, whole loan sales increased by 178% to $3.6 billion for the three months ended March 31, 2005 from $1.3 billion for the three months ended March 31, 2004. On a consolidated basis, mortgage whole loan sales to third parties increased by 114.2% to $2.8 billion, after the elimination of $814 million in intercompany loan sales, for the three months ended March 31, 2005 from $1.3 billion for the three months ended March 31, 2004.

Brokerage Revenue.    Brokerage revenue decreased by approximately 26.8% to $6.4 million for the three months ended March 31, 2005 from $8.7 million for the three months ended March 31, 2004. The decrease was attributable to a 20.8% decrease in the volume of loans brokered to third parties, resulting from a general industry decline in volume during the three months ended March 31, 2005, as well as by our strategy to increase retail funded loan volume and reduce retail brokered loan volume.

Net interest income.    Net interest income increased by approximately 257% to $9.9 million for the three months ended March 31, 2005 from $2.8 million for the three months ended March 31, 2004. The increase is primarily attributable to a higher average balance of loans held for sale due to a higher volume of originations, as well as greater net interest spreads due to reduced borrowing costs. The following table presents the average balance for each category of our interest-earning assets and interest-bearing liabilities, with the corresponding annualized effective rate of interest and the related interest income or expense.

	For the three months ended March 31,
	2005			2004
	Average Balance	Effective Rate	Interest Income and Expense	Average Balance	Effective Rate	Interest Income and Expense
	(dollars in thousands)
Interest-earning assets:
Mortgage loans held for sale	$1,224,643	6.48%	$19,525	$388,328	5.54%	$5,289
Cash and cash equivalents	7,436	1.63	30	14,256	0.80	28
	1,232,079	6.45	19,555	402,584	5.37	5,317
Interest-bearing liabilities:
Warehouse lines payable	1,185,117	3.21	9,370	376,678	2.74	2,534
Note payable and other debt	15,000	7.63	281	501	10.00	12
	1,200,117	3.27	9,651	377,179	2.74	2,546
Net interest-earning assets and spread	$31,962	3.18%	$9,904	$25,405	2.63%	$2,771
Net interest margin (1)		3.27%			2.80%

(1)	Net interest margin is computed by dividing annualized net interest income by the average daily balance of interest-earning assets.

    Expenses

Compensation and employee benefits.    Compensation and employee benefits expenses increased approximately 63% to $26.9 million for the three months ended March 31, 2005 from $16.5 million for the three months ended March 31, 2004. The increase was primarily due to a 99.4% increase in the volume of funded loans to $4.3 billion in the three months ended March 31, 2005 from $2.2 billion in the three months ended March 31, 2004, as well as the addition of 17 branches opened between March 31, 2004 and March 31, 2005.

Processing expenses.    Mortgage loan processing expenses increased approximately 186% to $9.8 million for the three months ended March 31, 2005, from $3.4 million for the three months ended March 31, 2004. The increase was primarily due to an increase in the loan processing volume and a higher repurchase reserve due to increased prime and subprime origination volume.

General and administrative expenses.    General and administrative expenses increased by 169% to $6.2 million for the three months ended March 31, 2005 from $2.3 million for the three months ended March 31, 2004. This increase was primarily due to a 99.4% increase in the volume of funded loans to $4.3 billion in the three months ended March 31, 2005 from $2.2 billion in the three months ended March 31, 2004, as well as an increase in the number of branches to 51 during the first quarter of 2005 from 34 in the comparable period in 2004. In addition, the results include the impact of special legal charges and reserves in the amount of $2.5 million associated with our SFAS No. 133 review and restatement and other legal matters.

Marketing, loan acquisition and business development expenses.    Marketing, loan acquisition and business development expenses decreased approximately 15% to $895,000 for the three months ended

March 31, 2005 from $1.0 million for the three months ended March 31, 2004. The decline was primarily due to decreased use of internet loan production leads by the retail loan production division.

Rent expense.    Rent expense increased approximately 25.4% to $2.3 million for the three months ended March 31, 2005 from $1.8 million for the three months ended March 31, 2004. This increase was primarily due to an increase in the number of branches to 51 operating during the first quarter of 2005 from 34 in the comparable period in 2004.

Professional fees.    Professional fees increased approximately 209% to $1.8 million for the three months ended March 31, 2005 from $587,000 for the three months ended March 31, 2004. This increase was primarily due to legal and audit expenses related to the restatement of our financials in connection with SFAS No. 133 accounting standards, as well as outstanding litigation and regulatory matters.

Depreciation and amortization expenses.    Depreciation and amortization increased 27.2% to $796,000 for the three months ended March 31, 2005 from $626,000 for the three months ended March 31, 2004. The increase was primarily due to increased capital expenditures related to 17 new branches opened between March 31, 2004 and March 31, 2005.

Income tax expense.    MortgageIT made a joint election together with us to be treated as a taxable REIT subsidiary and, therefore, is subject to federal and state corporate income taxes. Accordingly, we record a tax provision on the taxable income of MortgageIT, which includes intercompany income that is eliminated in our consolidated statements of operations.

Year ended December 31, 2004 compared to year ended December 31, 2003

Net income (loss)

Consolidated net income decreased by approximately 135% to a net loss of $(8.4) million for the twelve months ended December 31, 2004 from $24.3 million for the twelve months ended December 31, 2003. The decrease is attributable to lower gain on sale of mortgage loans, lower profitability from retail origination activity including lower brokerage revenues, losses on derivatives used in our investment portfolio hedge program and increased operating expenses, inclusive of expansion activities in our mortgage operations. Total revenues decreased year over year by approximately 19.6% from $161.9 million to $130.3 million while total expenses increased 2.4% year over year from $133.9 million to $137.1 million. Our 2004 loan brokerage volume and revenue decreased by 42.7% and 42.4%, respectively, from 2003. In addition, gain on sale of mortgage loans decreased by 19.3% in 2004 compared to 2003 and we recorded a $7.8 million loss on derivatives used in our investment portfolio hedging program. The decline in brokerage and gain on sale revenues and the derivative loss were partly offset by a 188% increase in net interest income from 2003 to 2004.

Mortgage Investment Operations

Our mortgage investment operations segment began operations on August 4, 2004 as a result of our reorganization and IPO. This business segment generates revenue from net interest income earned on our Portfolio ARM Loans.

Revenues

Net interest income.    REIT net interest income was $10.9 million on average earning assets of $1.2 billion for the period from August 4 to December 31, 2004. The following table presents the average balance for each category of our interest-earning assets and interest-bearing liabilities, with the corresponding annualized effective rate of interest and the related interest income or expense for the same period (there were no mortgage investment operations prior to August 4, 2004):

	August 4, through December 31,
	2004
	Average Balance	Effective Rate	Interest Income and Expense
	(dollars in thousands)
Interest-earning assets:
Portfolio ARM loans	$1,117,682	4.99%	$23,143
Cash and cash equivalents	85,843	2.24	798
	1,203,525	4.79	23,941
Interest-bearing liabilities:
Collateralized debt obligations	604,244	2.77	6,955
Warehouse lines payable	460,351	2.99	5,743
Repurchase agreements	33,328	2.21	306
	1,097,923	2.84	13,004
Net interest-earning assets and spread	$105,602	1.95%	$10,937
Net interest margin (1)		2.18%

(1)	Net interest margin is computed by dividing annualized net interest income by the average daily balance of interest-earning assets

Expenses

REIT operating expenses totaled $3.0 million for the period from August 4, 2004 to December 31, 2004, primarily consisting of:

•	compensation and employee benefits;

•	mortgage loan processing expenses; and

•	professional fees and general and administrative expenses.

A substantial portion of mortgage investment operations expenses are fixed in nature. The variable expenses are primarily processing expenses, including subservicing costs, provision for credit losses and brokerage commission expenses paid on Eurodollar contracts.

Mortgage Banking Operations

Revenues

Gain on sales of mortgage loans.    Gain on sales of mortgage loans decreased approximately 5.5% to $82.4 million for the twelve months ended December 31, 2004 from $87.2 million for the twelve months ended December 31, 2003. Mortgage whole loan sales to third parties decreased by 5% to $7.6 billion, after the elimination of $2.4 billion in intercompany loan sales, for the twelve months ended December 31, 2004 from $8.0 billion for the twelve months ended December 31, 2003.

Brokerage Revenue.    Brokerage revenue decreased by approximately 42.4% to $36.3 million for the twelve months ended December 31, 2004 from $63.0 million for the twelve months ended December 31, 2003. The decrease was attributable to a 42.7% decrease in the volume of loans brokered to third parties, resulting from a general industry decline in volume during the twelve months ended December 31, 2004.

Net interest income.    Net interest income increased by approximately 82.4% to $19.6 million for the twelve months ended December 31, 2004 from $10.7 million for the twelve months ended December 31, 2003. The increase is primarily attributable to a higher average balance of loans held for sale due to the aggregation of loans in anticipation of transfer to the REIT, as well as greater net interest spreads due to reduced borrowing costs. The following table presents the average balance for each category of our interest-earning assets and interest-bearing liabilities, with the corresponding annualized effective rate of interest and the related interest income or expense.

	For the year ended December 31,
	2004			2003
	Average Balance	Effective Rate	Interest Income and Expense	Average Balance	Effective Rate	Interest Income and Expense
	(dollars in thousands)
Interest-earning assets:
Mortgage loans held for sale	$636,950	5.61%	$35,737	$417,601	5.80%	$24,225
Cash and cash equivalents	11,882	2.32	275	8,137	1.22	99
	648,832	5.55	36,012	425,738	5.71	24,324
Interest-bearing liabilities:
Warehouse lines payable	616,863	2.50	15,397	408,715	3.11	12,700
Note payable and other debt	11,330	9.34	1,058	6,481	13.95	904
	628,193	2.62	16,455	415,196	3.28	13,604
Net interest-earning assets and spread	$20,639	2.93%	$19,557	$10,542	2.43%	$10,720
Net interest margin (1)		3.01%			2.52%

(1)	Net interest margin is computed by dividing annualized net interest income by the average daily balance of interest-earning assets

Expenses

Compensation and employee benefits.    Compensation and employee benefits expenses increased approximately 3.8% to $80.8 million for the twelve months ended December 31, 2004 from $77.9 million for the twelve months ended December 31, 2003. The increase was due to higher staffing resulting from the addition of 14 branches opened in 2004.

Processing expenses.    Mortgage loan processing expenses decreased approximately 10.1% to $25.0 million for the twelve months ended December 31, 2004, from $27.8 million for the twelve months ended December 31, 2003. The decrease was primarily due to lower investor fees and lower loan repurchase expenses in 2004 relative to 2003.

General and administrative expenses.    General and administrative expenses increased by 18.9% to $11.7 million for the twelve months ended December 31, 2004 from $9.9 million for the twelve months ended December 31, 2003. This increase was primarily due to greater general and administrative expenses related to 14 new branches opened in 2004, combined with non-recurring general and administrative expenses associated with MortgageIT's reorganization and IPO in 2004.

Marketing, loan acquisition and business development expenses.    Marketing, loan acquisition and business development expenses decreased approximately 35.4% to $4.2 million for the twelve months ended December 31, 2004 from $6.5 million for the twelve months ended December 31, 2003. The decline was primarily due to decreased use of internet loan production leads by the retail loan production division.

Rent expense.    Rent expense increased approximately 18.3% to $7.7 million for the twelve months ended December 31, 2004 from $6.5 million for the twelve months ended December 31, 2003. This increase was primarily due to 14 new branches opened in 2004.

Professional fees.    Professional fees increased approximately 3.4% to $3.0 million for the twelve months ended December 31, 2004 from $2.9 million for the twelve months ended December 31, 2003. This increase was primarily due to legal expenses related to MortgageIT's reorganization and our IPO in 2004, as well as increased management recruitment fees.

Depreciation and amortization expenses.    Depreciation and amortization increased 13.2% to $2.7 million for the twelve months ended December 31, 2004 from $2.4 million for the twelve months ended December 31, 2003. The increase was primarily due to increased capital expenditures related to 14 new branches opened in 2004.

Income tax expense.    MortgageIT made a joint election together with us to be treated as a taxable REIT subsidiary and, therefore, is subject to federal and state corporate income taxes. Accordingly, we record a tax provision on the taxable income of MortgageIT, which includes intercompany income that is eliminated in our consolidated statements of operations.

Year ended December 31, 2003 compared to year ended December 31, 2002

Mortgage Banking Operations

Net income

Net income increased to $24.3 million for the year ended December 31, 2003 from $858,000 for the year ended December 31, 2002. The increase in net income in 2003 was primarily the result of increased loan origination volume, and a corresponding increase in loan sales volume and net interest income. Loan originations increased in 2003 primarily due to the addition of six new wholesale branch offices. Total revenues increased approximately 73.2% with a corresponding 44.9% increase in total expenses during the year ended December 31, 2003, versus the comparable period in 2002.

Revenues

Gains on sales of mortgage loans.    Gain on sales of mortgage loans increased approximately 148.2% to $87.2 million for the year ended December 31, 2003 versus $35.1 million for the comparable period in 2002. The increase in gain on sales of mortgage loans in 2003 versus 2002 was primarily due to increased loan sales volume over the prior year.

Brokerage Revenue.    Brokerage revenue increased approximately 25.5% to $63.0 million for the year ended December 31, 2003 from $50.2 million for the comparable period in 2002 as a result of increased loan brokerage volume attributable to more favorable market conditions in 2003 versus 2002.

Net interest income.    Net interest income increased approximately 35.4% to $10.7 million for the year ended December 31, 2003 from $7.9 million for the comparable period in 2002. The increase was due to a greater average balance of loans held for sale resulting from increased loan production volume in 2003, and a greater net interest spread attributable to a general widening of the yield curve in 2003 versus 2002.

Expenses

Compensation and employee benefits.    Compensation and employee benefits expenses increased approximately 41.9% to $77.9 million for the year ended December 31, 2003 from $54.8 million for the comparable period in 2002. The increase was primarily due to increased commissions paid on greater loan brokerage volume in 2003 versus 2002, and increased staffing levels to 1,285 employees on December 31, 2003 versus 1,002 employees on December 31, 2002.

Processing expenses.    Mortgage loan processing expenses increased approximately 71.6% to $27.8 million for the year ended December 31, 2003, an $11.6 million increase versus the comparable period in 2002. The increase was due to higher loan production volumes in 2003 attributable to generally more favorable market conditions in 2003 versus 2002.

General and administrative expenses.    General and administrative expenses increased approximately 28.6% to $9.9 million for the year ended December 31, 2003 from $7.7 million for the comparable period in 2002. The increase reflected the addition of 11 new branch offices in 2003.

Marketing, loan acquisition and business development expenses.    Marketing, loan acquisition and business development expenses increased approximately 27.5% to $6.5 million for the year ended December 31, 2003 from $5.1 million for the comparable period in 2002. This increase was primarily due to the addition of two new retail call center production offices in 2003.

Rent expense.    Rent expense increased approximately 38.3% to $6.5 million for the year ended December 31, 2003 from $4.7 million for the comparable period in 2002. This increase was primarily due to the addition of 11 new branch locations in 2003.

Professional fees.    Professional fees increased approximately 52.6% to $2.9 million for the year ended December 31, 2003 from $1.9 million for the comparable period in 2002. This increase was primarily due to legal expenses in 2003 relating to litigation matters that were resolved in favor of MortgageIT.

Depreciation and amortization expenses.    Depreciation and amortization increased 26.3% to $2.4 million for the year ended December 31, 2003 from $1.9 million for the comparable period in 2002. This increase was primarily due to an increase in depreciable assets as a result of the 11 branches opened during 2003.

Financial Condition

Prior to our reorganization as a REIT, our assets consisted primarily of mortgage loans held for sale. At March 31, 2005 and December 31, 2004, our assets consisted of both Portfolio ARM Loans and mortgage loans held for sale, representing 66% and 30% of total assets, respectively, at March 31, 2005, and 73% and 22% of total assets, respectively, at December 31, 2004.

Total assets increased by $3.15 billion from December 31, 2003 to December 31, 2004 and by $1.08 billion from December 31, 2004 to March 31, 2005. These increases primarily reflect increases in Portfolio ARM Loans and mortgage loans held for sale of $2.60 billion and $459.8 million for the year ended December 31, 2004 and $464.8 million and $620.4 million for the three months ended March 31, 2005, respectively. Portfolio ARM Loans consist of $2.38 billion and $1.43 billion of ARM loans that collateralize debt obligations, and $684.9 million and $1.17 billion of ARM loans held for securitization at March 31, 2005 and December 31, 2004, respectively. The growth of ARM loans that collateralize debt obligations was primarily funded by an increase in securitizations of $901.7 million and $1.33 billion and the growth in ARM loans held for securitization and mortgages held for sale was primarily funded by an increase in warehouse lines payable of $136.2 million and $1.57 billion at March 31, 2005 and December 31, 2004, respectively.

The following table presents various characteristics of our Portfolio ARM Loans as of March 31, 2005. The aggregate unpaid principal balance of the loans included in this table is approximately $3.0 billion.

	Average	High	Low
Original loan balance	$295,345	$1,000,000	$35,621
Coupon rate on loans	5.25%	7.00%	3.38%
% Gross margin	2.36	3.00	1.75
Lifetime cap	11.02	18.00	3.88
Original term (months)	360	360	360
Remaining term (months)	355	360	346
Geographic distribution (top 5 states):
California		63.9%
Arizona		6.2
Washington		4.5
Florida		3.9
Illinois		2.8
Other		18.7
Occupancy status:
Owner occupied		89.6%
Second home		8.2
Investor		2.2
Documentation type:
Full/Alternative		51.6%
Other		48.4
Loan purpose:
Purchase		52.9%
Cash-out refinance		28.1
Rate & term refinance		19.0
Original loan-to-value:
80.01% and over		2.6%
70.01%-80.00%		68.6
60.01%-70.00%		17.5
50.01%-60.00%		6.4
50.00% or less		4.9
Weighted average original loan-to-value		73.5%
Property type:
Single family		62.4%
Condominium		22.2
PUD		10.7
Other residential		4.7
ARM loan type:
3-year hybrid		37.9%
5-year hybrid		60.9
Other		1.2
ARM interest rate caps:
Initial cap:
Under 3.00		9.7%
3.01-4.00		—
4.01-5.00		24.8
5.01-6.00		65.5
Periodic cap:
None		0.9%
Under 1.00%		0.3
Over 1.00%		98.8
Percent of interest-only loan balances		78.0%
Weighted average FICO (1) score		733

(1)	FICO is a credit score, ranging from 300 to 850, with 850 being the best score, based upon the credit evaluation methodology developed by Fair, Isaac and Company, a consulting firm specializing in creating credit evaluation models.

Critical Accounting Policies and Estimates

Management's discussion and analysis of financial condition and results of operations is based on the amounts reported in our consolidated financial statements. These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP, many of which require the use of estimates, judgments and assumptions that affect reported amounts. Changes in the estimates and assumptions could have a material effect on these consolidated financial statements. In accordance with recent SEC guidance, those material accounting policies that we believe are the most critical to an investor's understanding of our financial results and condition and require complex management judgment have been described below. Additional information regarding our accounting policies is contained in Note 1 to both our unaudited consolidated financial statements and our audited consolidated financial statements included elsewhere in this prospectus.

Derivatives and Hedging Activities

We utilize derivatives to manage interest rate risk exposure. In accordance with SFAS No. 133, all derivative instruments are recorded at fair value. We designate every derivative instrument as either (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment, (2) a hedge of the variability of cash flows to be paid related to either a forecasted or recognized liability, or (3) a free-standing derivative instrument.

To qualify for hedge accounting under SFAS No. 133, we must demonstrate, on an ongoing basis, that our interest rate risk management activity is highly effective. We determine the effectiveness of our interest rate risk management activities using standard statistical measures. If we are unable to qualify certain of our interest rate risk management activities for hedge accounting, then the change in fair value of the associated derivative financial instruments would be reflected in current period earnings. See Note 4 to our unaudited consolidated financial statements and Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for further information pertaining to our accounting for derivatives and hedging activities.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the change in the fair value of the hedged asset or liability, are recorded in earnings. Our fair value hedges are used primarily for mortgage loans held for sale.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cashflow hedge are recorded in OCI to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. Our cash flow hedges are used primarily to hedge the financing cost for forecasted or recognized mortgage-backed collateralized debt obligations.

We obtain the fair value of Eurodollar futures, "to be announced," or TBA, securities, options on TBA securities and interest rate swaps and caps from quoted market prices.

The fair value of forward sale commitments to deliver mortgages is estimated using current quoted market prices for dealer or investor commitments as applies to our existing positions.

The fair value of an interest rate lock commitment, or IRLC, is based on an estimate of the fair value of the underlying mortgage loan and the probability that the loan will fund within the terms of the IRLC. After issuance, the value of an IRLC can change and be either positive or negative, depending on the change in value of the underlying mortgage loan. The probability that the underlying loan will fund is driven by a number of factors, in particular, the change, if any, in mortgage rates after the lock date. In general, the probability of funding increases if mortgage rates rise and decreases if mortgage rates fall. The probability that a loan will fund within the terms of the IRLC also is influenced by the source of the applicant, purpose for the loan (purchase or refinance) and the application approval rate.

Fair value estimates are made as of a specific point in time based on estimates using present value or other valuation techniques. These techniques may involve uncertainties and are significantly affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values.

Interest Income on Portfolio ARM Loans

Interest income is accrued based on the outstanding principal amount and contractual terms of our loans. Direct loan origination fees and costs are deferred and amortized as an interest income yield adjustment over the life of the related loans using the effective yield method. Estimating prepayments and estimating the remaining lives of the loans requires management judgment, which involves consideration of possible future interest rate environments. The actual lives could be more or less than the amount estimated by management. See "—Market Risk—Interest Rate Risk Management."

Loan Loss Reserves

MortgageIT's historical operations had an insignificant amount of loan losses due to default or non-performance on the loans primarily because mortgage loans were sold soon after being originated. Because we now hold loans for investment, we record an allowance for loan losses reflecting our estimate of future loan default losses. Our Portfolio ARM Loans are collectively evaluated for impairment, as the loans are homogeneous in nature. The allowance is based upon management's assessment of the various risk factors affecting our investment loan portfolio, including current economic conditions, the makeup of the portfolio based on credit grade, loan-to-value ratios, delinquency status, historical credit losses, purchased mortgage insurance and other factors deemed to warrant consideration. The allowance is maintained through ongoing loss provisions charged to operating income and is reduced by loans that are charged off. Determining the allowance for loan losses is subjective in nature due to the estimates required and the potential for imprecision. Two critical assumptions used in estimating the loan loss reserves are an assumed rate of default, which is the expected rate at which loans go into foreclosure over the life of the loans, and an assumed rate of loss severity, which represents the expected rate of realized loss upon disposition of the properties that have gone into foreclosure.

Recently Issued Accounting Standards

In June 2004, the Financial Accounting Standards Board, or FASB, issued Emerging Issues Task Force Abstract 03-01, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments", or EITF 03-01. EITF 03-01 requires an investor to determine when an investment is considered impaired, evaluate whether that impairment is other than temporary and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the investment's cost and its fair value. The guidance also includes accounting considerations subsequent to the recognition of an other than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other than temporary impairments. The impairment loss recognition and measurement guidance was to be applicable to other than temporary impairment evaluations in reporting periods beginning after June 15, 2004. In September 2004, the FASB proposed additional guidance related to debt securities that are impaired because of interest rate and/or sector spread increases, and delayed the effective date of EITF 03-01. We do not expect the adoption of EITF 03-01 to have a material effect on our financial condition, results of operations, or liquidity.

Accounting for Stock Based Compensation

Historically, we have accounted for stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." We have not reflected stock option-based employee compensation cost in net income because all options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant.

Under the provisions of SFAS No. 123R "Accounting for Stock-Based Compensation," or SFAS No. 123R, effective in the period ending March 31, 2006, we will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. This cost will be recognized over the vesting period during which an employee is required to provide service in exchange for the award.

The grant date fair value of employee stock options will be measured using an appropriate option pricing model. See Note 1 to our unaudited consolidated financial statements for an illustration of the effects on net income (loss) had we applied the fair value recognition provisions of SFAS No. 123R as of January 1, 2004. We will adopt this statement when effective and are currently evaluating the impact.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay dividends to our stockholders and other general business needs. It is our policy to have adequate liquidity available at all times. As a result of our IPO, which was completed on August 4, 2004, we believe our existing cash balances, funds available under our credit facilities and cash flows from operations are sufficient to fund our current level of operations for at least the next 12 months. We manage liquidity to ensure that we have the continuing ability to maintain cash flows that are adequate to fund operations and meet commitments on a timely and cost-effective basis.

Liquidity from Mortgage Investment Operations

The principal sources of liquidity for our mortgage investment operations are the issuance of mortgage-backed securities, repurchase agreements, and principal payments and net interest earned from our Portfolio ARM Loans. The net interest income earned from our Portfolio ARM Loans is the primary source of income and liquidity for the payment of dividends to our stockholders. We believe that our liquidity level is in excess of that necessary to pay dividends to our stockholders and to satisfy our operating requirements.

Loan Securitizations

We securitize mortgage loans by transferring them to independent trusts that issue securities collateralized by the transferred mortgage loans.

Through March 31, 2005, we completed three securitization transactions in which we securitized ARM loans into a series of pro rata pay, floating-rate securities. The securitization process benefits us by enabling us to issue permanent financing that is not subject to rollover risk or margin calls, and by creating highly liquid assets that can be readily financed in the reverse repurchase agreement market.

In these transactions, we issued AAA and AA-rated floating-rate pass-through certificates totaling $2.34 billion to third party investors, and retained $101.4 million of subordinated certificates, which provide credit support to the higher-rated certificates. The interest rates on the floating-rate pass-through certificates reset monthly and are indexed to the one-month London Interbank Offered Rate, or LIBOR. In connection with the issuance of these mortgage-backed securities, we incurred securitization costs of $7.2 million, including investment banking fees, legal fees and other related costs. The securitization costs are amortized over the expected life of the mortgage-backed securities.

As of March 31, 2005 and December 31, 2004, outstanding mortgage-backed securities were collateralized by ARM loans with a remaining principal balance of approximately $2.4 billion and $1.4 billion, respectively. These mortgage-backed securities mature between 2033 and 2035 and are callable at par by us after the total remaining balance of the loans collateralizing the debt is paid down to 20% of their original balance. The balance of our debt is also reduced as the underlying loan collateral is paid down, and is expected to have an average life of approximately four years.

In April 2005, we completed our fourth securitization in which we issued AAA and AA-rated floating-rate securities totaling $649.1 million and A+/A subordinated floating-rate securities totaling $16.3 million to third party investors.

Repurchase Agreements

We also utilize repurchase agreements as a source of financing for our mortgage investment operations. These arrangements vary in size and other characteristics among multiple providers. In particular, repurchase agreements have terms that will vary with respect to advance rates, interest spreads, size, duration and other characteristics depending on the nature of the underlying collateral in the program.

Under these agreements, we sell some or all of the retained interest in our mortgage-backed securities to a counterparty and we agree to repurchase those assets at a future date. At maturity, we purchase the assets back from the counterparty at an amount equal to the original sales price plus interest. During the term of a repurchase agreement, we continue to earn principal and interest on the underlying mortgage assets. As of March 31, 2005 and December 31, 2004, we had $83.5 million and $67.7 million of repurchase agreements outstanding, respectively.

These financing arrangements are short-duration facilities, generally less than six months, secured by the retained interest in our residential mortgage-backed securities, the value of which may move inversely with changes in interest rates. The interest rate for these financing arrangements is reset on a monthly basis. A decline in the market value of our investments may limit our ability to borrow or result in lenders requiring additional collateral. As a result, we could be required to sell some of our investments under adverse market conditions in order to maintain liquidity. If such sales are made at prices lower than the amortized costs of such investments, we will incur losses.

Warehouse Facilities

In addition, we draw down on all of our warehouse facilities, except for the facility with Residential Funding Corporation, or RFC, to finance loans that are held for securitization by the REIT.

Liquidity from Mortgage Banking Operations

For our mortgage banking operations, our principal sources of liquidity are our warehouse facilities and our principal use of liquidity is the origination of new mortgage loans.

To originate a mortgage loan, MortgageIT utilizes its short-term warehouse credit facilities that are available to fund mortgage loans held for sale. These facilities are secured by the mortgage loans owned by MortgageIT and by certain other assets, including cash deposited in interest-bearing collateral accounts. Advances drawn under these facilities bear interest at rates that vary depending on the type of mortgage loans securing the advances. These facilities are subject to sub-limits, advance rates and terms that vary depending on the type of mortgage loans securing these financings and the ratio of MortgageIT's liabilities to its tangible net worth. As of March 31, 2005, the aggregate warehouse facilities aggregated $3.3 billion and the maximum amount available for additional borrowings under these facilities was approximately $900.4 million.

These facilities bear interest at LIBOR plus a spread based on the types of loans being funded. The documents governing MortgageIT's warehouse facilities contain a number of compensating balance requirements and restrictive financial and other covenants that, among other things, require it to maintain a minimum ratio of total liabilities to tangible net worth, minimum levels of tangible net worth, liquidity and stockholders' equity and maximum leverage ratios, as well as to comply with applicable regulatory and investor requirements.

During the three months ended March 31, 2005, we negotiated two new credit facilities, which brought the total number of facilities we may draw upon to five.

In March 2005, we entered into a warehouse credit facility with Credit Suisse First Boston Mortgage Capital LLC, or CSFB, for a partially committed credit limit of $400 million. Under the line, outstanding advances are secured by the specific mortgage loans funded, and bear interest at LIBOR plus a spread based on the types of loans being funded. As of March 31, 2005, we had no outstanding borrowings on the line. This credit facility expires in February 2006.

In February 2005, we entered into a warehouse credit facility with Greenwich Capital Financial Products Inc., or Greenwich, for a committed credit limit of $250 million. Under the line, outstanding advances are secured by the specific mortgage loans funded, and bear interest at LIBOR plus a spread based on the types of loans being funded. As of March 31, 2005, we had $145.8 million outstanding on this facility. This credit facility expires in February 2006.

We maintain a credit facility with UBS Real Estate Securities, Inc., or UBS, which has an uncommitted credit limit of $1.25 billion, which includes a mortgage loan sale conduit facility. This credit facility may be terminated at the discretion of the lender. The facility provides for temporary increases in the line amount on an as-requested basis. Under the line, outstanding advances are secured by the specific mortgage loans funded, and bear interest at LIBOR plus a spread based on the types of loans being funded. Interest is payable at the time the outstanding principal amount of the advance is due, generally within 30 days. All advances under this agreement are evidenced by a note, which is secured by all of the loans funded through this facility. As of March 31, 2005 and December 31, 2004, we had outstanding on the line $634.0 million and $798.8 million, respectively. This credit facility expires in August 2005.

We maintain a credit facility with Merrill Lynch Mortgage Capital, Inc., or Merrill Lynch, which has a partially committed credit limit of $1.0 billion collateralized by the specific mortgage loans funded, and bears interest at LIBOR plus a spread based on the types of loans being funded. As of March 31, 2005 and December 31, 2004, we had $907.0 million and $906.3 million, respectively, outstanding on this facility. This credit facility expires in August 2005.

We maintain a credit facility with RFC which has a committed credit limit of $400 million collateralized by the specific mortgage loans funded, and bears interest at LIBOR plus a spread based on the types of loans being funded. As of March 31, 2005 and December 31, 2004, we had outstanding approximately $318.8 million and $164.3 million, respectively, on this facility. This credit facility expires in April 2006.

The weighted average effective rate of interest for borrowings under all warehouse lines of credit, was approximately 3.3%, 2.6% and 3.0% for the three months ended March 31, 2005 and the years ended December 31, 2004 and 2003, respectively.

All mortgage loans held for sale have been pledged as collateral under the above warehouse credit facilities. In addition, the facilities contain various financial covenants and restrictions, including a requirement that we maintain specified leverage ratios and net worth amounts. As of March 31, 2005, we were not in compliance with certain covenants contained in certain of our credit facilities. Although waivers from the lenders with respect to these covenant violations have been obtained, no assurance can be made that the lenders will continue to waive future covenent violations, to the extent they occur. The agreements also contain covenants limiting our ability to:

•	consolidate, merge or enter into similar transactions;

•	transfer or sell assets;

•	create liens on the collateral; or

•	change the nature of its business, without obtaining the prior consent of the lenders, which consent may not be unreasonably withheld.

These limits may in turn restrict our ability to pay cash or stock dividends on our common stock. In addition, under the warehouse facilities, we cannot continue to finance a mortgage loan that we hold through the warehouse facility if:

•	the loan is rejected as "unsatisfactory for purchase" by the ultimate investor and has exceeded its permissible warehouse period, which varies by facility;

•	we fail to deliver the applicable note, mortgage or other documents evidencing the loan within the requisite time period;

•	the underlying property that secures the loan has sustained a casualty loss in excess of 5% of its appraised value; or

•	the loan ceases to be an eligible loan (as determined pursuant to the warehouse facility agreement).

In addition to the warehouse facilities, MortgageIT has entered into a mortgage loan purchase agreement with UBS, which we refer to as a conduit facility. Under this agreement, UBS purchases loans from MortgageIT, which enables MortgageIT to record the sale and recognize the gain on sale. Upon sale, MortgageIT removes both the loans and the corresponding warehouse liability from its balance sheet. A third party subsequently purchases the loans directly from UBS. MortgageIT facilitates the final settlement of the loan sale between UBS and the third party, and receives a performance fee for services provided to UBS. MortgageIT classifies the performance fee as brokerage revenue. The capacity available under the conduit facility is included in the $1.25 billion warehouse facility. The overall facility capacity at any given time is reduced by the outstanding balance on the warehouse facility plus the outstanding balance of the conduit facility. The conduit facility is not a committed facility and may be terminated at the discretion of UBS.

In addition to the warehouse facilities and the UBS conduit facility, MortgageIT has entered into a $15 million note purchase agreement with Technology Investment Capital Corp., or TICC, whereby MortgageIT sold an aggregate principal amount of $15 million of senior secured promissory notes to TICC. The proceeds from the sale of the notes provide working capital for MortgageIT. The notes bore interest at a rate of 10% per annum through September 30, 2004, and bear interest at the rate of 7.5% per annum for the period from October 1, 2004 through March 31, 2005. Beginning on April 1, 2005, the notes bear interest at the rate of 10% per annum. Interest on the notes is payable quarterly in arrears.The notes provide for a single payment of the entire amount of the unpaid principal and any unpaid accrued interest on the notes on March 29, 2007. As of March 31, 2005, MortgageIT was in compliance with all of the restrictions and covenants contained in the note purchase agreement, except the warehouse line ratio, for which a waiver has been obtained. However, no assurance can be made that waivers will be granted in the future, to the extent such waivers are necessary.

MortgageIT makes certain representations and warranties, and is subject to various affirmative and negative financial and other covenants, under the terms of both the warehouse credit facilities and certain investor loan sale agreements regarding, among other things, the loans' compliance with laws and regulations, their conformity with the investors' underwriting standards and the accuracy of information. In the event of a breach of these representations, warranties or covenants, or in the event of an early payment default, these loans may become ineligible collateral for the warehouse credit facilities or may become ineligible for sale to an investor, and MortgageIT may be required to repurchase the loans from the warehouse lender or the investor. MortgageIT has implemented procedures to help ensure quality control and conformity to underwriting standards and to minimize the risk of being required to repurchase loans. MortgageIT has been required to repurchase loans it has sold from time to time; however, these repurchases have not had a material impact on the results of operations of MortgageIT.

MortgageIT's ability to originate and fund loans has historically depended in large part on its ability to sell the mortgage loans it originates at a premium in the secondary market so that it may generate cash proceeds to repay borrowings under its warehouse facilities. The value of MortgageIT's loans is relevant in determining the overall amount of borrowings that will be available to it under its financing facilities. The value of our loans depends on a number of factors, including:

•	interest rates on our loans compared to market interest rates;

•	the borrower credit risk classification;

•	loan-to-value ratios, loan terms, underwriting and documentation; and

•	general economic conditions.

Trust Preferred Securities

We have also issued trust preferred securities as a means of generating liquidity for both our mortgage investment operations as well as our mortgage banking operations. In April 2005 and May 2005, we issued through separate grantor trust subsidiaries, $50 million and $25 million of trust preferred securities, respectively, which each pay a variable interest rate of 375 basis points over 3-month LIBOR, payable quarterly. The trust preferred securities mature in 2035 and are redeemable at par after five years and, in certain limited circumstances, at a premium to par within five years. Payments on the trust preferred securities will be funded from payments on junior subordinated debentures issued by MortgageIT to the grantor trusts, which debentures have substantially identical terms as the trust preferred securities. The issuance of trust preferred securities in April 2005 was used to fund ongoing growth of our mortgage investment portfolio, while the issuance in May 2005 will be used to fund the continued expansion of our mortgage banking operations.

Cash and Cash Equivalents

Our cash and cash equivalents decreased to $40.3 million at March 31, 2005 from $70.2 million at December 31, 2004. Our primary sources of cash and cash equivalents during the three months ended March 31, 2005 were as follows:

•	a $901.7 million increase in CDOs;

•	a $136.2 million increase in warehouse lines payable; and

•	a $15.8 million increase in repurchase agreements.

Our primary uses of cash and cash equivalents during the three months ended March 31, 2005 were as follows:

•	a $1.1 billion increase in Portfolio ARM Loans and mortgage loans held for sale; and

•	a $8.5 million dividend payment.

Our cash and cash equivalents increased to $70.2 million at December 31, 2004 from $22.3 million at December 31, 2003. Our primary sources of cash and cash equivalents during the year ended December 31, 2004 were as follows:

•	a $163.4 million IPO;

•	a $1.33 billion increase in CDOs;

•	a $1.57 billion increase in warehouse lines payable; and

•	a $67.7 million increase in repurchase agreements.

Our primary uses of cash and cash equivalents during the year ended December 31, 2004 were as follows:

•	a $3.06 billion increase in Portfolio ARM Loans and mortgage loans held for sale;

•	a $19.2 million increase in hedge instruments; and

•	a $18.4 million increase in accounts receivable.

MortgageIT's cash and cash equivalents increased to $22.3 million at December 31, 2003, from $2.1 million at December 31, 2002. MortgageIT's primary sources of cash and cash equivalents during the year ended December 31, 2003 were as follows:

•	a $109.5 million decrease in mortgage loans held for sale;

•	a $9.0 million increase in notes payable and other debt;

•	a $4.9 million decrease in accounts receivable; and

•	a $3.5 million decrease in restricted cash.

MortgageIT's primary uses of cash and cash equivalents during the year ended December 31, 2003 were as follows:

•	a $113.2 million repayment of warehouse lines payable;

•	a $14.1 million repayment of notes payable and other debt;

•	a $3.6 million to purchase property and equipment; and

•	a $1.0 million decrease in accounts payable.

Payment of Dividends

On December 16, 2004, we declared our initial common stock dividend of $0.44 per share. The dividend was distributed in January 2005 and was generated from our operating activities. The total cash dividend of approximately $8.5 million exceeded the minimum taxable income distribution requirements for the period from August 4, 2004 through December 31, 2004.

On March 16, 2005, we declared our second common stock dividend of $0.48 per share. The dividend was distributed in April 2005 and was generated from our operating activities. The total cash dividend of approximately $9.3 million exceeded the minimum taxable income distribution requirements for the quarter.

We are required to make annual distributions of our net taxable income to our stockholders in order to maintain our REIT qualification and to avoid corporate income tax and the nondeductible excise tax. However, differences in timing between the recognition of REIT taxable income and the actual receipt of cash could require us to sell assets or to borrow funds on a short-term basis to meet the REIT distribution requirements and to avoid corporate income tax and the nondeductible excise tax. Further, certain of our assets may generate substantial mismatches between REIT taxable income and available cash. Such assets could, for example, include mortgage-backed securities we hold that have been issued at a discount and require the accrual of taxable income in advance of the receipt of cash. As a result, our taxable income may exceed our cash available for distribution and the requirement to distribute a substantial portion of our net taxable income could cause us to: (1) sell assets under adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with the REIT distribution requirements.

Inflation

For the periods presented herein, inflation has been relatively low and we believe that inflation has not had a material effect on our results of operations. To the extent inflation increases in the future at a rate that is faster than the market currently anticipates, interest rates are also likely to rise, which would likely reduce the number of mortgage loans we originate. A reduction in the number of loans we originate resulting from increased inflation would adversely affect our future results of operations. Additionally, to the extent that the investment portfolio earnings are sensitive to rising interest rates, unanticipated increases in inflation may adversely affect our results of operations.

Off-Balance Sheet Arrangements

As of March 31, 2005, we had no outstanding off-balance sheet arrangements.

Contractual Obligations

We had the following commitments (excluding derivative financial instruments) at December 31, 2004:

	Payments due by Period (excluding interest)
	(in thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Collateralized debt obligations (1)(2)	$1,331,986	$26,621	$9,836	$15,480	$1,280,049
Warehouse lines payable	1,869,385	1,869,385	—	—	—
Repurchase agreements	67,674	67,674	—	—	—
Operating leases (3)	30,806	7,572	12,980	8,527	1,727
Notes payable	15,000	—	15,000	—	—

(1)	Excluding debt issuance costs.

(2)	Maturities of our CDOs are dependent upon cash flows received from underlying loans receivable. Our estimate of their repayment is based on scheduled principal payments on the underlying loans receivable. This estimate will differ from actual amounts to the extent we experience prepayments and/or loan losses.

(3)	Net of subleases.

Market Risk

Market risk is the exposure to losses resulting from changes in interest rates, credit spreads, foreign currency exchange rates, commodity prices and equity prices. As we are invested solely in U.S. dollar-denominated instruments, primarily single-family residential mortgage instruments, and our borrowings are also domestic and U.S. dollar denominated, we are not subject to foreign currency exchange, or commodity and equity price risk. The primary market risk that we are exposed to is interest rate risk and its related ancillary risks. Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Our interest bearing assets, liabilities and related derivative instruments used for hedging purposes are market risk sensitive and may change in value if interest rates fluctuate. The following table presents information as to the notional amount, carrying amount and estimated fair value of certain of our market risk sensitive assets, liabilities and hedging instruments at March 31, 2005 and December 31, 2004 and 2003:

	March 31, 2005
	Notional Amount	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets:
Mortgage loans held for sale	$1,395,133	$1,402,487	$1,402,487
Forward delivery commitments	770,797	2,495	2,495
Mortgage loans held for sale, net		1,404,982	1,404,982
ARM loans held for securitization, net	678,379	684,918	683,738
ARM loans collateralizing debt obligations, net	2,355,993	2,379,556	2,373,585
Hedging instruments	5,553,216	44,151	44,151
Liabilities:
Warehouse lines payable	$2,005,546	$2,005,546	$2,005,546
Collateralized debt obligations, net	2,236,303	2,229,829	2,236,303
Repurchase agreements	83,475	83,475	83,475
Hedging instruments	2,562,085	3,151	3,151

	December 31, 2004
	Notional Amount	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets:
Mortgage loans held for sale	$774,194	$784,592	$787,234
ARM loans held for securitization, net	1,157,188	1,166,961	1,167,824
ARM loans collateralizing debt obligations, net	1,418,323	1,432,692	1,434,534
Hedging instruments	6,428,399	19,526	19,526
Liabilities:
Warehouse lines payable	$1,869,385	$1,869,385	$1,869,385
Collateralized debt obligations, net	1,331,986	1,328,096	1,331,986
Repurchase agreements	67,674	67,674	67,674
Hedging instruments	1,039,790	1,145	1,145

	December 31, 2003
	Notional Amount	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets:
Mortgage loans held for sale	$323,372	$324,753	$325,214
Hedging instruments	87,030	343	343
Liabilities:
Warehouse lines payable	$300,699	$300,699	$300,699
Hedging instruments	781,280	3,202	3,202

Interest Rate Risk Management

We utilize a variety of derivative instruments in order to hedge our interest rate risk. Our hedging transactions using derivative instruments involve certain risks such as counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. The counterparties to our derivative arrangements are major financial institutions and securities dealers that are well capitalized with high credit ratings and with which we may also have other financial relationships. While we do not anticipate nonperformance by any counterparty, we are exposed to potential credit losses in the event the counterparty fails to perform. Our exposure to credit risk in the event of default by a counterparty can be measured as the difference between the value of the contract and the current market price. We manage this risk by using multiple counterparties and limiting our counterparties to major financial institutions with good credit ratings, and in some cases, establishing rights to collateral posted by the derivative counterparty. In addition, we monitor the credit quality of our derivative counterparties. Accordingly, we do not expect any material losses as a result of default by such counterparties. However, there can be no assurance that we will be able to adequately manage the foregoing risks, or ultimately realize an economic benefit that exceeds the costs related to these hedging strategies.

Mortgage Investment Operations

Our investment risk exposure is largely due to interest rate risk. Interest rate risk is defined as the sensitivity of our current and future earnings to interest rate volatility, variability of spread relationships, the difference in repricing intervals between our assets and liabilities and the effect that interest rates may have on our cash flows, especially Portfolio ARM Loan prepayments. Interest rate risk may affect our interest income, interest expense and the market value of our interest rate risk-sensitive assets and liabilities. Our policies to manage interest rate risk aim to produce earnings stability and preserve capital by minimizing the negative effects of changing market interest rates and the impact of prepayment risk.

We are subject to interest rate exposure with respect to our financing costs relating to our Portfolio ARM Loans. Changes in interest rates impact our earnings in various ways. While we invest primarily in ARM loans, rising short-term interest rates may temporarily negatively affect our earnings, and, conversely, falling short-term interest rates may temporarily increase our earnings. This impact can occur for several reasons and is affected by portfolio prepayment activity as discussed below. First, our borrowings may react to changes in interest rates sooner than our ARM loans because the weighted average next repricing dates of the borrowings are likely to be shorter time periods than those of the ARM loans. Second, interest rates on ARM loans may be capped per adjustment period (commonly referred to as the periodic cap), and our borrowings may not have similar limitations. Third, changes in interest rates on ARM loans typically lag behind changes in applicable interest rate indices due to the required notice period provided to ARM loan borrowers when the interest rates on their loans are scheduled to change.

Interest rates can also affect our net return on hybrid ARM loans. During a declining interest rate environment, the prepayment of hybrid ARM loans may accelerate, possibly resulting in a decline in our net return on hybrid ARM loans, as replacement hybrid ARM loans may have a lower yield than the older ones paying off. In contrast, during an increasing interest rate environment, hybrid ARM loans may prepay slower than expected, requiring us to finance a greater amount of hybrid ARM loans than originally anticipated at a time when interest rates may be higher, resulting in a decline in our net return on hybrid ARM loans.

The rate of prepayment on mortgage loans may increase if interest rates decline or if the difference between long-term and short-term interest rates diminishes. Increased prepayments would cause us to amortize the deferred origination costs and fees for our mortgage loans over a shorter period, resulting in a reduced yield on our mortgage loans. Additionally, to the extent proceeds of prepayments cannot be reinvested at a rate of interest at least equal to the rate previously earned on such mortgage loans, our portfolio yield could be adversely affected.

Conversely, the rate of prepayment on mortgage loans may decrease if interest rates rise or if the difference between long-term and short-term interest rates increases. Decreased prepayments would cause us to amortize the deferred origination costs and fees for our mortgage loans over a longer period. Therefore, in rising interest rate environments, where prepayments are declining, the yield on our investment portfolio could be expected to increase due to higher interest rates and decreased amortization expense attributable to slower prepayments.

The positions we take to hedge our net interest income recognize the effect of prepayments on the size and composition of the investment portfolio. We manage prepayment risk by regularly recalculating the notional amount of the required hedge positions through the application of a prepayment model and implement hedge adjustments, as required. While we have not experienced any significant credit losses, a rising interest rate environment or economic downturn could cause our mortgage loan default rate and credit losses to increase, which would adversely affect our liquidity and operating results.

The following table summarizes the repricing characteristics of our Portfolio ARM Loans as of March 31, 2005:

	March 31, 2005
	Unpaid Principal Balance	Portfolio Mix
	(dollars in thousands)
Traditional ARM Assets:
Index:
Six-month LIBOR	$36,032	1.2%
One-year constant maturity treasury	422	—
	36,454	1.2
Hybrid ARM Assets:
Index:
3 years or less	1,151,064	37.9
Over 3 years to 5 years	1,846,854	60.9
	2,997,918	98.8
	$3,034,372	100.0%

As we build our investment portfolio of mortgage loans, our risk management is focused on protecting against possible "compression" in the net interest margin earned on our investment portfolio. The "yield curve" creates this risk because of different repricing durations for instruments with different maturities. In substance, the hedging objective is to protect the net interest margin by matching repricing durations for the ARM and hybrid ARM loan portfolio and the corresponding funding sources. As discussed below, hybrid ARM loans are the primary loans requiring hedging of the corresponding funding sources.

Traditional ARM loans have shorter repricing periods (one year or less) than do hybrids. The interest rate on traditional ARM loans will reset monthly, semi-annually or annually at a contractual margin over a U.S. Treasury index or a LIBOR index. The corresponding funding liabilities will similarly have shorter contractual repricing frequencies. Additionally, when hybrid ARM loans reach the end of their fixed rate period and become "rolled hybrids," they reprice based on semi-annual or annual LIBOR or U.S. Treasury indices and behave much like traditional ARMs. While there exists some "basis risk" between the repricing of both the traditional ARMs and rolled hybrids versus the typical one month funding costs of the portfolio, management believes this basis risk is manageable. Hybrid ARM loans initially have longer repricing periods than traditional ARMs. We may not be able to obtain matched repricing features for the corresponding funding sources since our borrowings generally have shorter repricing contractual terms than most of our hybrid ARM loans where the initial rate is fixed for up to five years.

To mitigate the effect of interest rate fluctuations on our net interest income, including the effect of prepayment rates, we hedge the financing costs of our issued mortgage-backed securities with interest rate swap agreements, Eurodollar futures or options contracts and interest rate cap agreements, collectively referred to as Hybrid Hedging Instruments, in order to better match the repricing durations of our Portfolio ARM Loans and our issued mortgage-backed securities.

We may also use other instruments that may be determined to be advantageous and are permitted under the hedging policy adopted by our board of directors.

We use Eurodollar futures to hedge for forecasted and recognized LIBOR-based borrowings. Eurodollar futures have the effect of fixing the interest rate on LIBOR-based liabilities in the event that LIBOR-based funding costs change.

We enter into cap agreements by incurring a one-time fee or premium. Pursuant to the terms of the cap agreements, we will receive cash payments if the LIBOR-based interest rate index specified in any such cap agreement increases above contractually specified levels. Therefore, such cap agreements have the effect of capping the interest rate expense on a portion of our borrowings above a level specified by the cap agreement. The purchase price of these cap agreements is amortized over the life of the cap agreements, and the amortization expense generally increases as the cap agreements approach maturity. Therefore, the cap premium amortization expense in future periods can be expected to increase from the current amortization rate.

We enter into swap agreements to fix the interest rate on a portion of our borrowings as specified in the swap agreement. When we enter into a swap agreement, we generally agree to pay a fixed interest rate, generally based on LIBOR. These swap agreements have the effect of converting our variable-rate debt into fixed-rate debt over the life of the swap agreements.

Both cap agreements and swap agreements represent a way to lengthen the average repricing period of our variable-rate borrowings such that the average repricing of the borrowings more closely matches the average repricing of our Portfolio ARM Loans.

Management relies on a variety of tools to assess the interest rate risk exposure of the investment portfolio under various interest rate scenarios. Using financial modeling, the fair value and interest rate sensitivity of financial instruments, or groups of similar instruments, is estimated and then aggregated to form a comprehensive picture of the risk characteristics of the investment portfolio.

The table below presents the sensitivity of the market value of our portfolio using a discounted cash flow simulation model. Application of this method results in an estimation of the change in the market value of our assets and hedged liabilities per 50 basis point ("bp") incremental instantaneous parallel shifts in the LIBOR yield curve — a measure commonly referred to as sensitivity of equity. Positive sensitivity of equity indicates an increase in the market value of our assets relative to the market value of our hedged liabilities corresponding to the indicated shift in the yield curve.

As of March 31, 2005	Basis Point Increase (Decrease) in Interest Rate
	(100)	(50)	+50	+100
	(dollars in thousands)
Change in market values of:
Assets	$61,097	$32,932	$(35,550)	$(72,372)
Hedged liabilities	(55,793)	(28,900)	31,296	65,341
Net change in market value of portfolio equity	$5,304	$4,032	$(4,254)	$(7,031)
Percentage change in market value of portfolio equity	2.78%	2.11%	(2.23)%	(3.69)%

The use of Hybrid Hedging Instruments is a critical part of our interest rate risk management strategies, and the effects of these Hybrid Hedging Instruments on the market value of the investment portfolio are reflected in the model's output. This analysis also takes into consideration the value of options embedded in our mortgage assets including constraints on the repricing of the interest rate of ARM assets resulting from periodic and lifetime cap features, as well as prepayment options. Assets and liabilities that are not interest rate-sensitive such as cash, payment receivables, prepaid expenses, payables and accrued expenses are excluded. The sensitivity of equity calculated from this model is a key measure of the effectiveness of our interest rate risk management strategies.

Changes in assumptions, including, but not limited to, volatility, mortgage and financing spreads, prepayment behavior and defaults, as well as the timing and level of interest rate changes, will affect the results of the model. Therefore, actual results are likely to vary from modeled results.

The table below presents the duration of our assets and liabilities as of March 31, 2005, under the then prevailing yield curve, as well as with instantaneous parallel 50bps shifts in the curve. Positive portfolio duration indicates that the market value of the investment portfolio, net of borrowings and hedges, will decline if our interest rates rise and increase if interest rates decline. The closer duration is to zero, the less interest rate changes are expected to affect earnings.

As of March 31, 2005

	Basis Point Increase (Decrease) in Interest Rate
	(100)	(50)	Base	+50	+100
	(years)
Duration of assets	1.42	1.79	2.07	2.24	2.34
Duration of borrowings and hedges	1.67	1.83	2.00	2.18	2.37
Net portfolio duration	(0.25)	(0.04)	0.07	0.06	(0.03)

Although market value sensitivity analysis is widely accepted in identifying interest rate risk, it does not take into consideration changes that may occur such as, but not limited to, changes in investment and financing strategies, changes in market spreads, and changes in business volumes.

Mortgage Banking Operations

Movements in interest rates can pose a major risk to our mortgage banking operations in either a rising or declining interest rate environment. MortgageIT utilizes warehouse lines of credit to fund its origination activity. The cost of these borrowings is at variable interest rate terms that increase or decrease as short term interest rates increase or decrease. In addition, we are exposed to price risk from the time an interest rate lock commitment is made to a mortgage applicant (or financial intermediary) to the time the related mortgage loan is sold. During this period, we are exposed to losses if mortgage rates rise, because the value of the IRLC or mortgage declines.

The committed pipeline consists of loan applications in process where we have issued IRLCs to the applicants (or financial intermediaries). IRLCs guarantee the rate and points on the underlying mortgage for a specified period, generally from seven to sixty days. Managing the price risk related to the committed pipeline is complicated by the fact that the ultimate percentage of applications that close within the terms of the IRLC is variable. The primary factor that drives the variability of the closing percentage is change in mortgage rates. In general, the percentage of applications in the committed pipeline that ultimately close within the terms of the IRLC increases if mortgage rates rise and decreases if mortgage rates fall. This is due primarily to the relative attractiveness of current mortgage rates compared to the applicants' committed rates. The closing percentage is also influenced by the source of the applications, age of the applications, purpose for the loans (purchase or refinance) and the application approval rate. We have developed closing ratio estimates for the committed pipeline using empirical data taking into account all of these variables. To mitigate the effect of the interest rate risk inherent in issuing an IRLC from the lock-in date to the funding date of a loan, MortgageIT uses various derivative instruments, including forward sale loan commitments and forward sales and purchases of mortgage-backed securities and options on such securities in the forward delivery TBA market to economically hedge the IRLCs.

If MortgageIT does not deliver into forward sale loan or TBA commitments, such instruments can be settled on a net basis. Net settlement entails paying or receiving cash based upon the change in market value of the existing instrument. All forward sale loan commitments and forward sales and purchases of TBA commitments are typically settled within 90 days of the contract date.

MortgageIT also hedges the economic value of funded loans that are held for sale but not yet allocated to an investor sale commitment. Once a loan has been funded, MortgageIT's risk management objective for its mortgage loans held for sale is to protect earnings from an unexpected decline in value of its mortgage loans. Similar to IRLCs, MortgageIT's strategy is to use forward sale loan commitments and TBAs to hedge its mortgage loans held for sale. The notional amount of the derivative contracts, along with the underlying rate and terms of such contracts, are equivalent to the unpaid principal amount of the mortgage inventory being hedged; hence, the derivative contracts effectively fix the forward sales price and, thereby, substantially mitigate interest rate and price risk to MortgageIT.

The following further describes the derivative instruments we may use in our risk management activities related to the committed pipeline and mortgage loan inventory. The value of these derivative instruments generally moves in the opposite direction to the value of the mortgage loan inventory. We review our committed pipeline and mortgage inventory risk profiles on a daily basis.

•	Forward sales of mortgage-backed securities: represents an obligation to sell a mortgage-backed security at a specific price in the future; therefore, its value increases as mortgage rates rise.

•	Forward purchases of mortgage-backed securities: represents an obligation to buy a mortgage-backed security at a specific price in the future; therefore, its value increases as mortgage rates fall.

•	Long call options on mortgage-backed securities: represents a right to buy a mortgage-backed security at a specific price in the future; therefore, its value increases as mortgage rates fall.

•	Long put options on mortgage-backed securities: represents a right to sell a mortgage-backed security at a specific price in the future; therefore, its value increases as mortgage rates rise.

•	Long call options on Treasury futures: represents a right to acquire a Treasury futures contract at a specific price in the future; therefore, its value increases as the benchmark Treasury rate falls.

•	Long put options on Treasury futures: represents a right to sell a Treasury futures contract at a specific price in the future; therefore, its value increases as the benchmark Treasury rate rises.

•	Short Eurodollar futures contracts: represents a standardized exchange-traded contract, the value of which is tied to spot Eurodollar rates at specified future dates; therefore, its value increases when Eurodollar rates rise.

Finally, the mortgage banking industry is generally subject to seasonal trends. These seasonal trends reflect the pattern in the national housing market. Home sales typically rise during the spring and summer seasons and decline during the fall and winter seasons. Seasonality has less of an effect on mortgage refinancing activity, which is primarily driven by prevailing mortgage rates.

OUR COMPANY

General

We are a residential mortgage lender that was formed in March 2004 to continue and expand the business of MortgageIT. We are organized and conduct our operations to qualify as a REIT for federal income tax purposes and are focused on earning net interest income from mortgage loans originated by MortgageIT. MortgageIT was incorporated in New York in February 1999, and began marketing mortgage loan services in May 1999. MortgageIT is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT originates single-family mortgage loans of all types, with a particular focus on prime ARM and fixed-rate, first lien residential mortgage loans. Prior to August 4, 2004, MortgageIT sold all of the loans it originated through both its retail and wholesale operations to third party investors. Home Closer provides settlement, title and related services. IPI Skyscraper Mortgage Corporation, or IPI, which provided retail mortgage lending operations, was a wholly owned subsidiary of MortgageIT until it was merged with and into MortgageIT effective December 31, 2004.

Our business strategy is to self-originate prime ARM loans that collateralize debt obligations and ARM loans held for securitization to hold in our investment portfolio, fund them using equity capital and borrowed funds, and generate earnings from the spread between the yield on our assets and our cost of borrowings. Our investment strategy is designed to mitigate credit risk and interest rate risk. Our mortgage loan investment portfolio consists primarily of prime ARM loans that collateralize multi-class pass-through securities that we issue in securitization transactions, and prime quality ARM loans that we intend to securitize.

The loans that we retain in our investment portfolio are serviced through a subservicing arrangement. Generally, we expect to continue to sell the fixed-rate loans originated by MortgageIT to third parties as well as any ARM or hybrid ARM loans that we do not retain in our investment portfolio.

On August 4, 2004, we closed our IPO and sold 14.6 million shares of our common stock at a price to the public of $12.00 per share, for net proceeds of approximately $163.4 million, after deducting the underwriters' discount and other offering-related expenses. Since the completion of our IPO, the primary focus of our business has been to build a leveraged portfolio of single-family residential mortgage loans comprised largely of prime ARM and hybrid ARM loans. Our investment portfolio consists exclusively of loans originated by MortgageIT. As of March 31, 2005, we had transferred to our investment portfolio approximately $3.15 billion of single-family residential prime ARM and hybrid ARM loans originated by MortgageIT.

In October 2004, we launched a national correspondent lending division. The newly created business division, through its centralized management and loan acquisition teams, seeks to purchase prime first-lien closed mortgage loans from small to mid-sized banks, credit unions and mortgage bankers. In the first quarter of 2005, the correspondent business division accounted for 4.8% of MortgageIT's total originations. These loans are subject to the same credit review standards utilized by our other prime production channels and are sold by MortgageIT to third party investors. We do not currently anticipate holding such loans in our investment portfolio.

In November 2004, MortgageIT announced its plan to expand its wholesale subprime origination division platform, and has established a sales leadership team in several key regions in order to intensify the focus on subprime single-family residential loan origination. As of March 31, 2005, this division had 298 employees and generated 9.7% of MortgageIT's total originations in the first quarter of 2005. The division is expanding organically, through the development of new branches managed by seasoned mortgage professionals. During the first quarter of 2005, we added five subprime wholesale branches, with approximately 119 staff members added in locations across the U.S. All of the subprime loan production is currently sold to third party investors and we do not anticipate holding any subprime loans in our investment portfolio. We intend to transfer our subprime origination division to NBL later this year, subject to its receipt of all necessary licenses and approvals.

Description of Business

We operate our business in two primary segments, mortgage investment operations and mortgage banking operations. Mortgage investment operations are driven by the net interest income generated on our leveraged prime mortgage loan investment portfolio. Mortgage banking operations are driven by income generated from our mortgage loan origination business and include sales, loan processing, underwriting, funding, secondary marketing and brokerage activities.

Financial information regarding our business segments can be found in Note 10 to our unaudited consolidated financial statements and Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

Mortgage Investment Operations

Our mortgage investment operations involve the acquisition and retention, in a leveraged portfolio, of either traditional ARM loans or hybrid ARM loans, together referred to as Portfolio ARM Loans. Traditional ARM loans are mortgage loans that have interest rates that reprice in one year or less, and hybrid ARM loans are mortgage loans that have a fixed interest rate for an initial period of not more than five years and then convert to traditional ARM loans for their remaining terms to maturity.

All of the Portfolio ARM Loans we acquire are originated in our mortgage banking operations and must meet the underwriting criteria and guidelines set forth in our investment and risk management policy. For purposes of maintaining liquidity for borrowings or as collateral, we may also invest in U.S. Treasury securities and debentures, and discount notes guaranteed by two government-sponsored corporations, Fannie Mae and Freddie Mac.

The funding of our investment portfolio primarily consists of borrowings from our warehouse lines of credit for loans awaiting securitization, the issuance of CDOs and repurchase agreements. We acquire ARM loans for our investment portfolio with the intention of securitizing them by transferring them to independent trusts. In order to facilitate the securitization of our loans, we generally create subordinate certificates, which provide a specified amount of credit enhancement to the higher rated certificates. Upon securitization, we finance the loans through the issuance of CDOs in the capital markets and generally retain the subordinate certificates. We service Portfolio ARM Loans through a subservicer.

We do not account for CDOs placed with third party investors as sales and, therefore, do not record any gain or loss in connection with securitization transactions. The securitizations are accounted for as long-term collateralized financings. Consequently, the Portfolio ARM Loans transferred to the independent trust are shown as assets on our balance sheet. On our balance sheet, our Portfolio ARM Loans consist of ARM loans collateralizing debt obligations and ARM loans held for securitization. We, therefore, generate revenue in our mortgage investment operations from the spread between the interest income on our Portfolio ARM Loans and our cost of borrowings (i.e., the interest expense on our CDOs).

The loan securitization process benefits us by creating highly liquid securitized assets that can be readily financed in the capital markets.

    Portfolio Strategy

It is our general policy to originate 100% of the ARM loans we hold in our investment portfolio. However, we retain the right to purchase mortgage-backed securities guaranteed by Fannie Mae or Freddie Mac or the Government National Mortgage Association, referred to as GNMA or Ginnie Mae.

We select loans for inclusion in our investment portfolio based on a variety of credit risk factors. Our portfolio management committee has established specific loan investment guidelines including minimum FICO scores, maximum loan-to-value ratios, maximum loan size and other applicable credit quality criteria.

In accordance with our investment guidelines, we invest at least 85% of assets in high quality ARMs and hybrid ARMs and short-term investments including:

•	Prime ARM and hybrid ARM mortgage loans that have been deposited into trusts that issue mortgage-backed securities collateralized by the transferred loans;

•	Fannie Mae and Freddie Mac mortgage securities;

•	ARM securities rated within one of the two highest rating categories by at least one of the nationally recognized statistical ratings agencies i.e., Moody's; S&P; or Fitch;

•	securities and loans that are unrated but that we determine to be of comparable quality to comparable high-quality mortgage securities; and

•	cash and cash equivalents, including short-term investments in U.S. Treasury and agency non-mortgage securities.

The investment portfolio also may retain certain classes of our mortgage-backed securities that are below investment grade (below BBB). Interests in non-investment grade assets will comprise no more than 25% of stockholders' equity on an historical cost basis.

At March 31, 2005, we held total assets of $4.62 billion, of which $4.47 billion consisted of both loans held for sale and loans held for investment, compared to $3.54 billion in total assets at December 31, 2004, of which $3.38 billion consisted of both loans held for sale and loans held for investment. At March 31, 2005, over 85% of the assets we held, including cash and cash equivalents, were high quality ARM loans and short-term investments.

    Credit Risk

We have credit exposure on our investment portfolio. During the three months ended March 31, 2005 and the year ended December 31, 2004, we recorded loan loss provisions totaling $642,000 and $674,000, respectively, to reserve for estimated future credit losses on Portfolio ARM Loans. There were no credit losses charged against the allowance for losses during such periods.

The following table summarizes Portfolio ARM Loan delinquency information as of March 31, 2005 and December 31, 2004:

Delinquency Status	Loan Count	Loan Balance	Percent of Portfolio ARM Loans	Percent of Total Assets
	(dollars in thousands)
March 31, 2005
60 to 89 days	6	$1,715	0.06%	0.04%
90 days or more	—	—	—	—
In bankruptcy and foreclosure	4	1,312	0.04	0.03
Total	10	$3,027	0.10%	0.07%
December 31, 2004
60 to 89 days	6	$1,619	0.06%	0.05%
90 days or more	1	560	0.02	0.01
In bankruptcy and foreclosure	—	—	—	—
Total	7	$2,179	0.08%	0.06%

Mortgage Banking Operations

Our mortgage banking operations are conducted through MortgageIT and its subsidiaries. MortgageIT is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States.

MortgageIT generates revenue through the origination, sale and brokering of mortgage loans sourced through its loan production channels. This revenue primarily consists of gain on sale of mortgage loans, loan brokerage revenues and net interest income. Gain on sale of mortgage loans is generated from the sale of mortgage loans to investors, on a servicing released basis, generally within 30 to 60 days of funding. Accordingly we do not capitalize the value of mortgage servicing rights. Gain is recognized based on the difference between the net sales proceeds and the carrying value of the mortgage loans sold and is recognized in earnings at the time of sale. The carrying value of the mortgage loans sold includes direct loan-related origination costs and fees. Brokerage revenue consists of fees and commissions earned by brokering mortgage loans ultimately funded by third party lenders. Interest on mortgage loans held for sale accrues on loans from the date of funding through the date of sale.

MortgageIT's mortgage banking operations expenses consist primarily of:

•	loan origination commissions, salaries and employee benefits;

•	mortgage loan processing expenses;

•	general and administrative expenses;

•	marketing, loan acquisitions and business development expenses; and

•	rent expense, professional fees, and depreciation expense.

A substantial portion of MortgageIT's expenses are variable in nature. Loan origination commissions are paid to loan production officers only upon the origination of the mortgage loan, making such commission expenses 100% variable. Salaries, benefits and other related payroll costs may fluctuate based upon management's assessment of current and predicted future levels of mortgage loan origination volume. As a taxable REIT subsidiary, the net income of MortgageIT is subject to corporate income tax.

    Loan Underwriting

We follow a specific underwriting methodology based on the following philosophy—first evaluate the borrower's ability to repay the loan, and then evaluate the value of the property securing the loan. We have developed underwriting guidelines and practices that establish clear parameters for our loan underwriters and credit officers to make loan approval decisions. For mortgage loans retained in our investment portfolio, we seek those loans that we believe have low risk of default and resulting loss. Although our loan underwriting procedures are structured to predict future borrower payment patterns and financial capability based on the borrower's past history and current financial information, as well as our ability to collect the remaining loan balance through foreclosure in the event of a default, no assurance can be made that every loan originated will perform as anticipated.

In evaluating the borrower's ability and willingness to repay a loan, we review and analyze the following aspects of the borrower: credit score, income and its source, employment history, debt levels in revolving, installment and other mortgage loans, credit history and use of credit in the past, and the ability and/or willingness to provide verification for the above. Credit scores, credit history, use of credit in the past and information as to debt levels can typically be obtained from a third party credit report through a credit repository. Those sources are used in all instances, as available. Sometimes, borrowers have little or no credit history that can be tracked by one of the primary credit repositories. In these instances, the reason for the lack of history is considered and taken into account. In our experience, most prospective borrowers have accessible credit histories.

In evaluating a potential property to be used as collateral for a mortgage loan, we consider all of the following aspects of the property: the loan balance versus the property value, i.e., the loan-to-value ratio, the property type, how the property will be occupied (a primary residence, second home or investment property), if the property's apparent value is supported by recent sales of similar properties in the same or a nearby area, any unique characteristics of the property and our confidence in the data and their sources.

Other considerations that may effect our decision regarding a borrower's loan application are the borrower's purpose in requesting the loan (purchase of a home as opposed to cashing equity out of the home through a refinancing, for example), the loan type (adjustable-rate, including adjustment periods and loan life rate caps, or fixed-rate), and any items unique to a loan that we believe could affect credit performance.

    Business Strategy

All of the loans originated by MortgageIT are either transferred to our investment portfolio, or sold or brokered to third party investors. Our mortgage banking operations consist primarily of the following activities:

•	retail prime production operations, including both brokered loans and funded loans that are originated through MortgageIT's IPI Skyscraper Division of retail branch offices and through its internet origination channel;

•	wholesale prime production operations, including loans originated through retail loan brokers and correspondents that are not MortgageIT employees and funded by MortgageIT through its MIT Lending Division;

•	subprime production operations, including both retail loans originated through MortgageIT's retail subprime department, and wholesale loans originated through MortgageIT's subprime lending division;

•	correspondent lending operations, including loans originated through banks, credit unions and mortgage bankers and funded by MortgageIT through its Correspondent Lending Division;

•	secondary loan marketing operations; and

•	mortgage loan title, settlement and other mortgage related services through Home Closer.

    Sale of Loans

We generally sell our mortgage loans through MortgageIT on a whole loan, non-recourse basis. However, we do have potential liability under the representations and warranties we make to purchasers and insurers of the loans. In the event of a breach of such representations and warranties, we may be required to either repurchase the subject mortgage loans or indemnify the investor or insurer. In such cases, any subsequent credit loss on the mortgage loans is recognized by MortgageIT.

All of our subprime loan production is sold, through MortgageIT, to third party investors.

    Loan Products

MortgageIT originates both mortgage loans to finance home purchases, referred to as purchase mortgage loans, and loans to refinance existing mortgage loans. For the three months ended March 31, 2005 and years ended December 31, 2004, 2003 and 2002, MortgageIT's purchase loan originations represented approximately 51%, 49%, 28% and 32%, respectively, of MortgageIT's total residential mortgage loan originations measured by principal balance.

MortgageIT originates prime first lien conventional and, non-conventional, conforming single-family residential mortgage loans. In addition, MortgageIT also originates a lesser amount of non-conforming first lien single-family residential mortgage loans such as jumbo loans, non-prime loans and Alt A loans, as well as home equity and second mortgage loans. Substantially all of the loans originated by MortgageIT allow for prepayment without penalty, and we retain loans that allow for prepayment without penalty.

    Geographic

MortgageIT originates loans in all 50 states. The majority of MortgageIT's loan origination volume, as measured by principal balance, was sourced from the states of California, New York and Texas. For the three months ended March 31, 2005 and the years ended December 31, 2004, 2003 and 2002, the total loan origination volume for these three states aggregated 60%, 66%, 59% and 51%, respectively.

Hedging Activities

We generally do not seek to anticipate the direction of interest rates as a part of our business strategy. We seek to maintain hedge positions that avoid the affects of severe interest rate movements, which might otherwise impair our ability to earn net interest income and gain on sale revenues. Accordingly, we generally seek to mitigate interest rate risk by matching the repricing durations of our Portfolio ARM Loans with the repricing durations of our liabilities. We also seek to mitigate the interest rate risk associated with our mortgage loans held for sale.

For our mortgage investment operations, subject to the limitations imposed by the REIT qualification tests, some or all of the following financial instruments are used for hedging financing cost interest rate risk: Eurodollar futures contracts, interest rate swaps, interest rate caps, collars and floors, and other instruments that may be determined to be advantageous and are permitted under the investment and risk management policy adopted by our board of directors.

For our mortgage banking operations, some or all of the following financial instruments are used for hedging the fair value of loans held for sale: forward sale loan commitments and forward sales and purchases of mortgage-backed securities and options on such securities in the forward delivery TBA market, and other instruments that may be determined to be advantageous and are permitted under the investment and risk management policy adopted by our board of directors.

For further information on our interest rate risk management, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Market Risk—Interest Rate Risk Management" and Note 4 to our unaudited consolidated financial statements and Note 5 to our audited consolidated financial statements included elsewhere in this prospectus.

Competition

We face intense competition from finance and mortgage banking companies, other mortgage REITs, internet-based lending companies where entry barriers are relatively low, and from traditional bank and thrift lenders. As we expand our investment portfolio and mortgage-backed securities and our loan origination business, we face a significant number of additional competitors, many of whom are well established in the markets we serve. Some of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources than we do.

The majority of our competition is in the mortgage and banking industry. In addition to mortgage banking companies, internet-based lending companies, traditional banks and thrift lenders, and the government sponsored entities Fannie Mae and Freddie Mac are also expanding their participation in the mortgage industry. While the government-sponsored entities currently do not have the legal authority to originate mortgage loans, they do have the authority to buy loans. If, as a result of their purchasing practices, these government-sponsored entities experience significantly higher-than-expected losses, the experience could adversely affect overall perception of the mortgage industry.

Competition within the mortgage industry can take many forms, including lower interest rates and fees, less stringent underwriting standards, convenience in obtaining a loan, customer service, amount and term of a loan, and marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price and quality competition in the mortgage industry. Price competition could cause MortgageIT to lower the interest rates that it charges borrowers, which could lower the value of its loans. If MortgageIT's competitors adopt less stringent underwriting standards, it could be pressured to do so as well. If MortgageIT does not relax underwriting standards in response to its competitors, it may lose market share. If MortgageIT relaxes its underwriting standards in response to price competition, we may be exposed to higher credit risk without compensating pricing. Any increase in these pricing and underwriting pressures could reduce the volume of MortgageIT's loan originations and sales and significantly harm our business, financial condition, liquidity and results of operations.

Employees

At March 31, 2005, we had approximately 1,682 full-time employees. None of our employees are represented by a union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Facililties

Our executive and administrative office is located at 33 Maiden Lane, New York, New York 10038. This office is leased under a non-cancelable lease from an unaffiliated third party expiring December 31, 2009. The current annual rent for this office is approximately $2.1 million and consists of approximately 44,000 square feet.

For our mortgage banking operations, we also lease real estate premises at an additional 51 locations in 23 states. The aggregate annual rental for these locations is approximately $5.9 million.

Legal Proceedings

On September 29, 2004, as amended on October 12, 2004, an action was filed in the U.S. District Court for the Southern District of New York against our subsidiary, MortgageIT, and IPI which was, at the time, a subsidiary of, and has now been merged with and into, MortgageIT. The case was filed by four former loan officers of a MortgageIT branch in Newburgh, New York, and seeks to recover allegedly unpaid minimum wage and overtime under both federal and New York labor laws. The case was filed as a putative class action; a motion for certification of a class under New York law and for collective action under federal law was filed on March 11, 2005. We are vigorously asserting our defenses in this action.

In addition to this case, we are a defendant in various other legal proceedings involving matters generally incidental to our business. Although it is difficult to predict the outcome of these other proceedings, management believes, based on discussions with counsel, that any ultimate liability will not materially affect our consolidated financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

Our board of directors currently consists of eight directors divided into three classes. The table below sets forth the names, ages and position of our directors and executive officers as of May 31, 2005.

Name	Age	Title
Doug W. Naidus	39	Chairman of the Board and Chief Executive Officer
Fred A. Assenheimer	60	Director
William L. Collins	51	Director
Michael N. Garin	58	Director
Michael J. Marocco	46	Director
Nancy McKinstry	46	Director
Mark C. Pappas	40	Director and Chief Marketing Officer of MortgageIT
Timothy Schantz	53	Director
Glenn J. Mouridy	50	President and Chief Financial Officer
John R. Cuti	39	General Counsel and Corporate Secretary
Robert A. Gula	39	Controller of the REIT and Chief Financial Officer of MortgageIT
Doug Kerr	38	Chief Investment Officer
Phillip Kukafka	39	Chief Lending Officer of MortgageIT

Doug W. Naidus   is the chairman of our board of directors and chief executive officer and has served in those capacities since March 2004. Mr. Naidus was the founder/promoter of our company. Before founding our company, Mr. Naidus co-founded our subsidiary, MortgageIT, in 1999, and has served as its chairman of the board and chief executive officer since its inception. He was previously chairman of the board and president of IPI, a residential mortgage banking company he co-founded, and which currently operates as a division of MortgageIT. Mr. Naidus is a graduate of Syracuse University with a B.S. degree in Marketing/Finance.

Fred A. Assenheimer   has been a managing director and senior credit officer of BNP Paribas, New York Branch since March 2004. Prior to BNP Paribas, Mr. Assenheimer was a managing director and senior credit officer at ING Financial Services for 19 years. Before joining ING Financial Services, Mr. Assenheimer also held managerial positions with Irving Trust Company and European American Bank. Mr. Assenheimer has over 30 years of experience in all aspects of corporate banking. Mr. Assenheimer received an M.B.A. and a B.S. in business from Lehigh University.

William Collins   is the founder, chairman and chief executive officer of Brencourt Advisors, LLC, which is engaged in fund management. Before founding Brencourt Advisors, LLC in January 2001, Mr. Collins was a senior managing director at ING Furman Selz Asset Management, where he managed the firm's arbitrage department, and where he served on the board of directors from 1989 until that firm's acquisition by another company in 1997. Prior to joining ING Furman Selz Asset Management, Mr. Collins managed the proprietary options department at Bache Halsey Stuart Shields. Mr. Collins holds an M.B.A. from New York University and a B.A. from St. John's University.

Michael N. Garin   has been the chief executive officer of Central European Media Enterprises, which operates a group of TV networks and stations across Central and Eastern Europe since February 2004. Mr. Garin served as an independent strategic and financial advisor to our subsidiary, MortgageIT, until April 2004. From 2000 until January 2004, Mr. Garin served as the chairman of Adcom Information Services, a U.S. cable television viewership data provider. From 1999 to 2001, Mr. Garin was president and chief operating officer of Digital Convergence Corporation, an internet technology company. In March 2002, Digital Convergence filed a voluntary petition for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code. Previously, Mr. Garin spent 11 years as the global head of media, telecommunications and information services investment banking at ING Barings, LLC. Mr. Garin co-founded Telepictures Corporation in 1978 and served as a director of Lorimar Telepictures Corporation until 1988. He also worked in numerous roles for Time Inc. Mr. Garin received an A.B. in Economics from Harvard University in 1968 and a Masters Degree in Philosophy and the Arts from the New School for Social Research in 1973.

Michael J. Marocco   has been a managing director for Sandler Capital Management, a registered investment advisor managing both private equity funds and hedge funds, since 1989. Prior to joining Sandler Capital, Mr. Marocco was a vice president at Morgan Stanley & Co. from 1984 to 1989, where his responsibilities included corporate finance and merger and acquisition coverage of media and entertainment companies. He has over 20 years of experience in the investment banking/corporate finance industry. Mr. Marocco is a certified public accountant and holds an M.B.A. in Finance from New York University and a B.S. in Accounting from the University of Southern Maine.

Nancy McKinstry   has been the chief executive officer and chairman of the executive board of Wolters Kluwer NV, Amsterdam, Netherlands, since September 2003. Wolters Kluwer is a publishing and information services company. Prior to assuming her current position at Wolters Kluwer, Ms. McKinstry had been an executive board member of Wolters Kluwer and previously chief executive officer of Wolters Kluwer's operations in North America. She also served as president and chief executive officer of CCH Legal Information Services, now a part of Wolters Kluwer Corporate & Financial Services Division. In 1999, Ms. McKinstry worked briefly as the chief executive officer of SCP Communications, a medical information company, before rejoining Wolters Kluwer to head North American operations. Ms. McKinstry is a member of the board of directors of LM Ericcsson Telephone Company, Tias Business School and the American Chamber of Commerce in the Netherlands. Ms. McKinstry holds an M.B.A. in Finance and Marketing from Columbia University, and a Bachelors Degree in Economics from the University of Rhode Island.

Mark C. Pappas   co-founded MortgageIT, and currently serves as its chief marketing officer. Before joining MortgageIT, Mr. Pappas was a co-founder of IPI , which currently operates as a division of MortgageIT. Mr. Pappas served as the senior vice president of sales and marketing for IPI from 1986 to 2001. Mr. Pappas is a graduate of Skidmore College with a B.S. degree in Business.

Timothy Schantz   was a managing director of corporate and structured finance for ING Capital LLC from June 2002 to March 2005. Mr. Schantz has almost 30 years of experience in the financial services industry. Before joining ING Capital LLC, he served as president of ING Furman Selz Asset Management from March 1998 to May 2002. Mr. Schantz was educated at Brown University and at the Institute for Mediterranean Studies in Rome.

Glenn J. Mouridy   has served as our president and chief financial officer since November 1, 2004. Before joining us, Mr. Mouridy served at Chase Home Finance ("CHF"), a business unit of JPMorgan Chase, as executive vice president – operations and risk management, from December 2000 until May 2003, and as its chief financial officer from 1993 to December 2000. Mr. Mouridy served as director of structured finance for Coopers & Lybrand LLP from 1991 to 1993. Mr. Mouridy is a graduate of Fairleigh Dickinson University, with a B.S. degree in accounting, and Seton Hall Law School.

John R. Cuti   has served as our general counsel and corporate secretary since March 2004. Prior to March 2004, Mr. Cuti was a partner at the law firm, Emery Celli Cuti Brinckerhoff & Abady PC, since 1995, specializing in litigation. Mr. Cuti graduated from New York University Law School and has over 14 years of legal experience.

Robert A. Gula   has served as our executive vice president and controller since February 22, 2005. Mr. Gula also serves as chief financial officer of MortgageIT. Prior to joining us, Mr. Gula worked from 1999 to 2005 with Chase Home Finance, the mortgage banking division of JP Mortgage Chase & Co., in various positions, most recently, senior vice president of financial planning and analysis, and was responsible for business segment and external reporting. Prior to his roles at Chase Home Finance, Mr. Gula held various accounting and financial management positions with various mortgage lending and financial institutions. Mr. Gula has over 18 years of high level financial management and accounting experience. Mr. Gula is a Chartered Financial Analyst. He holds an MBA in accounting from Seton Hall University and a Bachelor's degree in economics from Vanderbilt University.

Doug Kerr has served as our chief investment officer since April 2005. Prior to joining MortgageIT Holdings, Mr. Kerr was employed by NetBank, Inc. From 2000 to 2005, he served in the roles of treasurer/portfolio manager, director of treasury risk management, and prior to that as vice president & asset/liability manager. From 1996 to 2000, Mr. Kerr served as vice president & interest rate risk manager and vice president of interest rate risk analysis for Crestar Financial Corporation. From 1992 to 1996, he was assistant vice president, asset/liability management, asset/liability management officer and asset/liability management analyst for Boatmen's Bancshares, Inc. From 1990 to 1992, he was business analyst for American General Finance. Mr. Kerr received an MBA degree in Finance from Washington University in St. Louis and a BS degree in Biochemistry from The State University of New York at Stony Brook. Mr. Kerr has also earned the Chartered Financial Analyst (CFA) designation.

Phillip Kukafka   has served as our chief lending officer since February 2002. Since 1999, Mr. Kukafka served in various roles with MortgageIT, including chief operating officer and chief financial officer. Previously, Mr. Kukafka was vice president and business area controller for corporate and high yield bonds and debt capital markets for Deutsche Bank. He is a Certified Public Accountant, with 13 years of public and private accounting experience. Mr. Kukafka has a BS in Accounting from State University of New York, Fredonia.

Our Board of Directors

Our board of directors currently consists of eight directors. The board of directors has determined that the following five directors satisfy the independence standards established by the board of directors, the SEC and the NYSE: Messrs. Assenheimer, Collins, Marocco and Schantz, and Ms. McKinstry. Our bylaws provide that the board of directors may increase or decrease the number of directors provided that the number of directors shall not be less than three or more than 12. Pursuant to our articles of incorporation, the board of directors is divided into three classes, as nearly equal in number as reasonably possible. Currently, members of the board of directors have terms expiring at the annual meeting of stockholders to be held in 2006 (Messrs. Collins, Garin and Schantz), the annual meeting of stockholders to be held in 2007 (Messrs. Naidus, Assenheimer and Marocco) and the annual meeting of stockholders to be held in 2008 (Ms. McKinstry and Mr. Pappas).

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nomination and corporate governance committee. In accordance with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, each of these committees is comprised of three independent directors, except our audit committee. Currently, two of the three members of our audit committee are independent, which complies with the rules and regulations of the SEC and the corporate governance listing standards of the NYSE. We are relying on an exemption provided to newly listed companies that permits the members of the audit committee to consist of a majority of independent directors for the first year after its listing.

Audit Committee

Our audit committee is comprised of Messrs. Marocco (chairman), Assenheimer and Garin. Messrs. Marocco and Assenheimer have been determined to be independent by our board of directors. The audit committee assists the board of directors in its general oversight of our financial reporting, internal controls, compliance with legal and regulatory requirements, the independent auditor's qualifications, independence and performance, and our internal audit function. We have adopted an audit committee charter defining this committee's primary duties which include, among other things:

•	supervising the independent audit;

•	selecting and overseeing the independent auditor;

•	overseeing internal audit, internal controls and risk management;

•	overseeing financial reporting;

•	overseeing legal and ethical compliance, including procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls and auditing matters; and

•	preparing the audit committee report for inclusion in our annual proxy statement for our annual stockholders' meeting.

Compensation Committee

Our compensation committee is comprised of Messrs. Collins (chairman) and Assenheimer, and Ms. McKinstry. We have adopted a compensation committee charter defining this committee's primary duties, which include, among other things:

•	reviewing and approving goals and objectives relevant to the compensation of our executive officers;

•	evaluating the performance of our senior executives in light of the approved performance goals and objectives;

•	reviewing and approving base salary, incentive compensation and long-term compensation for our executive officers;

•	administering and implementing our equity incentive plans, including determining the number and type of awards to be granted to our directors, executive officers and other employees pursuant to our equity incentive plans; and

•	preparing a report on executive compensation for inclusion in our annual proxy statement for our annual stockholders meeting.

Nomination and Corporate Governance Committee

Our nomination and corporate governance committee is comprised of Messrs. Schantz (chairman), Assenheimer and Marocco. We have adopted a nomination and corporate governance committee charter defining this committee's primary duties, which include, among other things:

•	establishing criteria for membership on our board of directors;

•	identifying individuals qualified to become members of our board of directors and recommend director candidates for election or re-election to our board;

•	considering and making recommendations to our board of directors regarding board size and composition, committee composition and structure and procedures affecting directors; and

•	reviewing and assessing our corporate governance polices and practices.

Director Compensation

Any member of our board of directors who is also our employee will not receive additional compensation for serving on our board of directors. The current compensation and benefit program for non-employee directors is designed to pay directors fairly for work required for a company of our size, to align the board's interests with the long-term interests of stockholders.

Annual Retainer and Fees

In 2005, our non-employee directors will receive an annual retainer of $20,000 and a fee of $1,250 for each full board or committee meeting attended in person or by telephone. The audit committee chair will receive an additional annual retainer of $10,000, the compensation committee chair will receive an additional annual retainer of $7,500 and the nomination and corporate governance committee chair will receive an additional retainer of $5,000.

Equity Compensation

Our non-employee directors receive an annual grant of 2,000 shares of restricted common stock, or restricted stock, which shall vest in equal parts over a three-year period, with the first third to vest one year from the date of grant, the second third to vest two years from the date of grant and the last third to vest three years from the date of grant. Each current non-employee director has received (i) a one-time grant of 2,000 shares of restricted stock in acknowledgement of previous service, which shares shall vest in equal parts over a three-year period, the first third to vest on August 1, 2005, the second third to vest on August 1, 2006, and the last third to vest on August 1, 2007 and (ii) a one-time grant of 3,000 shares of restricted stock in consideration for each member having joined our board initially which shares shall vest in equal parts over a three-year period, the first third to vest on August 1, 2005, the second third to vest on August 1, 2006, and the last third to vest on August 1, 2007.

Expense Reimbursement

We also reimburse our directors for their reasonable travel expenses, if any, incurred in connection with their attendance at board and committee meetings.

Executive Compensation

Summary Compensation Table

The following table sets forth a summary of the total annual compensation earned during the fiscal ended December 31, 2004 by our chief executive officer and our next four most highly compensated executive officers, whom we collectively refer to as our "named executive officers."

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards($)(1)	Securities Underlying Options	All Other Compensation
Doug W. Naidus Chairman and Chief Executive Officer	2004	$425,000	$1,200,823	$—	$3,990,878	360,000	—
Glenn J. Mouridy President and Chief Financial Officer (2)	2004	66,667	66,667	—	1,795,000	—	—
John R. Cuti General Counsel and Corporate Secretary	2004	188,461	200,000	—	228,863	45,000	—
Donald Epstein (3) Chief Financial Officer of MortgageIT	2004	235,833	100,823	—	237,748	50,304	—
Philip Kukafka Chief Lending Officer, MortgageIT	2004	256,600	200,823	—	273,738	45,000	54,650	(4)

(1)	The restricted stock awards vest equally over a three (3) year period from the date of grant. Dividends are paid on all shares of restricted stock, whether or not they have vested. Represents the fair market value of all shares of restricted stock owned by each named executive officer at fiscal year end based on the closing price of $17.95 per share at December 31, 2004, as quoted by the NYSE.

(2)	Mr. Mouridy became President and Chief Financial Officer on November 1, 2004.

(3)	As of February 22, 2005, Mr. Epstein's position changed to Chief Administrative Officer.

(4)	Represents cash received equal to the value of MortgageIT stock options that were exchanged in connection with the reorganization and IPO.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning grants of stock options during the fiscal year ended December 31, 2004 to the named executive officers.

	Individual Grants				Potential realizable value at assumed annual rates of stock price appreciation for option term(3)
Name	Number of securities underlying options granted	Percent of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/Sh)(1)	Expiration Date(2)	5% ($)	10% ($)
Doug W. Naidus	360,000	33.0%	$12.00	8/1/2014	$2,718,000	$6,883,200
Glenn J. Mouridy	—	—	—	—	—	—
John R. Cuti	45,000	4.1	12.00	8/1/2014	339,750	860,400
Donald Epstein	48,300	4.4	12.00	8/1/2014	364,665	923,496
	2,004	0.2	14.42	10/19/2014	18,174	36,574
Philip Kukafka	45,000	4.1	12.00	8/1/2014	339,750	860,400

(1)	The exercise price of each option was based on the fair market value (closing price) of a share of common stock on the date of grant.

(2)	Each option granted vests in three (3) equal annual installments from the date of grant.

(3)	The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share of the common stock from the date of grant to the expiration date of the options, but does not include deductions for taxes and other expenses payable upon the exercise of the options or for the sale of the underlying shares of common stock. Actual value realized, if any, upon exercise of the options is dependent upon a number of factors, including the future performance of the common stock, and the timing of the exercises and the exercise price. There can be no assurance that the amounts reflected in this table will be achieved.

Fiscal Year-End Option Values

The following table sets forth certain information concerning options held by the named executive officers at December 31, 2004.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Doug W. Naidus	—	360,000	$—	$2,142,000
Glenn J. Mouridy	—	—	—	—
John R. Cuti	—	45,000	—	267,750
Donald Epstein	—	50,304	—	294,460
Philip Kukafka	—	45,000	—	267,750

(1)	Represents the fair market value per share of common stock at fiscal year end based on the closing price of $17.95 per share at December 31, 2004, as quoted on the NYSE, minus the exercise price per share of the options outstanding multiplied by the number of shares of common stock represented by such options. There were no options with an exercise price in excess of $17.95 per share.

Stock and Benefits Plans

2004 Long-Term Incentive Plan

We maintain the 2004 Long-Term Incentive Plan, or the 2004 Plan, that was adopted by our board of directors and approved by our stockholders. A total of 1,725,000 shares of common stock have been reserved for issuance under the 2004 Plan, which terminates in 2014.

The 2004 Plan provides for the grant to employees, officers, directors, consultants or independent contractors of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock. Through March 31, 2005, we granted options to purchase 1,063,129 shares of common stock at a weighted average exercise price of $12.12 per share and an aggregate of 575,346 shares of restricted stock. The options and restricted stock vest over a three-year period.

Amended Long-Term Incentive Plan

We also maintain the Amended MortgageIT Holdings Long-Term Incentive Plan, or the Amended Plan, that was adopted by our board of directors and approved by our stockholders. A total of 1,000,000 shares of our common stock have been reserved for issuance under the Amended Plan, which will terminate in 2015. The Amended Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock.

Stock Options.    The board or its designee may, from time to time, grant to eligible participants awards of incentive stock options or non-qualified stock options; provided, however, that incentive stock options shall only be granted to employees of MortgageIT Holdings or any of its subsidiaries. An incentive stock option is a stock option that the board intends to be an incentive stock option within the meaning of Section 422 of the Code at the time of grant. A non-qualified stock option is a stock option that is not an incentive stock option. Generally, options intended to qualify as incentive stock options must have an exercise price at least equal to the fair market value of a share of our common stock at the time of grant. Non-qualified stock options may have an exercise price that is equal to, below, or above the fair market value of a share of our common stock at the time of grant. The stock options granted under the Amended Plan will vest over a three-year period.

Restricted Stock.    The board or its designee may, from time to time, grant restricted stock to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A grant of restricted stock represents shares of our common stock that are issued subject to certain restrictions on transfer, forfeiture conditions and other incidents of ownership as determined by the board or its designee. The board may, in connection with any grant of restricted stock, require the payment of a specified purchase price. The restricted stock granted under the Amended Plan will vest over a three-year period.

Stock Appreciation Rights.    The board or its designee may grant stock appreciation rights, or SARs, to eligible participants in such amounts and on such terms or conditions as it shall determine. A SAR is an award in the form of a right to receive, upon surrender of the right but without other payment, an amount based on appreciation in the fair market value of our common stock over a base price established for the award. SARs may be paid by the delivery of our common stock or cash, or any combination thereof, as determined in the discretion of the board or its designee.

401(k) Plan

We maintain a 401(k) retirement plan that covers all eligible employees. We have discretion to make matching contributions with respect to a portion of the contributions made by employees participating in the plan.

Employment Agreements

Of the named executive officers, we have entered into employment agreements with Doug W. Naidus, Glenn J. Mouridy, Donald Epstein, and John R. Cuti. The employment agreement with Mr.

Naidus has a rolling three-year term, which means that it will have an initial term of three years and that the term will extend for an additional one-year period on the first (and each following) anniversary of the date of the agreement unless the board or the employee elects, not to so extend the term. The agreement with Mr. Mouridy has an initial term of one year and the term will extend for additional one-year periods on each annual anniversary thereafter unless the board or the employee elects not to so extend the term. The agreement with each of Messrs. Epstein and Cuti has an initial term of three years and the term of each will extend for additional one-year periods on the expiration of the initial three-year term and each annual anniversary thereafter unless the board or the employee elects not to so extend the term. Pursuant to the agreements, we paid Messrs. Naidus, Mouridy, Epstein and Cuti an annual salary of $450,000, $400,000, $250,000 and $250,000, respectively, in 2004. In addition, each of the employees is eligible for a bonus in an amount to be determined each year by the board in its discretion, except that for 2004, Mr. Mouridy was entitled to a pro rata bonus based on an annual bonus of $400,000. For calendar years 2005 and 2006, Mr. Mouridy will receive a guaranteed bonus of $400,000 and will be eligible to receive an additional annual performance bonus of up to $400,000.

The employees will also be eligible to participate in all of our benefit plans and programs generally made available to our employees and executive officers. The employment agreements require us to pay severance to Messrs. Naidus, Mouridy, Epstein and Cuti if we terminate their respective employment during the term of the agreements other than "for cause" (as defined in the agreements) or if the respective employee resigns for "good reason" (as defined in the agreements). In the case of Mr. Naidus, the severance payments will consist of accumulated deferred compensation and continued monthly payments of base salary for two years, and in the case of Messrs. Epstein and Cuti, the severance payments will consist of continued monthly payments of base salary for one year. In the case of Mr. Mouridy, the severance payments will consist of a cash payment of $400,000 during his first six months with us, a cash payment of $800,000 if Mr. Mouridy has been with the Company for more than six months but less than two years, or the greater of (x) $800,000 or (y) the lesser of (A) two times the average of Mr. Mouridy's total cash compensation (i.e., his base salary plus any bonus) received for the two fiscal years preceding the termination or (B) $1.6 million, if Mr. Mouridy has been employed by the Company for two years or more. Each of Messrs. Naidus, Epstein and Cuti will be eligible to continue his respective participation in our employee health and welfare plans (other than any bonus or stock-related compensation plans) until the end of the severance period or until his full-time employment by another employer; Mr. Mouridy will be eligible for such benefits until one year after the termination of his employment or until his full-time employment by another employer. Accordingly, in the event that we were to terminate the employments of Messrs. Naidus, Mouridy, Cuti or Epstein other than "for cause" or if the respective employee resigned for "good reason," as of December 31, 2004, they would be entitled to $3.6 million, $400,000, $250,000 and $360,000, respectively. The employment agreements also contain a covenant not to compete that prohibits each employee from (1) participating in any business competitive with us and from owning more than 5% of the equity securities of any of our competitors for a period of two years after the employee ceases to be employed by us (one year in the case of Messrs. Epstein and Cuti and six months in the case of Mr. Mouridy), subject to certain exceptions set forth in the employment agreements, and (2) soliciting for employment or hiring any of our employees for a period of two years after the employee ceases to be employed by us (one year in the case of Messrs. Mouridy, Epstein and Cuti), subject to certain exceptions set forth in the employment agreements. We may enter into employment agreements with certain other senior executives.

Compensation Committee Interlocks and Insider Participation

In 2004, our compensation committee consisted of three independent directors: Messrs. Collins (chairman) and Assenheimer and Ms. McKinstry. None of our executive officers has served on the compensation or similar committee of any other entity. None of our executive officers, since our inception, has participated in the deliberations concerning their compensation. However, Mr. Naidus did provide a written consent in lieu of a board meeting approving his employment agreement, as did each of our disinterested directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth as of May 31, 2005, the total number and percentage of our shares of common stock beneficially owned, both immediately prior to and after this offering, by:

•	all persons known to us that beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and named executive officers;

•	all directors and executive officers as a group; and

•	the selling stockholders.

As of May 31, 2005, 19,981,052 shares of our common stock were issued and outstanding. The persons as to whom information is given in the table below have sole voting and investment power over the shares beneficially owned, unless otherwise noted in the footnotes following the table.

	Shares Beneficially Owned Prior to Offering					Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number		Percentage		Shares to be sold	Number	Percentage
More than 5% Stockholders:
ING Capital LLC 1325 Avenue of the Americas New York, N.Y. 10019	1,157,475	(2)	5.8
Wasatch Advisors, Inc. 150 Social Hall Avenue Salt Lake City, UT 84111	2,057,123	(3)	10.3
Friedman, Billings, Ramsey Group, Inc. 1001 19th Street North Arlington, VA 22209	1,920,367	(4)	9.6
Hotchkis and Wiley Capital Management, LLC 725 South Figueroa Street, 39th Floor Los Angeles, CA 90017-5439		(5)	5.1
Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,589,800	(6)	8.0
Directors and Named Executive Officers:(1)
Fred A. Assenheimer	14,234			*
William Collins	110,747	(7)		*
John R. Cuti	50,548			*
Donald Epstein	36,572			*
Michael Garin	279,888		1.4
Philip Kukafka	60,630			*
Nancy McKinstry	13,200			*
Michael J. Marocco	710,937	(8)	3.6
Glenn Mouridy	100,000			*
Doug W. Naidus	788,996	(9)	3.9
Mark C. Pappas	409,733	(10)	2.1
Timothy Schantz	7,000			*
All directors and executive officers as a group (14 persons)	2,599,485		13.0
Selling Stockholders:

*	Less than 1%.

(1)	The address for each of our directors and named executive officers is 33 Maiden Lane, New York, New York 10038.

(footnotes continued on following page)

(2)	Based solely on information contained in a Schedule 13G filed with the SEC on August 20, 2004.

(3)	Based solely on information contained in an amendment to Schedule 13G filed with the SEC on February 14, 2005.

(4)	Represents shares held by various investment funds over which Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc., exercises shared investment and voting power through wholly owned indirect subsidiaries. The address for Friedman, Billings, Ramsey Group, is 1001 Nineteenth Street North, 18th Floor, Arlington Virginia 22209.

(5)	Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2005.

(6)	Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2005.

(7)	Mr. Collins disclaims beneficial ownership of the following: (i) 10,000 shares of common stock held by his wife; and (ii) 9,000 shares of common stock held by his children.

(8)	Mr. Marocco disclaims beneficial ownership of the following, except to the extent of his pecuniary interest in such shares: (i) 286,422 shares of common stock held by Sandler Capital Partners IV, LP, an entity over which Mr. Marocco may be deemed to have investment power; (ii) 116,776 shares of common stock held by Sandler Capital Partners IV FTE, LP, an entity over which Mr. Marocco may be deemed to have investment power; and (iii) 192,915 shares of common stock held by Sandler Technology Partners Subsidiary, LLC, an entity over which Mr. Marocco may be deemed to have investment power.

(9)	Mr. Naidus disclaims beneficial ownership of the following: (i) 51,566 shares of common stock held by a GRAT; and (ii) 444,160 shares of common stock held in trust.

(10)	Mr. Pappas disclaims beneficial ownership of 205,131 shares of common stock held in trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Senior Unsecured Promissory Notes

In connection with MortgageIT's acquisition of IPI in October 2001, MortgageIT issued four senior unsecured promissory notes as payment for part of the consideration to acquire all of the shares of IPI. The senior unsecured notes were issued to the shareholders of IPI, including Messrs. Naidus and Pappas in the amounts of $1,188,450 and $355,050, respectively. In January 2004, MortgageIT paid off all of the senior unsecured promissory notes.

Loans to Employees

In the ordinary course of business, our subsidiary, MortgageIT, has originated mortgage loans for our officers, directors and employees. Loans to executive officers and directors have been originated in the ordinary course of business, on substantially the same terms including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and have not involved more than the normal risk of collectibility or presented other unfavorable features. We hold none of the loans made to our officers, directors and employees. During the two years ended December 31, 2003 and from the period from January 1, 2004 through August 4, 2004, MortgageIT originated $8.1 million of mortgage loans to its directors and executive officers. Following our IPO, we discontinued making mortgage loans to our directors and executive officers.

Line of Credit with ING Capital

In September 2002, MortgageIT entered into a $10.0 million line of credit facility with ING Capital, which bore interest at LIBOR plus a designated spread. ING Capital is a significant shareholder of MortgageIT and owned approximately 6% of our outstanding shares of common stock as of May 31, 2005. The line of credit facility with ING Capital was terminated in September 2003.

SHARES ELIGIBLE FOR FUTURE SALE

Overview

Upon the completion of this offering, we will have             shares of common stock outstanding. There were      holders of record of our common stock as of                 , 2005.

The               shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act , except for any shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act. Of the other shares outstanding after this offering, there are             shares of common stock that are "restricted shares" as defined under Rule 144 and may not be eligible for sale in the public market on the date of this prospectus.

In addition, each of our executive officers and directors and each of the selling stockholders have agreed under written "lock-up" agreements not to sell any common stock for 90 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. See "—Lock-Up Agreements" and "Underwriting."

Rule 144

Upon expiration of the lock-up agreements, 90 days after the date of this prospectus, up to             shares of our common stock may be eligible for sale in the public market pursuant to Rule 144. Of the 4,804,473 shares of our common stock issued in connection with our reorganization,             shares will not be eligible for resale under Rule 144 until August 2005.

In general, under Rule 144, a stockholder who has beneficially owned his or her restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

•	one percent of the then-outstanding shares of our common stock, which will be approximately shares of our common stock immediately after the completion of this offering; or

•	the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the date on which notice of such sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our common stock, which are not restricted securities.

A stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our common stock for at least two years may resell the shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under Rule 144. In meeting the one- and two-year holding periods described above, a holder of restricted shares of our common stock can include the holding period of a prior owner who was not our affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares of our common stock from us or one of our affiliates.

Registration Rights of Certain Holders

MortgageIT granted registration rights to the holders of its Series A preferred stock, Series B preferred stock and Series C preferred stock who purchased shares in their private offerings, which all were completed before our IPO in August 2004. In connection with our reorganization, the holders of MortgageIT preferred stock exchanged their shares of MortgageIT preferred stock for unregistered or restricted shares of our common stock. We agreed to honor the registration rights of the former holders of MortgageIT preferred stock with regard to the unregistered shares of our common stock they received in the reorganization.

The registration rights held by the former holders of MortgageIT preferred stock varies depending upon which series of preferred stock that such holder owned immediately prior to the reorganization. The former holders of MortgageIT's Series A preferred stock and Series B preferred stock have the right, upon the request by such stockholders having shares of common stock with an aggregate offering value of at least $5.0 million, to demand registration of their shares. These stockholders may exercise their right to demand registration of their shares of common stock on three occasions. These stockholders also will have unlimited registration rights should we be able to accomplish registrations on a short form registration statement, such as a Form S-3, upon request by such stockholders having shares of common stock with an aggregate offering value of not less than $1.0 million. We are not required to effect more than one such registration during any six month period. These holders will not be able to make these demand requests before the expiration of 90 days from the effective date of the registration statement of which this prospectus forms a part.

The former holders of MortgageIT's Series C preferred stock, have the right, upon the request by such stockholders having shares of common stock with an aggregate offering value of at least $1.0 million, to demand registration of their shares. These stockholders may exercise their right to demand registration of their shares of common stock on two occasions. These stockholders also will have unlimited registration rights should we be able to accomplish registrations on a short form registration statement, such as a Form S-3, upon request by such stockholders having shares of common stock with an aggregate offering value of not less than $1.0 million. We are not required to effect more than four of such registrations during any 12-month period. Currently, we are not eligible to effect registrations on a short form registration statement. These stockholders will not be able to make these demand requests before the expiration of 90 days from the effective date of the registration statement of which this prospectus forms a part.

In addition, each of the former holders of MortgageIT preferred stock have the right to have their shares of stock included in any registration of common stock by us under the Securities Act, other than those effected to implement an employee benefit plan or any other form or type of registration which does not permit inclusion of their shares. Registration of shares of common stock pursuant to the registration rights agreements will result in those shares becoming freely tradable without restriction under the Securities Act. We are required to bear the expenses (excluding underwriter commissions on the sale of shares by the selling stockholders) of all registrations described above in accordance with the agreements entered into with these holders. Holders of these registration rights are not precluded from relying on Rule 144 in connection with sales of their shares of common stock. In this offering,      stockholders exercised their registration rights to include an aggregate of             shares of common stock in this prospectus and our registration statement.

After the offering, an aggregate of             shares of common stock will remain subject to these registration rights.

Lock-up Agreements

Our named executive officers and directors and each selling stockholder have agreed that, with some exceptions, during the period beginning from the date of this prospectus and continuing to and including the date 90 days after the date of this prospectus, none of them will (1) offer, pledge, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, except to charities, trusts, or family partnerships for charitable or estate planning purposes, provided the recipient executes a similar lock-up letter, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock without the prior written consent of the representatives of the underwriters. In addition, our executive officers and directors and each selling stockholder have agreed that, without the prior written consent of the representatives of the underwriters, they will not, from the date of this prospectus and through the period ending 90 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exchangeable for our common stock. We have also agreed with the underwriters that for a period of 90 days after the date of this prospectus we will not, directly or indirectly, sell, offer to sell, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of any of our common stock or any securities convertible into or exchangeable for shares of our common stock or any other of our securities that are substantially similar to our common stock, or file any registration statement with the SEC relating to the offer and sale of any shares of our common stock or any securities convertible into or exchangeable for our common stock or any other of our securities that are substantially similar to our common stock, except that we may issue restricted stock and common stock upon the exercise of options disclosed as outstanding in this prospectus and issue employee stock options not exercisable during the 90-day lock-up period pursuant to our stock option plans.

The representatives of the underwriters have advised us that they do not intend to release any portion of the shares of common stock subject to the foregoing lock-up agreements. The representatives of the underwriters, however, in their sole discretion, may release any of the common stock from the lock-up agreements prior to expiration of the 90 day period without notice. In considering a request to release shares from a lock-up agreement, the representatives of the underwriters have advised us that they will consider a number of factors, including the impact that such a release would have on this offering and the market for our common stock and the equitable considerations underlying the request for such a release. See "Underwriting."

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Maryland General Corporation Law and to our articles of incorporation and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read each of these documents in their entirety. See "Where You Can Find More Information."

General

Our articles of incorporation provide that we may issue up to 125,000,000 shares of common stock and 50,000,000 shares of preferred stock, both having par values of $0.01 per share. As of                 , 2005, 19,981,052 shares of common stock were issued and outstanding and held by      recordholders, and no shares of preferred stock were issued and outstanding. The shares outstanding include 575,346 shares of restricted stock that have been awarded under our 2004 Plan since our IPO but were not issued until May 2005. Following the completion of this offering,             shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding.

We are a Maryland corporation governed by the Maryland General Corporation Law. Under Maryland law, stockholders are generally not personally liable for any of a corporation's debts or obligations solely as a result of that stockholder's status as a stockholder.

Voting Rights of Common Stock

Subject to the provisions of our articles of incorporation regarding restrictions on the transfer and ownership of shares of common stock, which is for the purpose of enabling us to preserve our status as a REIT and is discussed below under "—Restrictions on Ownership and Transfer," each outstanding share of common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of shares of our stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, can elect all of the directors then standing for election. Under Maryland law, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's articles of incorporation. Our articles of incorporation provide for approval by a majority of all the votes entitled to be cast on the matter for the matters described in the preceding sentence.

Dividends, Liquidation and Other Rights

All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our shares of common stock will be entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. We intend to make regular quarterly distributions to our stockholders. See "Federal Income Tax Consequences of Our Status as a REIT-Taxation as a REIT" for a discussion of the requirements with respect to distribution of our taxable net income that we must comply with in order to maintain our REIT qualification.

Holders of our shares of common stock also will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our stock and to the provisions of our articles of incorporation regarding restrictions on transfer of our stock.

Holders of our shares of common stock will have no preference, conversion, exchange, sinking fund or redemption rights and will have no preemptive rights to subscribe for any of our securities.

Subject to the restrictions on transfer of capital stock contained in our articles of incorporation and to the ability of the board of directors to create shares of common stock with differing voting rights, all shares of common stock will have equal dividend, liquidation and other rights.

Our articles of incorporation authorize our board of directors to increase or decrease the aggregate number of shares of capital stock that we have the authority to issue, without your approval. Our articles of incorporation also authorize our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock (including preferred stock), as discussed below, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our articles of incorporation authorize our board of directors to reclassify any unissued shares of common stock into preferred stock, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Before issuance of shares of each class or series of preferred stock, our board of directors will be required by Maryland law and our articles of incorporation to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Shares of preferred stock are subject to the restrictions upon their ownership and transfer contained in our articles of incorporation for the purpose of enabling us to preserve our status as a REIT. See "—Restrictions on Ownership and Transfer" below. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action that might involve a premium price for you or otherwise be in your best interest. As of the completion of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and, thereafter, to cause us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The existence of unissued and unreserved common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third party attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management and delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in your best interest. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the federal income tax laws, we must meet certain requirements concerning the ownership of our outstanding shares of capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a calendar year, excluding the first taxable year for which we elect REIT status. For this purpose, individuals include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In addition, we must have at least 100 beneficial owners of our shares of stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, excluding the first taxable year for which we elect REIT status.

To assist us in maintaining these stock ownership requirements, subject to the exemptions and exceptions described below, our articles of incorporation provide for restrictions and limitations on the ownership and transfer of our outstanding stock. Specifically, our articles of incorporation provide that, subject to certain exceptions, no person shall own more than 9.8% of the number (or the value of the total number) of outstanding shares of common stock and common stock together with preferred stock of any class or series. A separate ownership limit may be imposed on any class or series of preferred stock, if, as and when the terms of such class or series are established by the board of directors. In December, 2004, our board of directors exercised its discretionary authority and permitted an investment advisor to own up to 15% of our outstanding shares of common stock until June 30, 2005, provided that no individual client account owns in excess of 9.8% of our outstanding shares of common stock. Our board of directors believes that this temporary waiver will not jeopardize our ability to qualify as a REIT.

Our articles of incorporation provide that any purported transfer of shares of common stock or preferred stock, which would result:

•	in any person owning, directly or indirectly, common stock or preferred stock in excess of the applicable ownership limits as described above;

•	in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution; or

•	in our company being "closely held" within the meaning of the U.S. federal tax laws (or otherwise failing to qualify as a REIT),

will be void, or that, if notwithstanding the other provisions of the articles of incorporation, there occurs a transfer or other event which would have any of the results described in the bullet points above, then that number of shares of common stock or preferred stock necessary to avoid such occurrence will be automatically transferred to a trust, effective on the day before the purported transfer, and the person who would have otherwise been the holder or transferee of such shares will cease to own or will not acquire any right to such shares. To the extent that a violation of any of the restrictions discussed above would be continuing after the transfer to a trust (such as a purported transfer which would have the effect of capital stock being owned by fewer than 100 persons), shares of common stock or preferred stock would be transferred to that number of trusts necessary to avoid the effects described in the bullet points above.

The record holder of the shares of common stock or preferred stock that are transferred to a trust will be required to submit the stock to us for registration in the name of the trust. We will designate a trustee of the trust that is not affiliated with us. The beneficiary of the trust will be one or more charitable organizations that we select.

Shares in the trust will remain issued and outstanding and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the shares and will hold those dividends or distributions in trust for the benefit of the beneficiary. The trustee will vote all shares in the trust. Pursuant to our articles of incorporation, the trustee has the exclusive and absolute right to designate a permitted transferee of the shares, provided that the permitted transferee purchases the shares for valuable consideration and acquires the shares without the acquisition resulting in a transfer to another trust.

Our articles of incorporation provide that the owner of shares in the trust will be required to repay to the trustee the amount of any dividends or distributions received by the owner (1) that are attributable to shares in the trust and (2) the record date of which was on or after the date that the shares were transferred to the trust. The owner generally will receive from the trustee the lesser of

(a) the price per share the owner paid for the shares in the trust, or, in the case of a gift or devise, the market price per share on the date of the transfer, or (b) the price per share received by the trustee from the sale of the shares in the trust. Any amounts received by the trustee in excess of the amounts to be paid to the owner will be distributed to the beneficiary of the trust.

Shares in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created the trust, or, in the case of a gift or devise, the market price per share on the date of the transfer, or (2) the market price per share on the date that we, or our designee, accept the offer. We will have the right to accept the offer for a period of 90 days after the later of (a) the date of the purported transfer that resulted in the trust, or (b) the date we determine in good faith that a prohibited transfer has occurred.

Our articles of incorporation provide that any person who acquires or attempts to acquire common stock or preferred stock in violation of the restrictions set forth in our articles of incorporation, or any person who owned common stock or preferred stock that was transferred to a trust, is required immediately to give written notice to us of that event and to provide to us any other information that we may request in order to determine the effect, if any, of the transfer on our qualification as a REIT.

The ownership limits will not apply to an underwriter that participates in a public offering or a private placement of our common stock or preferred stock (or securities convertible into or exchangeable for common stock or preferred stock), but only to the extent necessary to facilitate such public offering or private placement. In addition, our board of directors may waive application to any person of the ownership limitations or the restrictions on transfer set forth in the articles of incorporation, or may establish an excepted holder limit for any person.

The foregoing restrictions will not otherwise be removed until:

•	the restrictions are no longer required in order to qualify as a REIT, and the board of directors determines that it is no longer in our best interests to retain the restrictions; or

•	the board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

All certificates representing our common or preferred stock will bear a legend referring to the restrictions described above.

All persons who own, directly or indirectly, more than 5% (to the extent we have 2,000 or more stockholders of record), or 1% (to the extent we have more than 200 but fewer than 2,000 stockholders of record), or 0.5% (to the extent we have less than 200 stockholders of record), or any lower percentage as set forth in the federal tax laws, of our outstanding common stock and preferred stock must, within 30 days after December 31st of each year, provide to us a written statement or affidavit stating the name and address of the direct or indirect owner, the number of shares owned directly or indirectly, and a description of how the shares are held. In addition, each direct or indirect stockholder must provide to us any additional information that we request in order to determine the effect, if any, of such ownership on our qualification as a REIT and to ensure compliance with the restrictions on ownership and transfer set forth in our articles of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR ARTICLES OF
INCORPORATION AND BYLAWS

The following description of certain provisions of Maryland law and of our articles of incorporation and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our articles of incorporation and our bylaws. Copies of our articles of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

Number of Directors; Vacancies

Our articles of incorporation provide that the number of our directors shall initially be eight and may be increased or decreased pursuant to the bylaws. The bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors provided that the number shall never be less than three or more than 12. Our articles of incorporation provide that, except for rights otherwise provided to holders of any class or series of preferred stock to elect directors, a vacancy on the board of directors that occurs or is created (whether arising through death, retirement, resignation or removal, or through an increase in the number of authorized directors), may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, or by its sole director. A director so elected to fill a vacancy shall serve until the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified. A director elected by a stockholder to fill a vacancy resulting from the removal of a director shall serve for the remainder of the term of the director so removed.

Removal of Directors

Our articles of incorporation provide that, subject to rights of any class or series of preferred stock to remove directors, a director may be removed only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Amendment to the Articles of Incorporation

Our articles of incorporation, except for provisions on removal of directors, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter. Provisions in our articles of incorporation related to removal of directors may only be amended by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution

Our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Business Combinations

Maryland law prohibits "business combinations" between us and an "interested stockholder" or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities, liquidation or dissolution event, or a loan to an interested stockholder or any affiliate of an interested stockholder. Maryland law defines an interested stockholder as:

•	any person or entity who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of capital stock; and

•	two thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved by our board of directors before the time that the interested stockholder becomes an interested stockholder.

As permitted by the Maryland General Corporation Law, our articles of incorporation provide that the business combination provisions of the Maryland General Corporation Law will not apply to us.

Control Share Acquisitions

Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including the delivery of a written statement providing the details of the control share acquisition and an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders' meeting.

If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, nor does it apply to acquisitions approved by or exempted by the articles of incorporation or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of our shares of stock from the control shares provisions of Maryland law. Nothing prevents our board of directors from amending or repealing this provision in the future.

Limitation of Liability and Indemnification

Our articles of incorporation limit the liability of our directors and officers to the fullest extent permitted by statutory or decisional law for money damages.

Our articles of incorporation and bylaws authorize us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any individual who is one of our present or former directors or officers and who is made a party to the proceeding by reason of his or her service in that capacity or (2) any individual who, while one of our directors or officers and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. We may, with the approval of our board of directors, provide such indemnification and advance expenses to a person who served a predecessor to our company in any of the capacities described in (1) or (2) above and to any one of our employees or agents or of a predecessor to our company. Maryland law will permit us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law requires that our board of directors, special legal counsel or our stockholders authorize the indemnification after a determination has been made that the director or officer has met the standard of conduct necessary for indemnification. Further, Maryland law will prohibit us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action or if the director or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law will require us, as a condition to advancing reasonable expenses in certain circumstances, to obtain: a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and a written undertaking by him or her to repay the amount reimbursed by us if the standard of conduct is not met.

Operations

We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

Our articles of incorporation provide for us to have perpetual existence.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held upon notice to stockholders on such date and at such time as the board of directors shall establish. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting, who is entitled to vote at the meeting, and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, our bylaws require advance notice that sets forth the purpose of the meeting and the matters proposed to be acted on at it, and that sets forth such information relating to each such stockholder requesting the meeting that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved) pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws

The interested stockholder and control share acquisition provisions of Maryland law (if the applicable provisions in our articles of incorporation and bylaws are rescinded), the provisions of our articles of incorporation on the removal of directors, the ownership limitations required to protect our REIT qualification, the board of directors' ability to increase the aggregate number of shares of capital stock and issue shares of preferred stock with differing terms and conditions, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for our stockholders or might otherwise be in our stockholders' best interest. In addition, the "unsolicited takeovers" provisions of Maryland law permit our board of directors, without stockholder approval and regardless of what is provided in our articles of incorporation or bylaws, to implement takeover defenses that we may not yet have.

FEDERAL INCOME TAX CONSEQUENCES

The following general discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and material U.S. federal income tax consequences of an investment in our common stock. This discussion is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. No assurance can be given that the conclusions set out below, if challenged by the Internal Revenue Service, or IRS, would be sustained by a court. No advance ruling has been or will be requested from the IRS regarding any matter discussed below. This summary addresses only investors that beneficially own shares of our common stock as capital assets. This summary does not discuss all of the tax consequences that may be relevant to particular stockholders or to stockholders subject to special treatment under the federal income tax laws, such as:

•	banks, financial institutions or insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currencies;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	foreign holders;

•	persons that hold their shares as part of a hedge against currency risk, appreciated financial position, straddle, constructive sale or conversion transaction; or

•	holders that acquired their shares upon the exercise of stock options or otherwise as compensation.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election of our common stock and regarding potential changes in applicable tax laws.

Taxation as a REIT

We will make an election to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended on December 31, 2004 . We believe that, commencing with our taxable year ended December 31, 2004, we were organized and operated in such a manner as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to be organized and operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

In connection with this offering of our common stock and based on various factual representations made by us regarding our operations, Patton Boggs LLP will render an opinion that, commencing with our short taxable year ended on December 31, 2004, we were organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that Patton Boggs LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court. In addition, Patton Boggs LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Patton Boggs LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any future taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See "—Failure to Qualify as a REIT."

As a REIT, we generally will not be subject to federal income tax on our net taxable income that we currently distribute to our stockholders, but taxable income generated by MortgageIT and NBL, our taxable REIT subsidiaries, will be subject to regular corporate income tax. The benefit of REIT tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally applies to distributions by a corporation to its stockholders. However, even as a REIT, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, at regular corporate rates, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from "prohibited transactions," as defined in the Code. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "Gross Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from earlier periods (other than capital gains from such years which we elected to retain and pay tax on), we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed during such year.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm's-length basis.

•	For our taxable years beginning January 1, 2005, we will be required to pay a tax if we fail to satisfy a REIT asset test, as described below, by more than a de minimis amount, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions. The tax will be equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	For our taxable years beginning January 1, 2005, we will be required to pay a tax if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause. In such case, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax (including a taxable REIT subsidiary), in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition; and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•	We will pay tax at the highest corporate rate on the portion of any excess inclusion, or phantom taxable income, that we derive from residual interests in a real estate mortgage conduit, or REMIC, equal to the percentage of our stock that is held by "disqualified organizations." A "disqualified organization" includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	It would be taxable as a domestic corporation, but for the REIT provisions of the Code;

(4)	It is neither a financial institution nor an insurance company subject to special provisions of the Code;

(5)	At least 100 persons are beneficial owners of its shares or ownership certificates;

(6)	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, at any time during the last half of any taxable year;

(7)	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status; and

(8)	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that we must meet requirements (1) through (4) during our entire taxable year and must meet requirement (5) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements (5) and (6) will apply to us beginning with our taxable year beginning January 1, 2005. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement (6), we will be deemed to have satisfied requirement (6) for that taxable year. For purposes of determining share ownership under requirement (6), an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally excludes a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement (6).

For our taxable year ended December 31, 2004, we issued sufficient common stock with sufficient diversity of ownership to satisfy requirements (5) and (6). In addition, our articles of incorporation restrict the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our articles of incorporation restricting the ownership and transfer of the common stock are described in "Description of Capital Stock—Restrictions on Ownership and Transfer."

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. If we fail to comply with these record-keeping requirements we could be subject to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Qualified REIT subsidiaries

A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT for United States federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT or by other disregarded subsidiaries or by a combination of the two, and that is not a taxable REIT subsidiary, as described below. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other disregarded entities and partnerships ("flow-through entities")

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT generally is treated as owning its proportionate share based on its capital interest in the partnership of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. Thus, our proportionate share based on our capital interest of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries," or "TRSs." A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs at the close of each quarter of the taxable year.

A TRS will pay income tax at regular corporate rates on any income that it earns. Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS's adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

We made a joint election together with each of MortgageIT and NBL for each of them to be treated as our TRSs. Consequently, their subsidiaries, if any, also will be TRSs. MortgageIT, NBL and their subsidiaries will be subject to corporate income tax on their taxable income, which will be their net income from loan originations and sales.

Taxable mortgage pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We may make investments or enter into financing and securitization transactions that give rise to us being considered to be, or to own an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or "phantom" income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See "—Distribution Requirements."

Our excess inclusion income would be allocated among our stockholders. A stockholder's share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "—Taxation of Taxable U.S. Stockholders," "—Taxation of Tax-Exempt Stockholders," and "—Taxation of Non-U.S. Stockholders." The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Asset Tests

To qualify as a REIT, we must satisfy the following tests relating to the nature of our assets at the end of each quarter of each taxable year:

First, at least 75% of the value of our total assets (owned directly or indirectly through a qualified REIT subsidiary or flow-through entity) must consist of:

•	cash or cash items, including certain receivables;

•	United States government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer's outstanding securities that are not included in the 75% asset class.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

For purposes of the second and third asset tests, the term "securities" excludes stock in another REIT, equity or debt securities of a qualified REIT subsidiary or a TRS such as MortgageIT, mortgage loans that constitute real estate assets, or equity interests in a partnership. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code.

The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership.

For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled TRSs" as defined in the Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

The asset tests described above are based on our gross assets. For federal income tax purposes, we have structured the transactions with the intent that we will be treated as owning both the loans we hold directly and the loans that we securitize through non-REMIC debt securitizations. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the gross assets we are considered to own for purposes of the asset tests.

We believe that all or substantially all of the mortgage loans and mortgage-backed securities that we will own will be qualifying assets for purposes of the 75% asset test. For purposes of these rules,

however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Generally, the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by a mortgage on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Therefore, the value of our interests in any such securities issued by one issuer may not exceed 5% of the value of our total assets and we may not own more than 10% of the voting power or 10% of the value of any such issuer's securities (other than excluded securities with respect to the 10% value test, as described above).

We securitize mortgage loans and/or mortgage-backed securities through non-REMIC collateralized mortgage transactions, under which we retain an equity interest in the mortgage-backed assets used as collateral in the securitization transaction. We intend to structure the securitizations in a manner that would not result in the creation of a taxable mortgage pool.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

For our taxable years beginning January 1, 2005, if we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Gross Income Tests

We must satisfy two income tests annually to maintain our qualification as a REIT:

First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, TRS dividends, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest

For purposes of both gross income tests, interest includes only amounts that are compensation for the use or forbearance of money. Fees imposed on borrowers that are charges for services in addition to the charge for use of the borrowed funds are not considered interest. The term "interest," as defined for purposes of both gross income tests, generally excludes any interest that is based in whole or in part on the income or profits of any person. However, this exclusion does not apply if a REIT receives or accrues, with respect to the obligation of its debtor, an amount that is based in whole or in part on a fixed percentage or percentages of receipts or sales of the debtor, and the amount would not qualify as interest solely because the debtor has receipts or sale proceeds that are based on the income of profits of any person. Under this exception, only a proportionate part of the amount received or accrued by the REIT fails to qualify as interest.

If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Interest, original issue discount, and market discount income from our mortgage loans and mortgage-backed securities generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

Fee income

We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income or profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties, are not qualifying income for purposes of either income test. MortgageIT will conduct origination functions that generate fee income that is not qualifying income. The income earned by MortgageIT from these services (and any other income earned by MortgageIT) will not be included for purposes of our income tests because MortgageIT is a TRS.

Dividend income

If we own stock in other REITs, the dividends that we receive from those REITs and our gain on the sale of the stock in those other REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. We may also own stock in non-REIT C corporations for which we will not make a taxable REIT subsidiary election. Our dividend income from stock in those corporations and the taxable REIT subsidiaries will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

REMIC income

Any amount includible in gross income by us with respect to a regular or residual interest in a REMIC is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a REMIC consist of qualifying real estate related assets, we will be treated as receiving directly our proportionate share of the income of the REMIC, which would generally include nonqualifying income for purposes of the 75% gross income test.

Rents from real property

We do not intend to acquire any real property with the proceeds of this offering, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•	Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns (1) in the case of any lessee which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such lessee; or (2) in the case of any lessee which is not a corporation, an interest of 10% or more in the assets or net profits of such lessee.

•	Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

Hedging transactions

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. (For 2004, qualified hedging income was treated as gross income for purposes of the 95% and 75% gross income tests and qualifying income for purposes of the 95% test.)

Prohibited transactions

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for REIT qualification. We believe that none of our assets will be held primarily for sale to customers in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." Any sales of assets made through a TRS will not be subject to the prohibited transaction tax.

Foreclosure property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to satisfy gross income tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury (for our taxable year ended December 31, 2004, if we attach a schedule of the sources of our income to our tax return); and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "—Taxation as a REIT," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 95% (90% for our tax year ended December 31, 2004) of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to the sum of:

•	90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income over 5% of our REIT taxable income.

We intend to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gain. In determining our REIT taxable income available for distribution to our stockholders, we will exclude any undistributed income from MortgageIT and other TRSs. The revenues associated with the loan origination and sale activities of MortgageIT will not be included in the amount of REIT taxable income available for distribution to our stockholders unless and until such income has been distributed to us in the form of dividends from MortgageIT. Although the amount of dividends we may cause MortgageIT to declare, if any, is discretionary, one of MortgageIT's existing warehouse facilities limits MortgageIT's ability to pay dividends to 50% of its net income for any one year.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, we may declare a distribution for a taxable year before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration. These distributions are taxable to the stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. In order for distributions to be counted for this purpose, and to give rise to a dividends paid deduction, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents. To the extent that we do not distribute all of our net capital gain or distribute (or are treated as having distributed) at least 90%, but less than 100%, of our "REIT taxable income" as adjusted, we will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be.

Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year (other than capital gains from such years which we elected to retain and pay tax on), and

•	any undistributed taxable income from prior periods (other than capital gains from such years which we elected to retain and pay tax on),

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "—Taxation of Taxable U.S. Stockholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant-yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make nondeductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	Certain transaction costs that are paid currently may have to be amortized for federal income tax purposes.

Although several types of noncash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% excise tax with respect to those noncash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

We may elect to retain rather than distribute our net long-term capital gains. The effect of such an election is that:

•	we are required to pay the tax on such retained gains at regular corporate tax rates;

•	our stockholders will be required to include in income their proportionate share of the portion of such retained long-term capital gain designated by us in a notice mailed to stockholders and will receive a credit or refund for their share of the tax paid by us in respect of such designated amount included in income; and

•	the basis of a stockholder's stock would be increased by the amount of the retained long-term capital gains (minus the amount of capital gains tax paid by us) included in income by such stockholder.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify as a REIT

For our taxable years beginning January 1, 2005, in the event that we violate a provision of the Code that would result in our failure to meet a requirement for qualifying as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders nor would we be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable dividends. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and U.S. non-corporate stockholders may be taxable at preferential rates on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As long as we qualify as a REIT, a "U.S. stockholder" that is not a tax-exempt organization must take into account as taxable dividends, distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. The term "U.S. stockholder" means a beneficial owner of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See "—Capital Gains and Losses." A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will be treated as a return of capital and reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Dividends paid to a U.S. stockholder generally will not qualify for the new 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Tax Act") reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will increase to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from taxable domestic Subchapter C corporations, such as our TRSs and certain qualified foreign corporations, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the stock at the time of the disposition. In general, a U.S. stockholder's tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by any returns of capital. In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other substantially identical securities within 30 days before or after the disposition.

Capital Gains and Losses

In general, long-tem capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will, pursuant to the 2003 Tax Act, be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, and short-term capital gains recognized will be taxed at ordinary income rates (of up to 35% through 2010). The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property," or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% (5% for individuals in low tax brackets) or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer is subject to tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See "—Taxation of Non-U.S. Stockholders."

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder's share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either (1) one pension trust owns more than 25% of the value of our stock; or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

If we were to hold a REMIC residual interest or be subject to the TMP rules, any "excess inclusion income" would be subject to tax as UBTI to a tax-exempt stockholder.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our common stock.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates may not apply to certain types of income. A non-U.S. stockholder's share of any excess inclusion income would be subject to U.S. income tax withholding without reduction pursuant to any otherwise applicable income tax treaty with respect to amounts allocable to the non-U.S. stockholder.

A non-U.S. stockholder will generally not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will be treated as a return of capital and reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. If our common stock constitutes a "U.S. real property interest" and certain other conditions apply, we must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30% if our common stock constitutes a "U.S. real property interest" and certain other conditions apply as described below.

For any year in which we qualify as a REIT, a non-U.S. stockholder generally will incur tax on distributions that are attributable to gain from our sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws known as "FIRPTA." The term "U.S. real property interests" includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. The term "U.S. real property interests" excludes mortgage loans or mortgage-backed securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock, which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend will be treated as an ordinary income dividend distribution subject to the rules discussed above. Also, the branch profits tax will not apply to such a distribution. A distribution is not a United States Real Property Interest capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor.

Capital gain dividends received by a non-U.S. stockholder from a REIT that are not United States Real Property Interest capital gains are generally not subject to federal income or withholding tax, unless either (1) if the non-U.S. stockholder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual's net capital gain for the year).

In the unlikely event that at least 50% of the assets we hold were determined to be U.S. real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that this test will be met. In addition, a non-U.S. stockholder that owns, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from the sale of our common stock if the common stock is "regularly traded" on an established securities market. Because our common stock is expected to be regularly traded on an established securities market, a non-U.S. stockholder that owns 5% or less of our common stock would not incur tax under FIRPTA on the gain from the sale of its common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

If we were to hold a REMIC residual interest or be subject to the TMP rules, we would have to withhold at the maximum withholding rate (without reduction for any otherwise applicable income tax treaty) on any "excess inclusion income."

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

UNDERWRITING

We intend to offer the shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Friedman, Billings, Ramsey & Co., Inc.

Total

The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives of the underwriters have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling stockholders

The expenses of the offering, not including the underwriting discount, are estimated at $ and are payable by us.

Over-allotment Option

We have granted an option to the underwriters to purchase up                  to additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for

30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

The selling stockholders and our named executive officers and directors have agreed, with exceptions, not to sell or transfer shares of our common stock for 90 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters. Specifically, these other individuals have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

We have also agreed with the underwriters that for a period of 90 days after the date of this prospectus we will not, directly or indirectly, sell, offer to sell, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of any of our common stock or any securities convertible into or exchangeable for shares of our common stock or any other of our securities that are substantially similar to our common stock, or file any registration statement with the SEC relating to the offer and sale of any shares of our common stock or any securities convertible into or exchangeable for our common stock or any other of our securities that are substantially similar to our common stock, except that we may issue restricted stock and common stock upon the exercise of options disclosed as outstanding in this prospectus and issue employee stock options not exercisable during the 90-day lock-up period pursuant to our stock option plans.

New York Stock Exchange Listing

Our common stock is listed on the NYSE under the symbol "MHL."

Price Stabilization and Short Positions

Until the distribution of the shares of our common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchase to peg, fix or maintain that price.

If the underwriters create a short position in our common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares of our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. MortgageIT maintains a credit facility with Merrill Lynch Mortgage Capital, Inc., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which has a partially committed credit limit of $1.0 billion collateralized by the specific mortgage loans funded, and bears interest at LIBOR plus a spread based on the types of loans being funded. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity from Mortgage Investment Operations." In addition, an affiliate of Friedman, Billings, Ramsey & Co., Inc. owns 9.6% of the outstanding shares of our common stock.

LEGAL MATTERS

Certain legal matters will be passed upon for us by our counsel, Patton Boggs LLP, Washington, D.C., including the validity of the common stock offered hereby. Attorneys at Patton Boggs LLP beneficially own 26,560 shares of our common stock. Certain legal matters related to the offering will be passed upon for the underwriters by Clifford Chance US LLP.

EXPERTS

The consolidated financial statements of MortgageIT Holdings, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 have been audited by BDO Seidman, LLP, Registered Public Accounting Firm, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common stock we propose to sell in this offering. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC 450 Fifth Street, N.W., Washington, DC 20549. The SEC's toll-free number is 1-800-SEC-0330. In addition, the SEC maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common stock we propose to sell in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to and filed as a part of the registration statement for copies of the actual contract or document.

We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, we file periodic reports, proxy statements and other information with the SEC, including annual audited financial statements. Those periodic reports, proxy statements and other information are available for inspection and copying at the public reference room of the SEC and the website of the SEC referred to above. Reports, proxy statements and other information concerning us may also be inspected at the offices of The NYSE, 20 Broad Street, New York, New York 10005.

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$40,315	$70,224
Restricted cash	246	1,679
Marketable securities held to maturity	4,066	7,546
Portfolio ARM Loans
ARM loans collateralizing debt obligations, net	2,379,556	1,432,692
ARM loans held for securitization, net	684,918	1,166,961
Total Portfolio ARM Loans	3,064,474	2,599,653
Mortgage loans held for sale	1,404,982	784,592
Hedging instruments	44,151	19,526
Accounts receivable, net of allowance	35,408	28,731
Prepaids and other assets	6,415	7,803
Goodwill	11,639	11,639
Property and equipment, net	5,630	5,567
Total assets	$4,617,326	$3,536,960
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Collateralized debt obligations, net	$2,229,829	$1,328,096
Warehouse lines payable	2,005,546	1,869,385
Repurchase agreements	83,475	67,674
Hedging instruments	3,151	1,145
Notes payable and other debt	15,000	15,000
Accounts payable, accrued expenses and other liabilities	67,009	63,993
Total liabilities	4,404,010	3,345,293
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value: 125,000,000 shares authorized; 19,405,706 issued and outstanding	194	194
Additional paid-in capital	240,477	238,405
Unearned compensation — restricted stock	(7,477)	(6,196)
Accumulated other comprehensive income (loss)	14,058	(387)
Accumulated deficit	(33,936)	(40,349)
Total stockholders' equity	213,316	191,667
Total liabilities and stockholders' equity	$4,617,326	$3,536,960

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three months ended March 31,
	2005	2004
		(As restated)
Revenues:
Gain on sale of mortgage loans	$32,107	$14,354
Brokerage revenues	6,398	8,745
Interest income	53,752	5,317
Interest expense	(31,486)	(2,546)
Net interest income	22,266	2,771
Realized and unrealized gain on hedging instruments	8,922	—
Other	263	7
Total revenues	69,956	25,877
Operating expenses:
Compensation and employee benefits	27,789	16,531
Processing expenses	10,363	3,446
General and administrative expenses	6,818	2,317
Rent	2,275	1,814
Marketing, loan acquisition and business development	895	1,050
Professional fees	2,310	587
Depreciation and amortization	796	626
Total operating expenses	51,246	26,371
Income (loss) before income taxes	18,710	(494)
Income taxes	2,982	(223)
Net income (loss)	15,728	(271)
Dividends on convertible redeemable preferred stock	—	1,661
Net income (loss) attributable to common stockholders	$15,728	$(1,932)
Per share data:
Basic	$0.81	$(3.73)
Diluted	$0.79	$(3.73)
Weighted average number of shares — basic (1)	19,405	518
Weighted average number of shares — diluted (1)	19,846	518

(1)	Reflects, on a retroactive basis, for all periods presented, the exchange of approximately 12.80 shares of MortgageIT, Inc. common stock for each share of MortgageIT Holdings, Inc. common stock and the retention and retirement of common shares pursuant to the reorganization of MortgageIT, Inc.

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(Dollars in thousands)

	Three months ended March 31,
	2005	2004
Net income (loss)	$15,728	$(271)
Other comprehensive income:
Unrealized gain on hedging instruments	14,058	—
Comprehensive income (loss)	$29,786	$(271)

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
(Unaudited)
Three months ended March 31, 2005
(Dollars and shares in thousands)

	Capital Stock				Additional Paid-In Capital	Accumulated Deficit	Unamortized Cost of Restricted Stock	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
	Common-Class A		Common
	Shares	Amount	Shares	Amount
Balance at December 31, 2004	—	—	19,405	194	238,405	(40,349)	(6,196)	(387)	191,667
Issuance of common stock	—	—	—	—	4	—	—	—	4
Restricted stock grant	—	—	—	—	2,068	—	(2,068)	—	—
Amortization of the cost of restricted stock	—	—	—	—	—	—	787	—	787
Other comprehensive income (loss)	—	—	—	—	—	—	—	14,445	14,445
Dividends declared on common stock — $0.48 per share	—	—	—	—	—	(9,315)	—	—	(9,315)
Net income	—	—	—	—	—	15,728	—	—	15,728
Balance at March 31, 2005	—	$—	19,405	$194	$240,477	$(33,936)	$(7,477)	$14,058	$213,316

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three months ended March 31,
	2005	2004
		(As restated)
Cash flows from operating activities:
Net income (loss)	$15,728	$(271)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	796	626
Amortization of restricted stock costs	787	—
Realized and unrealized gain on hedging instruments	(2,097)	(1,705)
Changes in operating assets:
Decrease (increase) in restricted cash	1,433	(82)
Increase in mortgage loans held for sale	(620,390)	(102,454)
Increase in accounts receivable	(6,677)	(5,773)
Decrease (increase) in prepaids and other assets	1,388	(1,560)
Changes in operating liabilities:
Increase (decrease) in accounts payable, accrued expenses and other liabilities	2,239	(6,476)
Net cash used in operating activities	(606,793)	(117,695)
Cash flows from investing activities:
Increase in ARM loans	(464,821)	—
Purchases of property and equipment	(859)	(299)
Proceeds from maturities of marketable securities	6,331	1,420
Purchases of marketable securities	(2,852)	(1,420)
Net cash used in investing activities	(462,201)	(299)
Cash flows from financing activities:
Proceeds from issuance of common stock	4	—
Net proceeds from collateralized debt obligations	901,733	—
Net borrowings from repurchase agreements	15,801	—
Purchase of interest rate cap and swap agreements	(6,076)	—
Dividends paid	(8,538)	—
Proceeds from notes payable and other debt	—	15,000
Repayment of notes payable and other debt	—	(1,125)
Net proceeds from warehouse lines payable	136,161	102,517
Net cash provided by financing activities	1,039,085	116,392
Net decrease in cash and cash equivalents	(29,909)	(1,602)
Cash and cash equivalents at beginning of period	70,224	22,261
Cash and cash equivalents at end of period	$40,315	$20,659

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.

In the opinion of management, all material adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. The operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. The interim financial information should be read in conjunction with MortgageIT Holdings, Inc.'s 2004 Annual Report on Form 10-K.

Basis of Presentation

MortgageIT Holdings, Inc. ("Holdings" or the "Company") is a residential mortgage lender that was formed in March 2004 to continue and expand the business of MortgageIT, Inc. ("MortgageIT" or the "TRS"). Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes and is focused on earning net interest income from mortgage loans originated by its subsidiary, MortgageIT. Holdings' taxable REIT subsidiary, MortgageIT, was incorporated in New York on February 1, 1999 and began marketing mortgage loan services on May 4, 1999. MortgageIT originates, sells and brokers residential mortgage loans in 50 states and the District of Columbia, and is an approved U.S. Department of Housing and Urban Development ("HUD") Title II Nonsupervised Delegated Mortgagee.

As discussed further in Note 10 to the unaudited consolidated financial statements, the Company operates its business in two primary segments, mortgage investment operations and mortgage banking operations. Mortgage investment operations are driven by the net interest income generated on our investment loan portfolio. Mortgage banking operations include loan origination, underwriting, funding, secondary marketing and loan brokerage activities.

All shares of common stock and common stock equivalents have been retroactively restated, for all periods presented, to reflect the exchange of approximately 12.80 shares of MortgageIT common stock for each share of Holdings common stock and the retention and retirement of common stock pursuant to the reorganization of MortgageIT.

The consolidated financial statements included herein contain results for Holdings and its wholly owned subsidiary, MortgageIT and its wholly owned subsidiaries, IPI Skyscraper Mortgage Corporation ("IPI") and Home Closer LLC ("Home Closer"), for the period from August 4, 2004 (the date REIT operations commenced) to December 31, 2004, and exclusively for MortgageIT and its wholly owned subsidiaries, IPI and Home Closer for the preceding periods. IPI, which provides residential mortgage banking and brokerage services in the New York, New Jersey and Connecticut tri-state area, was a wholly owned subsidiary of MortgageIT until it was merged with and into MortgageIT effective December 31, 2004. Home Closer provides title, settlement and other mortgage related services to the Company and its customers. All material intercompany account balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Management bases its estimates on certain assumptions, which they believe are reasonable under the circumstances, and does not believe that any change in those assumptions would have a significant effect on the financial position or results of operations of the Company. Actual results could differ materially from those estimates.

Adjustable Rate Mortgage ("ARM") Loan Investment Portfolio

The Company's ARM loan investment portfolio is comprised of ARM loans collateralizing debt obligations and ARM loans held for securitization (collectively referred to as "Portfolio ARM Loans"

or "ARM Loans"). All of the Company's Portfolio ARM Loans are either traditional ARM Loans, meaning they have interest rates that reprice in one year or less ("Traditional ARMs" or "Traditional ARM loans"), or hybrid ARM Loans that have a fixed interest rate for an initial period of not more than five years and then convert to Traditional ARMs for their remaining terms to maturity ("Hybrid ARMs" or "Hybrid ARM loans").

Portfolio ARM Loans are designated as held to maturity because the Company has the intent and ability to hold them for the foreseeable future, and until maturity or payoff. Portfolio ARM Loans are carried at cost which includes unpaid principal balances, net of unamortized loan origination costs, fees and the allowance for loan losses.

ARM loans collateralizing debt obligations are mortgage loans the Company has securitized into rated classes with the lower rated classes providing credit support for higher rated certificates issued to third party investors or retained by the Company in structured financing arrangements.

ARM loans held for securitization are mortgage loans the Company has originated and intends to securitize and retain.

The Company does not intend to sell any of the securities created from its securitizations to generate gain on sale income. The loan securitization process benefits the Company by creating highly liquid securitized assets that can be readily financed in the capital markets.

Mortgage Loans Held for Sale

Unallocated Mortgage Loans Held For Sale

Unallocated mortgage loans held for sale represent hedged loans that have not yet been allocated to a forward sales contract. At March 31, 2005 and December 31, 2004, unallocated mortgage loans held for sale are carried at market value. Determining market value requires management judgment in determining how the market would value a particular mortgage loan based on characteristics of the loan and available market information.

Allocated Mortgage Loans Held For Sale

Allocated mortgage loans held for sale represent hedged loans that have been allocated to a forward sales commitment. For the three months ended March 31, 2005, the Company qualified and elected to apply SFAS No. 133 fair value hedge accounting for allocated loans held for sale. At March 31, 2005, allocated mortgage loans held for sale are carried at market value. Determining market value requires management judgment in determining how the market would value a particular mortgage loan based on characteristics of the loan and available market information. At December 31, 2004, allocated mortgage loans held for sale were carried at the lower of adjusted cost or market value. Adjusted cost includes the loan principal amount outstanding, net of deferred direct origination costs and fees.

Loan Securitizations

The Company securitizes mortgage loans by transferring them to independent trusts that issue securities collateralized by the transferred mortgage loans. The Company generally retains interests in all or some of the securities issued by the trusts. Certain of the securitization agreements may require the Company to repurchase loans that are found to have legal deficiencies, after the date of transfer. The accounting treatment for transfers of assets upon securitization depends on whether or not the Company has retained control over the transferred assets. The Company's accounting policy for ARM loan securitizations complies with the provisions of Statement of Financial Accounting Standards No. 140 ("SFAS No. 140"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Depending on the structure of the securitization, the accounting for securitizations is treated as either a sale or secured financing for financial statement purposes. The securitization transactions in the Company's mortgage investment operations segment are treated as secured financings under SFAS No. 140 as the Company has retained control over the transferred assets.

Derivative Instruments and Hedging Activities

The Company manages its interest rate risk exposure through the use of derivatives, including interest rate swaps, Eurodollar futures, forwards and interest rate caps. In accordance with SFAS No. 133, all derivative instruments are recorded on the balance sheet at fair value.

If certain conditions are met, the Company may designate a derivative as a fair value hedge (the hedge of the exposure to changes in the fair value of a recognized asset, liability or commitment), or a cash flow hedge (a hedge of the exposure to variability in the cash flows related to a forecasted or recognized liability).

Certain derivatives used in conjunction with interest rate risk management activities qualify for hedge accounting under SFAS No. 133. For derivative hedging activities to qualify for hedge accounting, the Company formally documents, at the inception of each hedge, the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item or, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The Company's fair value hedges are primarily for mortgage loans held for sale. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the change in fair value of the hedged asset, are recorded in earnings. Derivatives that are utilized as fair value hedges and that qualify for hedge accounting are carried at fair value with changes in value included in gain on sale of mortgage loans in the accompanying consolidated statements of operations.

The Company's cash flow hedges, which are used for LIBOR based borrowings, have the effect of fixing the interest rate on LIBOR based liabilities in the event that LIBOR based funding costs change. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as either a fair value hedge or a cash flow hedge, and the change in value of a derivative instrument that does not qualify for hedge accounting, are reported in earnings.

The Company employs a number of risk management monitoring procedures that are designed to ensure that its hedging arrangements are demonstrating, and are expected to continue to demonstrate, a high level of effectiveness. Hedge accounting is discontinued on a prospective basis if it is determined that the hedging relationship is no longer highly effective or expected to be highly effective in offsetting changes in fair value or cash flows of the hedged item. Additionally, the Company may elect, pursuant to SFAS No. 133, to re-designate a hedge relationship during an interim period and re-designate upon the rebalancing of a hedge relationship.

Interest Rate Lock Commitments

The Company's mortgage committed pipeline includes interest rate lock commitments ("IRLCs") that have been extended to borrowers who have applied for loan funding and meet certain defined credit and underwriting criteria. The Company classifies and accounts for the IRLCs associated with loans expected to be sold as free-standing derivatives. Accordingly, such IRLCs are recorded at fair value with changes in fair value recorded to current earnings.

Repurchase Agreements

Repurchase agreements represent legal sales of the Company's mortgage assets and an agreement to repurchase the assets at a future date. Repurchase agreements are accounted for as collateralized financing transactions since the Company still has control of the transferred assets and is both entitled and obligated to repurchase the transferred assets prior to maturity. They are carried at the amount at which the assets will be repurchased, including accrued interest.

Other Comprehensive Income

The Financial Accounting Standard Board's ("FASB") SFAS No. 130, "Reporting Comprehensive Income," divides comprehensive income into net income and other comprehensive income (loss), which includes unrealized gains and losses on derivative financial instruments that qualify for cash flow hedge accounting under SFAS No. 133.

Revenue Recognition

Mortgage Investment Operations

Interest income is accrued based on the outstanding principal amount and contractual terms of the loans. Direct loan origination costs and fees associated with the loans are amortized into interest income over the lives of the loans using the effective yield method, adjusted for the effects of estimated prepayments. Estimating prepayments and estimating the remaining lives of the loans requires management judgment, which involves consideration of possible future interest rate environments. The actual lives could be more or less than the amount estimated by management.

Mortgage Banking Operations

Gain on sale of loans represents the difference between the net sales proceeds and the carrying values of the mortgage loans sold, and are recognized at the time of sale. Direct loan origination costs and fees associated with the loans are initially recorded as an adjustment of the cost of the loans held for sale and are recognized in earnings when the loans are sold.

Brokerage fees represent revenues earned for the brokering of mortgage loans to third party lenders and are earned and recognized at the time the loan is closed by the third party lender. Revenues are primarily comprised of borrower application and/or administrative fees and brokerage fees paid to the Company by third party lenders.

Interest income is accrued as earned. Interest on mortgage loans held for sale accrues on loans from the date of funding through the date of sale. Interest on loans is computed based on the contractual loan rate.

Generally, the Company is not exposed to significant credit risk on its loans sold to investors. In the normal course of business, the Company is obligated to repurchase loans from investors consistent with the terms of its investor contracts. At the time of loan sale, the Company records a repurchase reserve for potential future losses applicable to loans sold. The repurchase reserve is included in accrued expenses on our balance sheet.

Loan Loss Reserves

The Company maintains an allowance for loan losses based on management's estimate of credit losses inherent in the Company's Portfolio ARM Loans. The estimation of the allowance is based on a variety of factors including, but not limited to, industry statistics, current economic conditions, loan portfolio composition, delinquency trends, credit losses to date on underlying loans and remaining credit protection. If the credit performance of the Company's Portfolio ARM Loans is different than expected, the Company adjusts the allowance for loan losses to a level deemed appropriate by management to provide for estimated losses inherent in the Company's ARM loan portfolio. Two critical assumptions used in estimating the loan loss reserves are an assumed rate of default, which is the expected rate at which loans go into foreclosure over the life of the loans, and an assumed rate of loss severity, which represents the expected rate of realized loss upon disposition of the properties that have gone into foreclosure. In addition, once a loan is 90 days or more delinquent or a borrower declares bankruptcy, the Company adjusts the value of its accrued interest receivable to what it believes to be collectible and stops accruing interest on that loan.

Stock Compensation

As of March 31, 2005, the Company had one stock-based employee compensation plan in effect, the 2004 Long-Term Incentive Plan (the "2004 Plan"), which is described more fully in Note 7 to the unaudited consolidated financial statements.

MortgageIT had previously adopted the 2001 Stock Option Plan, which was terminated on August 4, 2004, pursuant to the reorganization of MortgageIT. The Company accounts for all transactions under which employees receive shares of stock or other equity instruments in the Company based on the price of its stock in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Pursuant to these accounting standards, the Company records deferred compensation for stock awards at the date of grant based on the estimated values of the shares on that date. There is no stock option-based employee compensation cost reflected in net income because all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("SFAS No.123") (Dollars in thousands, except per share data):

	(unaudited) Three months ended March 31,
	2005	2004
		(As restated)
Net income (loss) attributable to common stockholders	$15,728	$(1,932)
Amortization of restricted stock, including forfeitures, net of related tax effects	554	—
Stock-based employee compensation expense determined under the fair value method, net of related tax effects	(610)	(114)
Pro forma net income (loss)	$15,672	$(2,046)
Net income (loss) per share attributable to common stock:
Basic—As reported	$0.81	$(3.73)
Basic—Pro forma	$0.81	$(3.95)
Net income (loss) per share for diluted earnings per share:
Diluted—As reported	$0.79	$(3.73)
Diluted—Pro forma	$0.79	$(3.95)

Under the 2001 Stock Option Plan, which was terminated pursuant to our reorganization, the fair value for each option granted was estimated at the date of grant using the minimum value, option-pricing model, an allowable valuation method under SFAS No.123 with the following assumptions: risk-free interest rate of 4.25%, expected option lives of eight years, and no dividends.

Under the 2004 Long-Term Incentive Plan, which replaced the 2001 Stock Option Plan, the fair value for each option granted was estimated at the date of grant using the Black-Scholes option-pricing model, an allowable valuation method under SFAS No.123 with the following assumptions: risk-free interest rate of 3.75%, expected option lives of five years, 26% volatility and 9% dividend rate.

Restricted stock awards granted to employees under the 2004 Plan are subject to certain sale and transfer restrictions. Unvested awards are also subject to forfeiture if employment terminates prior to the end of the prescribed restriction period. The value of restricted stock awards is expensed over the vesting period, generally three years.

Income Taxes

Income taxes are determined using the liability method under SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for federal and state income tax purposes.

The Company will elect to be taxed as a REIT and believes it complies with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), with respect thereto. Accordingly, the Company will not be subject to federal income tax on that portion of its income that is distributed to stockholders, as long as certain asset, income and stock ownership tests are met. To maintain our REIT status, the Company is required to distribute a minimum of 90% of its annual taxable income to its stockholders.

MortgageIT made the election to be treated as a taxable REIT subsidiary and therefore is subject to both federal and state corporate income taxes. Accordingly, the Company records a tax provision based primarily on the taxable income of the TRS.

Fair Value of Financial Instruments

Cash and cash equivalents, marketable securities and accounts receivable are carried at amounts approximating fair value. Unallocated mortgage loans held for sale are carried at market value. Allocated mortgage loans held for sale are carried at market value at March 31, 2005 and at the lower of adjusted cost or market value at December 31, 2004.

Derivative instruments related to the hedging of our financing costs, including interest rate swap agreements, Eurodollar futures or options contracts and interest rate cap agreements (collectively "Hybrid Hedging Instruments") are carried at fair value and are classified as hedging instruments on the balance sheet.

Derivative instruments including IRLCs and those related to the hedging of our locked pipeline loans and mortgage loans held for sale, including to be announced ("TBA") securities, options, Eurodollar futures, and forward sales contracts are carried at fair value and are classified as hedging instruments on the balance sheet.

Liabilities, including warehouse lines payable, collateralized debt obligations, notes payable and other debt, are carried at their contractual notional amounts which approximate fair value. Portfolio ARM Loans are carried at cost, as more fully described in Note 2 to the unaudited consolidated financial statements.

The following table presents information as to the carrying amount and estimated fair value of certain of our market risk sensitive assets, liabilities and hedging instruments at March 31, 2005 and December 31, 2004:

	March 31, 2005
	Carrying Amount	Estimated Fair Value
	(Dollarsinthousands) (unaudited)
Assets:
Mortgage loans held for sale	$1,402,487	$1,402,487
Forward delivery commitments	2,495	2,495
Mortgage loans held for sale, net	1,404,982	1,404,982
ARM loans held for securitization, net	684,918	683,738
ARM loans collateralizing debt obligations, net	2,379,556	2,373,585
Hedging instruments	44,151	44,151
Liabilities:
Warehouse lines payable	$2,005,546	$2,005,546
Collateralized debt obligations, net	2,229,829	2,236,303
Repurchase agreements	83,475	83,475
Hedging instruments	3,151	3,151

	December 31, 2004
	Carrying Amount	Estimated Fair Value
	(Dollars in thousands)
Assets:
Mortgage loans held for sale	$784,592	$787,234
ARM loans held for securitization, net	1,166,961	1,167,824
ARM loans collateralizing debt obligations, net	1,432,692	1,434,534
Hedging instruments	19,526	19,526
Liabilities:
Warehouse lines payable	$1,869,385	$1,869,385
Collateralized debt obligations, net	1,328,096	1,331,986
Repurchase agreements	67,674	67,674
Hedging instruments	1,145	1,145

Recently Issued Accounting Standards

In June 2004, the FASB issued Emerging Issues Task Force Abstract 03-01, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" ("EITF 03-01"). EITF 03-01 requires an investor to determine when an investment is considered impaired, evaluate whether that impairment is other than temporary, and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the investment's cost and its fair value. The guidance also includes accounting considerations subsequent to the recognition of an other than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other than temporary impairments. The impairment loss recognition and measurement guidance was to be applicable to other than temporary impairment evaluations in reporting periods beginning after June 15, 2004. In September 2004, the FASB proposed additional guidance related to debt securities that are impaired because of interest rate and/or sector spread increases, and delayed the effective date of EITF 03-01. We do not expect the adoption of EITF 03-01 to have a material effect on our financial condition, results of operations, or liquidity.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation clarifies the application of Accounting Research Bullentin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. FIN 46 also requires disclosure about unconsolidated variable interest entities in which an enterprise holds a significant variable interest. Application of FIN 46, as revised, in December 2003 ("FIN 46R"), is required for periods ending after December 15, 2003. During 2004 and 2005, the Company created various trusts which were utilized in connection with the securitization of mortgage loans and other financial activities. These trusts are deemed to be variable interest entities for which we have determined that the Company is the primary beneficiary. Accordingly, the assets, liabilities and operations of these trusts are included in its consolidated financial statements.

Accounting for stock based compensation

Historically the Company has accounted for stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not reflected stock option-based employee compensation cost in net income because all options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant.

Under the provisions of SFAS No. 123R "Accounting for Stock-Based Compensation," effective in the period ending March 31, 2006, the Company will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the vesting period during which an employee is required to provide service in exchange for the award.

The grant date fair value of employee stock options will be measured using the an appropriate option pricing model. See "Stock Compensation" of this Note 1 to the unaudited consolidated financial statements for an illustration of the effects on net income (loss) had the Company applied the fair value recognition provisions of SFAS No. 123R as of January 1, 2004. The Company will adopt this statement when effective and is currently evaluating the impact.

1A—Restatement of Consolidated Financial Statements

The Company has determined that it could not support the use of hedge accounting for derivative contracts entered into prior to November 24, 2004. As a result, the Company's consolidated statements of operations and cash flows for the three months ended March 31, 2004 have been restated.

Fair Value Hedge Accounting Restatement

The Company now believes that the documentation of fair value hedge accounting relationships and the assessment of hedge effectiveness was inadequate as required by the applicable accounting standards contained in SFAS No. 133. As such, the Company made the determination that it was not appropriate to apply hedge accounting for purposes of the Company's financial statements for the three months ended March 31, 2004 and, as such, loans held for sale were recorded at the lower of cost or market. The Company has corrected its accounting for mortgage loans held for sale and interest rate risk management activities related to fair value hedging activities (a "fair value" hedge). Commencing with the quarter ended December 31, 2004, the Company qualified for and has elected to apply SFAS No. 133 fair value hedge accounting for loans held for sale, exclusive of loans allocated to forward sales commitments. As of March 31, 2005, the Company qualified for and has elected to apply SFAS No. 133 fair value hedge accounting for loans allocated to forward sales commitments as well. For loans held for sale that are designated as allocated to a forward sales commitment, the mark to market price is equivalent to the forward commitment price on the date that the loans are allocated to a trade. Changes in the market value of these loans and the market value of the related forward commitments can be expected to offset each other from allocation date to date of settlement.

Cash Flow Hedge Accounting Restatement

The Company now believes that, prior to November 24, 2004, the documentation of its cash flow hedge accounting relationships and the assessment of hedge effectiveness was inadequate as required by the applicable accounting standards contained in SFAS No. 133. Any change in value associated with such cash flow hedge derivatives was previously recorded as an increase or decrease in other comprehensive income ("OCI"). The Company has made the determination that it was not appropriate to apply cash flow hedge accounting prior to November 24, 2004. The Company has corrected its accounting for interest rate risk management activities related to the variability in expected future cash flows associated with a financing obligation or future liabilities (a "cash flow" hedge). Effective November 24, 2004, the Company's documentation was deemed sufficient with respect to interest rate cap and swap agreements, and thus the Company has elected to apply cash flow hedge accounting for these derivatives.

A summary of the impact of the restatements on net earnings follows (Dollars in thousands):

Three months ended
March 31, 2004
(unaudited)
Net income, as previously reported	$545
Restatement for derivative financial instruments, net of tax effect	(816)
Net (loss), as restated	$(271)

The aforementioned restatement adjustments have been tax affected to the extent attributable to activities of the taxable REIT subsidiary. Note 1 — "Stock Compensation" to the unaudited consolidated financial statements and Note 8 — "Earnings Per Share" to the unaudited consolidated financial statements have been amended for the impact of the aforementioned restatements. The following tables present the accounts on the consolidated statement of operations and the consolidated statement of cash flows for the three months ended March 31, 2004 that were affected by the restatement. (Dollars in thousands, except per share data):

	Three months ended
	March 31, 2004
	As restated	As reported
	(unaudited)
Consolidated Statement of Operations
Gain on sale of mortgage loans	$14,354	$15,768
Total revenues	25,877	27,291
Income (loss) before income taxes	(494)	920
Income taxes	(223)	375
Net income (loss)	(271)	545
Net loss attributable to common stockholders	(1,932)	(1,116)
Per share data:
Basic	(3.73)	(2.16)
Diluted	(3.73)	(2.16)

	Three months ended
	March 31, 2004
	As restated	As reported
	(unaudited)
Consolidated Statement of Cash Flows
Net income (loss)	$(271)	$545
Realized and unrealized loss on hedging instruments	(1,705)	—
Increase in mortgage loans held for sale	(102,454)	(105,572)
Increase in prepaids and other assets	(1,560)	(963)

NOTE 2—PORTFOLIO ARM LOANS

The following table presents the Company's Portfolio ARM Loans as of March 31, 2005 and December 31, 2004 (Dollars in thousands):

March 31, 2005 (unaudited)	ARM loans collateralizing debt obligations	ARM loans held for securitization	Total
Principal balance outstanding	$2,355,993	$678,379	$3,034,372
Net unamortized loan origination costs and fees	24,596	6,821	31,417
Loan loss reserves	(1,033)	(282)	(1,315)
Amortized cost, net	2,379,556	684,918	3,064,474
Gross unrealized loss	(5,971)	(1,180)	(7,151)
Fair value	$2,373,585	$683,738	$3,057,323
Carrying value	$2,379,556	$684,918	$3,064,474

December 31, 2004	ARM loans collateralizing debt obligations	ARM loans held for securitization	Total
Principal balance outstanding	$1,418,323	$1,157,188	$2,575,511
Net unamortized loan origination costs and fees	14,866	9,950	24,816
Loan loss reserves	(497)	(177)	(674)
Amortized cost, net	1,432,692	1,166,961	2,599,653
Gross unrealized gain	1,842	863	2,705
Fair value	$1,434,534	$1,167,824	$2,602,358
Carrying value	$1,432,692	$1,166,961	$2,599,653

Since the completion of the Company's initial public offering, the primary focus of its business has been to build a leveraged portfolio of single-family residential mortgage loans comprised largely of prime Traditional and Hybrid ARM loans. The Company's portfolio of ARM loans is 100% self-originated through the loan production channels of its TRS. The loans that the Company retains in its portfolio are serviced through a subservicing arrangement. The TRS sells all of its fixed rate loan production to third parties, as well as any ARM loans that the Company does not retain in its portfolio.

The Company does not account for mortgage-backed securities placed with third party investors as sales and, therefore, does not record any gain or loss in connection with securitization transactions. Instead, the Company accounts for the mortgage-backed securities it sells as a long-term collateralized financing. As of March 31, 2005, the Company held approximately $2.4 billion of ARM loans that collateralize the securities resulting from its securitization activities, and are classified on its balance sheet as ARM loans collateralizing debt obligations.

The Company has credit exposure on its ARM loan investment portfolio. During the three months ended March 31, 2005, the Company recorded loan loss provisions totaling $642,000 to reserve for estimated future credit losses on Portfolio ARM Loans, and there were no credit losses charged against the allowance for losses during the period.

The following table summarizes Portfolio ARM Loan delinquency information as of March 31, 2005 and December 31, 2004 (Dollars in thousands):

March 31, 2005 (unaudited)

Delinquency Status	Loan Count	Loan Balance	Percent of Portfolio ARM Loans	Percent of Total Assets
60 to 89 days	6	$1,715	0.06%	0.04%
90 days or more	—	—	—	—
In bankruptcy and foreclosure	4	1,312	0.04	0.03
	10	$3,027	0.10%	0.07%

December 31, 2004

Delinquency Status	Loan Count	Loan Balance	Percent of Portfolio ARM Loans	Percent of Total Assets
60 to 89 days	6	$1,619	0.06%	0.05%
90 days or more	1	560	0.02	0.01
In bankruptcy and foreclosure	—	—	—	—
	7	$2,179	0.08%	0.06%

NOTE 3—MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale consist of the following components (Dollars in thousands):

	March 31, 2005	December 31, 2004
	(unaudited)
Mortgage loans held for sale	$1,392,228	$774,656
Deferred origination costs and fees	12,754	9,936
Carrying amount of mortgage loans held for sale	$1,404,982	$784,592

Mortgage loans are residential mortgages on properties located throughout the United States having maturities of up to 30 years, and include ARM loans that are not Portfolio ARM Loans. Pursuant to the terms of the mortgage loans, the borrowers have pledged the underlying real estate as collateral for the loans. It is the Company's practice to sell to third party investors any loans that do not constitute Portfolio ARM Loans shortly after they are funded, generally within 30 to 60 days.

As of March 31, 2005 and December 31, 2004, the Company had loan purchase commitments from third party investors for approximately $752.3 million and $384.5 million, respectively. Substantially all loans held for sale at March 31, 2005 and December 31, 2004 were subsequently sold to third party investors. All mortgage loans held for sale are pledged as collateral for warehouse lines payable (See Note 5 to the unaudited consolidated financial statements).

As of March 31, 2005 and December 31, 2004, the Company had aggregate locked pipeline commitments to fund mortgage loans held for sale of $1.5 billion and $638.3 million, respectively.

NOTE 4—DERIVATIVES AND HEDGING ACTIVITIES

The Company is exposed to interest rate risk in conjunction with the origination, funding, sale and investment in mortgage loan assets. The Company manages the risk of interest rate changes primarily through the use of derivative instruments as follows:

•	Fair value hedges, which are intended to manage the risks associated with potential changes in the fair value of loans held for sale; and

•	Cash flow hedges, which are intended to manage the risks associated with potential changes in the Company's financing costs.

In connection with its mortgage loan origination activities, MortgageIT issues IRLCs to loan applicants and financial intermediaries. The IRLCs guarantee the loan terms, subject to credit approval, for a specified period while the application is in process, typically between 15 and 60 days. MortgageIT's risk management objective is to protect earnings from an unexpected change in the fair value of IRLCs by economically hedging the estimated closed loan volume from the IRLC pipeline. MortgageIT's pipeline hedging strategy primarily utilizes forward delivery contracts on mortgage-backed securities ("TBA Securities") to protect the value of its IRLCs. The TBA Securities, options on TBA Securities, forward sales commitments and IRLCs relating to mortgage loans held for sale, are free-standing derivative instruments and have been classified as such by the Company. Accordingly, these derivatives have been recorded at fair value with changes in fair value reflected in gain on sale of loans.

At March 31, 2005 and December 31, 2004, the notional amount of the Company's IRLCs relating to mortgage loans held for sale, was approximately $943.2 million and $414.9 million, respectively. The fair value of the IRLCs at March 31, 2005 and December 31, 2004 reflected a loss of approximately $1.9 million and $384,000, respectively.

At March 31, 2005 and December 31, 2004 the notional amount of TBA Securities and options on TBA Securities outstanding was approximately $526.5 million and $610.0 million with a fair value loss of approximately $638,000 and $743,000, respectively.

At March 31, 2005 and December 31, 2004, the notional amount of the Company's forward sales commitments from third party investors was approximately $936.1 million and $399.4 million with a fair value gain of approximately $1.8 million and $236,000, respectively.

Fair Value Hedges

The Company is exposed to interest rate risk in conjunction with the sale of mortgage loans. The Company manages the risk of interest rate changes associated with its loans held for sale through use of TBA Securities, options on TBA Securities, forward sale commitments and Eurodollar futures. These derivative instruments are designed to hedge potential changes in the value of loans held for sale. The Company's risk management policy is to hedge 100% of it's prime first mortgage loans held for sale.

The fair value adjustments for IRLCs, TBA Securities, options, forward sales commitments and Eurodollar futures are included in gain on sale mortgage of loans.

Unallocated Loans

Unallocated loans represent hedged loans held for sale that have not yet been allocated to a forward sales contract. At March 31, 2005 and December 31, 2004, derivative instruments related to the Company's unallocated loans held for sale were classified and accounted for as fair value hedges. These derivatives, and the related hedged loans held for sale, are carried at fair value with the changes in fair value recorded in earnings.

Allocated Loans

Allocated loans represent hedged loans held for sale that have been allocated to a forward sales contract. At March 31, 2005, the related allocated loans held for sale are carried market value. At December 31, 2004, the forward sales contracts related to the Company's allocated loans held for sale, were classified and accounted for as free-standing derivatives. These derivatives are carried at fair value with the changes in fair value recorded in earnings. The related allocated loans held for sale were carried at the lower of cost or market at December 31, 2004.

Cash Flow Hedges

The Company primarily utilizes Eurodollar futures, interest rate cap agreements ("Cap Agreements") and interest rate swap agreements ("Swap Agreements") in order to manage potential changes in future LIBOR-based financing costs. The Company generally borrows funds based on short-term

LIBOR-based interest rates to finance its Portfolio ARM Loans. However its Portfolio ARM Loans have an initial fixed interest rate period up to five years. As a result, the Company's existing and forecasted borrowings reprice to a new rate on a more frequent basis than does its Portfolio ARM Loans. Therefore, the purpose of these hedges is to better match the average repricing of the variable rate debt with the average repricing of the Portfolio ARM Loans.

All changes in the fair value of Cap Agreements and Swap Agreements for the period are recorded in OCI on the consolidated balance sheets and will be recognized as interest expense when the forecasted financing transactions occur. If it becomes probable that the forecasted transaction, which is the future interest payments on the Company's collateralized debt obligations, will not occur as specified at the inception of the hedging relationship, then the related gain or loss in OCI would be reclassified out of OCI and recognized in interest expense. The carrying value of these derivative instruments is included in hedging instruments on the accompanying consolidated balance sheets.

The Company purchases Cap Agreements by incurring a one-time fee or premium. Pursuant to the terms of the Cap Agreements, the Company will receive cash payments if the interest rate index specified in the Cap Agreements increases above contractually specified levels. Therefore, such Cap Agreements have the effect of capping the interest rate on a portion of the Company's borrowings above a level specified by the Cap Agreement. The notional balances of the Caps generally decline over the life of these instruments approximating the declining balance of the Company's collateralized debt obligations.

Under the Company's existing Cap Agreements, the Company will receive cash payments should one-month LIBOR increase above the contract rates of the Caps, which range from 2.50% to 4.70%. The Cap Agreements had an average maturity of 3.9 years as of March 31, 2005 and will expire between August 2007 and January 2010.

The Company enters into Swap Agreements to fix the interest rate on a portion of the Company's borrowings as specified in the Swap Agreement. When the Company enters into a Swap Agreement, it agrees to pay a fixed interest rate as specificed in the agreement, typically based on LIBOR. Swap Agreements have the effect of converting the Company's variable-rate debt into fixed-rate debt over the life of the Swap Agreements.

Both Cap and Swap Agreements represent a means to lengthen the average repricing period of the Company's variable-rate collateralized debt obligations such that the average repricing duration of the borrowings more closely matches the average repricing duration of the Company's Portfolio ARM Loans.

The Company uses Eurodollar futures to hedge both forecasted and recognized LIBOR-based borrowings. When LIBOR-based interest rates change, the change in the value of Eurodollar futures can be expected to approximately offset the change in the value of the hedged LIBOR-based funding costs. The Company classifies and accounts for Eurodollar futures as free-standing derivatives. Accordingly, all realized net gains aggregating approximately $8.9 million have been recognized and included in realized and unrealized gain on hedging instruments for the three months ended March 31, 2005.

The following table presents notional amount, carrying amount and unrealized gains and (losses) recorded in OCI for the Company's cash flow hedges at March 31, 2005 and December 31, 2004. The carrying amount of the cash flow derivative instruments is included in hedging instruments in the accompanying balance sheets.

	March 31, 2005 (unaudited)
	Notional Amount	Carrying Amount	Unrealized Gain (Loss)
	(Dollars in thousands)
Eurodollar futures contracts	$2,275,500	$5,510	$—
Cap agreements	2,762,254	30,612	6,526
Swap agreements	515,462	8,029	7,532
Total cash flow hedges	$5,553,216	$44,151	$14,058

	December 31, 2004
	Notional Amount	Carrying Amount	Unrealized Gain (Loss)
	(Dollars in thousands)
Eurodollar futures contracts	$3,136,250	$710	$—
Cap agreements	2,310,392	18,280	(574)
Swap agreements	186,328	283	187
Total cash flow hedges	$5,632,970	$19,273	$(387)

NOTE 5—BORROWINGS

Collateralized Debt Obligations

Through March 31, 2005, the Company had issued AAA/AA-rated floating-rate pass-through certificates totaling $2.3 billion to third party investors and retained $101.4 million of subordinated certificates, which provide credit support to the higher-rated certificates that were placed with third party investors. All of the securities retained by the Company were rated investment grade. The interest rates on the floating-rate pass-through certificates reset monthly and are indexed to one-month LIBOR. In connection with the issuance of these mortgage-backed securities which are also referred to as collateralized debt obligations, the Company incurred costs of $7.2 million through March 31, 2005. These costs are being amortized over the expected life of the securities using the level yield method. These transactions were accounted for as financings of loans and represent permanent financing that is not subject to margin calls. The Company's collateralized debt obligations are issued by trusts and are secured by ARM loans deposited into the trust. For financial reporting and tax purposes, the trusts' ARM loans held as collateral are recorded as assets of the Company and the issued mortgage-backed securities recorded as collateralized debt obligations. As of March 31, 2005 and December 31, 2004, collateralized debt of $2.2 billion and $1.3 billion, respectively, net of debt issuance costs, is classified as collateralized debt obligations, net on the accompanying consolidated balance sheets.

As of March 31, 2005 and December 31, 2004, the mortgage-backed securities were collateralized by ARM loans with a principal balance of $2.4 billion and $1.4 billion, respectively. The debt matures between 2033 and 2035 and is callable by the Company at par anytime after the total balance of the loans collateralizing the debt is amortized down to 20% of the original unpaid balance. The balance of this debt is reduced as the underlying loan collateral is paid down by borrowers and is expected to have an average life of approximately four years.

Repurchase Agreements

The Company had outstanding $83.5 million and $67.7 million of repurchase agreements with a weighted average borrowing rate of approximately 2.8% and 2.2% and a weighted average remaining maturity of 51 days and 144 days as of March 31, 2005 and December 31, 2004, respectively.

Warehouse Lines Payable

The Company has various warehouse credit facilities with major lenders that are used to fund mortgage loans. During the three months ended March 31, 2005, the Company negotiated two new credit facilities, which, when added to the Company's three existing credit facilities, brings to five the total number of facilities it may draw upon.

In March 2005, the Company entered into warehouse credit facility with Credit Suisse First Boston Mortgage Capital LLC ("CFSB") for a partially comitted credit limit of $400 million. Under the line, outstanding advances are secured by the specific mortgage loans funded, and bear interest at LIBOR plus a spread based on the types of loans being funded. As of March 31, 2005, the Company had no outstanding borrowings on the line. This credit facility expires in February 2006.

In February 2005, the Company entered into warehouse credit facility with Greenwich Capital Financial Products Inc. ("Greenwich") for a comitted credit limit of $250 million. Under the line, outstanding advances are secured by the specific mortgage loans funded, and bear interest at LIBOR plus a spread based on the types of loans being funded. As of March 31, 2005, the Company had $145.8 million outstanding on this facility.This credit facility expires in February 2006.

The Company maintains a credit facility (the "UBS Warehouse Facility"), with UBS Real Estate Securities, Inc. ("UBS"), which has an uncommitted credit limit of $1.25 billion, which includes a mortgage loan sale conduit facility. This credit facility may be terminated at the discretion of the lender. The facility provides for temporary increases in the line amount on an as-requested basis. Under the line, outstanding advances are secured by the specific mortgage loans funded, and bear interest at LIBOR plus a spread based on the types of loans being funded. Interest is payable at the time the outstanding principal amount of the advance is due, generally within 30 days. All advances under this agreement are evidenced by a note, which is secured by all of the loans funded through this facility. As of March 31, 2005 and December 31, 2004, the Company had outstanding on the line $634.0 million and $798.8 million, respectively. Under the conduit facility, the Company sells mortgage loans to UBS at a price equal to the committed purchase price from a third party investor, and records the transaction as a sale in accordance with SFAS No. 140. UBS, in turn, sells the loan to a third party investor. The Company facilitates the sale to the third party investor on behalf of UBS and receives a performance fee that varies depending on the time required by UBS to complete the transfer of the loans to the third party investor. The performance fee of $1.1 million and $1.6 million for the three months ended March 31, 2005 and 2004, respectively, is included in brokerage revenue on the statement of operations. Loans on the conduit line, which totaled approximately $394.0 million and $435.1 million at March 31, 2005 and December 31, 2004, respectively, reduce availability under the facility until they are transferred to the third party investor by UBS. The mortgage loans sold to UBS are subject to repurchase under certain limited conditions, primarily if UBS determines that a mortgage loan was not properly underwritten. This credit facility expires in August 2005.

The Company maintains a credit facility with Merrill Lynch Mortgage Capital, Inc. ("Merrill Lynch"), which has a partially committed credit limit of $1.0 billion collateralized by the specific mortgage loans funded, and bears interest at LIBOR plus a spread based on the types of loans being funded. As of March 31, 2005 and December 31, 2004, the Company had $907.0 million and $906.3 million, respectively, outstanding on this facility. This credit facility expires in August 2005.

The Company maintains a credit facility with Residential Funding Corporation ("RFC"), which has a committed credit limit of $400 million collateralized by the specific mortgage loans funded, and bears interest at LIBOR plus a spread based on the types of loans being funded. As of March 31, 2005 and December 31, 2004, the Company had outstanding approximately $318.8 million and $164.3 million, respectively, on this facility. This credit facility expires in April 2006.

The weighted average effective rate of interest for borrowings under all warehouse lines of credit was approximately 3.3% and 2.6% for the three months ended March 31, 2005 and the year ended December 31, 2004, respectively.

All mortgage loans held for sale have been pledged as collateral under the warehouse credit facilities described above. In addition, the facilities contain various financial covenants and restrictions,

including a requirement that the Company maintain specified leverage ratios and net worth amounts. As of March 31, 2005, the Company was not in compliance with certain covenants contained in certain of its credit facilities. Although waivers from the lenders with respect to these covenant violations have been obtained, no assurance can be made that the lenders will continue to waive future covenent violations, to the extent they occur.

Maturities of borrowings are as follows at March 31, 2005 (Dollars in thousands):

	Payments due by Period
	(unaudited)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Collateralized debt obligations (1)(2)	$2,236,303	$46,703	$16,908	$26,783	$2,145,909
Warehouse lines payable	2,005,546	2,005,546	—	—	—
Repurchase agreements	83,475	83,475	—	—	—

(1)	Excluding debt issuance costs.

(2)	Maturities of our collateralized debt obligations are dependent upon cash flows received from underlying loans receivable. Our estimate of their repayment is based on scheduled principal payments on the underlying loans receivable. This estimate will differ from actual amounts to the extent we experience pre-payments and/or loan losses.

Special-Purpose Warehouse Finance Subsidiary

The Company's UBS Warehouse Facility, described above under "—Warehouse Lines Payable," is administered by an agent on behalf of an institutionally managed medium term note conduit. Under the funding agreements governing the UBS Warehouse Facility, the Company transfers finance receivables to MortgageIT SPV I, a Delaware statutory trust (the "Trust") that has been established by the Company as a special purpose warehouse finance subsidiary of the Company. The Trust, in turn, issues notes (the "Notes") to the agent, collateralized by such finance receivables and cash. These transactions are treated as secured financing arrangements for financial reporting purposes. The agent provides funding under the Notes to the Trust pursuant to an advance formula, and the Trust forwards the funds to the Company in consideration for the transfer of finance receivables. Advances under the funding agreements bear interest at LIBOR plus specified fees depending upon the source of funds provided by the agent. The Company is required to hold certain funds in restricted cash accounts to provide additional collateral for borrowings under the facility. Additionally, the funding agreements contain various covenants requiring certain minimum financial ratios, asset quality, and portfolio performance ratios (cumulative net loss, delinquency and repossession ratios) as well as deferment levels. Failure to meet any of these covenants, financial ratios or financial tests could result in an event of default under these agreements. If an event of default occurs under these agreements, the lenders could elect to declare all amounts outstanding under these agreements to be immediately due and payable, enforce their interests against collateral pledged under these agreements or restrict the Company's ability to obtain additional borrowings under these agreements.

In addition, under the legal agreements that document the issuance and sale of the Notes:

•	all assets which are from time to time owned by the Trust are legally owned by the Trust and not by the Company.

•	the Trust is a legal entity separate and distinct from the Company and all other affiliates of the Company.

•	the assets of the Trust are legally assets only of the Trust, and are not legally available to the Company and all other affiliates of the Company or their respective creditors, for pledge to other creditors or to satisfy the claims of other creditors.

•	none of the Company or any other affiliate of the Company is legally liable on the debts of the Trust, except for an amount limited to 10% of the greater of (i) the total principal amount of Notes then outstanding under the Note Purchase Agreement plus the aggregate outstanding principal of all Mortgage Loans sold under the Loan Repurchase Agreement and the Loan Sale Agreement and (ii) the Facility Limit.

•	assets of the Company which result from the issuance and sale of the Notes are:

1)	any cash portion of the purchase price paid from time to time by the Trust in consideration of Mortgage Loans sold to the Trust by the Company; and

2)	the value of the Company's net equity investment in the Trust.

•	As of March 31, 2005, the Trust had the following assets (in thousands):

a)	whole loans: $639,024; and

b)	cash and cash equivalents: $32,808.

•	As of March 31, 2005, the Trust had the following liabilities and equity (in thousands):

a)	short-term debt due to UBS: $633,954; and

b)	$37,878 in members' equity investment.

As of March 31, 2005, the Company included in its consolidated financial statements the assets, liabilities and operations of the Trust pursuant to FIN 46R.

NOTE 6—NOTES PAYABLE

Senior Secured Notes due 2007 with an aggregate principal amount of $15 million were issued in March 2004. The Notes bear interest at a rate of 10% per annum, payable in quarterly installments beginning June 30, 2004. The notes are secured by a first priority security interest in all of MortgageIT's assets with the exception of its mortgage loans held for sale and ARM loans held for securitization. The Notes contain various restrictions and covenants. As of March 31, 2005, MortgageIT was in compliance with all of the restrictions and covenants contained in the Note Purchase Agreement, except the warehouse line ratio for which a waiver has been obtained. However, no assurance can be made that waivers will be granted in the future, to the extent such waivers are necessary. In November 2004, MortgageIT entered into an amendment that reduced the interest rate on the outstanding principal balance of each Note from 10% per annum to 7½% per annum for the period beginning October 1, 2004 and ending March 31, 2005. In addition, the amendment prohibited MortgageIT from prepaying the Notes prior to April 14, 2005.

NOTE 7—STOCKHOLDERS EQUITY

Stock Options — 2001 Stock Option Plan

In 2001, MortgageIT established the 2001 Stock Option Plan ("2001 Plan"). The 2001 Plan provided for the granting of stock options to employees, directors and consultants of MortgageIT to purchase up to 776,000 shares of Class B Common Stock. The exercise price of the options was not to be less than the fair market value on the date of grant with a maximum term of ten years, or in the case of 10% stockholders, at 110% of the fair market value on the date of grant with a maximum term of five years. MortgageIT awarded options to purchase 241,000 shares during 2004, all of which had a ten-year life and vested at the rate of one-third each year on the first three anniversaries of the respective grant date. The 2001 Plan terminated in August 2004.

In August 2004, options to purchase 45,000 shares of common stock were exercised at an exercise price of $4.96 per share. Proceeds to MortgageIT approximated $224,000. As a result of the reorganization of MortgageIT and Holdings' initial public offering, options to purchase 56,000 shares of common stock were exchanged for approximately $390,000 and options to purchase 535,000 shares were cancelled.

2004 Long-Term Incentive Plan

In August 2004, the Company adopted the MortgageIT Holdings, Inc. 2004 Long-Term Incentive Plan (the "2004 Plan"). A total of 1,725,000 shares of common stock have been reserved for issuance under the 2004 Plan, which terminates in 2014. The 2004 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock. During the three months ended March 31, 2005, options to purchase 31,700 shares of common stock at $12.00 per share and 9,167 shares of restricted stock were forfeited and the Company granted options to purchase 2,500 shares of common stock, at an average exercise price of $12.98 per share, and 123,935 shares of restricted stock. The options and restricted stock will vest over a three-year period.

There were approximately 87,000 shares available for future grant under the 2004 Plan at March 31, 2005.

The weighted average fair value of options issued under the 2004 Plan, for the three months ended March 31, 2005, under the Black-Scholes option-pricing model, was $1.01 per option.

The weighted average fair value of options issued under the 2001 Plan, for the three months ended March 31, 2004, under the minimum value method, was $3.61 per option.

In April 2005, the board of directors adopted the MortgageIT Holdings, Inc. Amended Long-Term Incentive Plan (the "Amended Plan"), subject to the approval of the Company's stockholders. Under the Amended Plan, an additional 1,000,000 shares of the Company's common stock will be reserved for issuance; this addition of shares is the only material difference between the 2004 Plan and the Amended Plan. The Amended Plan will provide for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock, and will terminate in 2015.

NOTE 8—EARNINGS PER SHARE

Basic and diluted income per share are calculated in accordance with SFAS No. 128, "Earnings Per Share." The basic and diluted income per common share for all periods presented were computed based on the weighted-average number of common shares outstanding, as follows (Dollars and shares in thousands, except per share data):

	(unaudited)
	Three months ended March 31,
	2005	2004
		(As restated)
Net income (loss)	$15,728	$(271)
Dividends on convertible redeemable preferred stock:
Series A	—	180
Series B	—	1,007
Series C	—	345
Accretion of discount on preferred stock	—	129
Total dividends on preferred stock	—	1,661
Net income (loss) attributable to common stockholders	$15,728	$(1,932)
Basic earnings per share:
Net income (loss) attributable to common stockholders	$15,728	$(1,932)
Weighted average common stock outstanding for basic earnings per share	19,405	518
Basic earnings per share	$0.81	$(3.73)
Diluted earnings per share:
Net income (loss) for diluted earnings per share	$15,728	$(1,932)
Common stock outstanding for basic earnings per share computation	19,405	518
Assumed conversion of dilutive:
Stock options and unvested restricted stock	441	—
Weighted average common stock outstanding for diluted earnings per share (1)	19,846	518
Diluted earnings per share	$0.79	$(3.73)

(1)	Reflects, on a retroactive basis, for all periods presented, the exchange of approximately 12.80 shares of MortgageIT common stock for each share of Holdings common stock and the retention and retirement of common shares pursuant to the reorganization of MortgageIT.

Options, warrants and restricted stock aggregating 558,000 were excluded from the computation for the three months ended March 31, 2004, as their effect would have been anti-dilutive. Potentially dilutive common shares amounting to 4,524,000 relating to the conversion of Series A, Series B and Series C preferred stock and options were excluded from the computation for the three months ended March 31, 2004, as their effect would have been anti-dilutive.

NOTE 9—STATEMENT OF CASH FLOWS

Supplemental disclosure of cash flow information (Dollars in thousands)

	(unaudited)
	Three months ended March 31,
	2005	2004
Cash paid during the year for:
Interest	$29,579	$3,474
Income taxes	89	3,536

NOTE 10—SEGMENT REPORTING

The Company operates its business in two primary segments, mortgage investment operations conducted in the REIT and mortgage banking operations conducted in the TRS. Mortgage investment operations are driven by the balance of Portfolio ARM Loans and the net interest income generated on those balances. Mortgage banking operations includes loan origination, underwriting, funding, brokering and secondary marketing. Following is a summary of the Company's segment operating results for the three months ended March 31, 2005 (Dollars in thousands).

Three months ended March 31, 2005 (unaudited)

	Mortgage Investment Operations (1)	Mortgage Banking Operations (2)	Eliminations	Total
Gain on sale of mortgage loans	$—	$39,166	$(7,059)	$32,107
Brokerage revenues	—	6,398	—	6,398
Interest income	33,271	19,555	926	53,752
Interest expense	(21,835)	(9,651)	—	(31,486)
Net interest income	11,436	9,904	926	22,266
Realized and unrealized gain on hedging instruments	7,308	—	1,614	8,922
Other	—	263	—	263
Total revenues	18,744	55,731	(4,519)	69,956
Operating expenses	3,014	48,801	(569)	51,246
Income (loss) before income tax	15,730	6,930	(3,950)	18,710
Income taxes	2	2,980	—	2,982
Net income (loss)	$15,728	$3,950	$(3,950)	$15,728
Segment assets	$3,177,849	$1,460,037	$(20,560)	$4,617,326

(1)	Commenced operations on August 4, 2004. The Company operated in one segment, Mortgage Banking, prior to August 4, 2004.

(2)	Represents the consolidated results of operations for MortgageIT.

NOTE 11—COMMITMENTS AND CONTINGENCIES

The Company is a defendant in various legal proceedings. Although it is difficult to predict the outcome of any litigation, the Company has established a reserve of $2.0 million.

NOTE 12—SUBSEQUENT EVENT

During April 2005, through a trust subsidiary, MortgageIT issued and sold in a private placement $50 million of trust preferred securities ("TPS"). MortgageIT issued to the trust junior subordinated debentures to fund the trust's obligations on the TPS. The TPS are floating rate and bear a variable interest rate of 375 basis points above 3-month LIBOR, paid quarterly, and mature in 2035. They are redeemable at par after five years and at a premium to par in certain limited circumstances over the first five years. Proceeds from the TPS sale will be used to grow the Company's self-originated residential loan portfolio.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
MortgageIT Holdings, Inc. and Subsidiaries
New York, New York

We have audited the accompanying consolidated balance sheets of MortgageIT Holdings, Inc. and Subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MortgageIT Holdings, Inc. and Subsidiaries at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1A to the consolidated financial statements, the Company has restated its 2003 and 2002 consolidated financial statements.

BDO Seidman, LLP

New York, New York
March 28, 2005

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2004	December 31, 2003
		(As restated)
ASSETS
Cash and cash equivalents	$70,224	$22,261
Restricted cash	1,679	1,517
Marketable securities held to maturity	7,546	1,419
Portfolio ARM Loans
ARM loans collateralizing debt obligations, net	1,432,692	—
ARM loans held for securitization, net	1,166,961	—
Total Portfolio ARM Loans	2,599,653	—
Mortgage loans held for sale	784,592	324,753
Hedging instruments	19,526	343
Accounts receivable, net of allowance	28,731	10,301
Prepaids and other assets	7,803	5,538
Goodwill	11,639	11,665
Property and equipment, net	5,567	5,324
Total assets	$3,536,960	$383,121
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities:
Collateralized debt obligations, net	$1,328,096	$—
Warehouse lines payable	1,869,385	300,699
Repurchase agreements	67,674	—
Hedging instruments	1,145	3,202
Notes payable and other debt	15,000	1,125
Accounts payable, accrued expenses and other liabilities	63,993	30,996
Total liabilities	3,345,293	336,022
COMMITMENTS AND CONTINGENCIES
Convertible redeemable preferred stock: 22,000,000 shares authorized; 15,082,973 issued and outstanding	—	62,557
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.01 par value: 125,000,000 shares authorized; 19,405,473 issued and outstanding	194	—
Common stock Class A, $0.01 par value: 1,895,000 shares authorized; 517,835 issued and outstanding (1)	—	5
Additional paid-in capital (1)	238,405	3,955
Unearned compensation — restricted stock	(6,196)	—
Accumulated other comprehensive loss	(387)	—
Accumulated deficit	(40,349)	(19,418)
Total stockholders' equity (deficit)	191,667	(15,458)
Total liabilities and stockholders' equity	$3,536,960	$383,121

(1)	Reflects, on a retroactive basis, for all periods presented, the exchange of approximately 12.80 shares of MortgageIT, Inc. common stock for each share of MortgageIT Holdings, Inc. common stock and the retention and retirement of common shares pursuant to the reorganization of MortgageIT, Inc.

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Year ended December 31,
	2004	2003	2002
		(As restated)	(As restated)
Revenues:
Gain on sale of mortgage loans	$70,397	$87,215	$35,145
Brokerage revenues	36,283	63,030	50,218
Interest income	60,346	24,324	18,215
Interest expense	(29,459)	(13,604)	(10,278)
Net interest income	30,887	10,720	7,937
Realized loss on hedging instruments	(7,852)	—	—
Other	566	980	216
Total revenues	130,281	161,945	93,516
Operating expenses:
Compensation and employee benefits	82,077	77,851	54,844
Processing expenses	24,603	27,828	16,235
General and administrative expenses	12,321	9,867	7,719
Rent	7,670	6,483	4,738
Marketing, loan acquisition and business development	4,203	6,504	5,062
Professional fees	3,510	2,930	1,918
Depreciation and amortization	2,726	2,408	1,890
Total operating expenses	137,110	133,871	92,406
(Loss) income before income taxes	(6,829)	28,074	1,110
Income taxes	1,617	3,799	252
Net (loss) income	(8,446)	24,275	858
Dividends on convertible redeemable preferred stock	3,947	6,299	5,757
Net (loss) income attributable to common stockholders	$(12,393)	$17,976	$(4,899)
Per share data:
Basic	$(1.46)	$34.71	$(9.53)
Diluted	$(1.46)	$5.23	$(9.53)
Weighted average number of shares — basic (1)	8,517	518	514
Weighted average number of shares — diluted (1)	8,517	4,644	514

(1)	Reflects, on a retroactive basis, for all periods presented, the exchange of approximately 12.80 shares of MortgageIT, Inc. common stock for each share of MortgageIT Holdings, Inc. common stock and the retention and retirement of common shares pursuant to the reorganization of MortgageIT, Inc.

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(Dollars in thousands)

	December 31, 2004	December 31, 2003	December 31, 2002
Net (loss) income	$(8,446)	$24,275	$858
Other comprehensive income:
Unrealized losses on hedging instruments	(387)	—	—
Comprehensive (loss) income	$(8,833)	$24,275	$858

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
Years ended December 31, 2004, 2003 and 2002
(Dollars and shares in thousands)

	Capital Stock				Additional Paid-In Capital	Accumulated Deficit	Unamortized Cost of Restricted Stock	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
	Common-Class A		Common
	Shares	Amount	Shares	Amount
Balance at January 01, 2002	528	$5	—	$—	$4,361	$(32,496)	$(354)	$—	$(28,484)
Restricted stock awards forfeited	(10)	—	—	—	(392)	—	392	—	—
Amortization of the cost of restricted stock, net of forfeitures	—		—	—	—	—	(53)	—	(53)
Preferred stock dividends, accrued and unpaid	—	—	—	—	—	(5,255)	—	—	(5,255)
Accretion of discount on preferred stock	—	—	—	—	—	(502)	—	—	(502)
Net income	—	—	—	—	—	858	—	—	858
Balance at December 31, 2002 (As restated)	518	5	—	—	3,969	(37,395)	(15)	—	(33,436)
Sale of common stock	1	—	—	—	5	—	—	—	5
Restricted stock awards forfeited	(1)	—	—	—	(19)	—	19	—	—
Amortization of the cost of restricted stock, net of forfeitures	—	—	—	—	—	—	(4)	—	(4)
Preferred stock dividends, accrued and unpaid	—	—	—	—	—	(5,787)	—	—	(5,787)
Accretion of discount on preferred stock	—	—	—	—	—	(511)	—	—	(511)
Net income	—	—	—	—	—	24,275	—	—	24,275
Balance at December 31, 2003 (As restated)	518	5	—	—	3,955	(19,418)	—	—	(15,458)
Preferred stock dividends, accrued and unpaid	—	—	—	—	—	(3,645)	—	—	(3,645)
Accretion of discount on preferred stock	—	—	—	—	—	(302)	—	—	(302)
Exercise of stock options	45	—	—	—	224	—	—	—	224
Initial issuance of stock	—	—	1	—	—	—	—	—	—
Reorganization of MortgageIT, Inc., net	(563)	(5)	4,804	48	64,283	—	—	—	64,326
Issuance of common stock in connection with a public offering, net	—	—	14,600	146	163,246	—	—	—	163,392
Restricted stock grant	—	—	—	—	6,697	—	(6,697)	—	—
Amortization of the cost of restricted stock	—	—	—	—	—	—	501	—	501
Other comprehensive (loss) income	—	—	—	—	—	—	—	(387)	(387)
Dividends declared on common stock — $0.44 per share	—	—	—	—	—	(8,538)	—	—	(8,538)
Net income	—	—	—	—	—	(8,446)	—	—	(8,446)
Balance at December 31, 2004	—	$—	19,405	$194	$238,405	$(40,349)	$(6,196)	$(387)	$191,667

The accompanying notes are an integral part of the consolidated financial statements.

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year ended December 31,
	2004	2003	2002
		(As restated)	(As restated)
Cash flows from operating activities:
Net (loss) income	$(8,446)	$24,275	$858
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,726	2,408	1,890
Amortization of restricted stock costs	501	(4)	(53)
Realized and unrealized gain (loss) on hedging instruments	5,598	(2,239)	6,720
Other—miscellaneous	—	—	(2)
Changes in operating assets:
(Increase) decrease in restricted cash	(162)	3,589	(2,866)
(Increase) decrease in mortgage loans held for sale	(459,839)	109,505	68,265
(Increase) decrease in accounts receivable	(18,430)	4,836	(7,296)
Increase in prepaids and other assets	(2,239)	(1,285)	(2,396)
Changes in operating liabilities:
Increase in accounts payable, accrued expenses and other liabilities	24,458	1,072	10,276
Net cash (used in) provided by operating activities	(455,833)	142,157	75,396
Cash flows from investing activities:
Increase in ARM loans	(2,599,653)	—	—
Purchases of property and equipment	(2,968)	(3,641)	(3,476)
Proceeds from maturities of marketable securities	8,530	5,550	9,565
Purchases of marketable securities	(14,657)	(5,571)	(9,314)
Acquisition of IPI	—	—	(2)
Net cash used in investing activities	(2,608,748)	(3,662)	(3,227)
Cash flows from financing activities:
Proceeds from issuance of common stock	163,392	5	—
Proceeds from the exercise of stock options	224	—	—
Proceeds from issuance of convertible redeemable preferred stock	—	—	245
Net proceeds from collateralized debt obligations	1,328,096	—	—
Net borrowings from repurchase agreements	67,674	—	—
Purchase of interest rate cap agreements	(19,000)	—	—
Payments made for Eurodollar contracts	(8,225)	—	—
Payments to former MortgageIT shareholders	(2,179)	—	—
Proceeds from notes payable and other debt	15,000	9,000	12,594
Repayment of notes payable and other debt	(1,125)	(14,125)	(9,526)
Net proceeds (repayment) of warehouse lines payable	1,568,687	(113,218)	(76,796)
Net cash provided by (used in) financing activities	3,112,544	(118,338)	(73,483)
Net increase (decrease) in cash and cash equivalents	47,963	20,157	(1,314)
Cash and cash equivalents at beginning of period	22,261	2,104	3,418
Cash and cash equivalents at end of period	$70,224	$22,261	$2,104

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

As discussed further in Note 8, MortgageIT Holdings, Inc. ("Holdings" or the "Company") is a residential mortgage lender that was formed in March 2004 to continue and expand the business of MortgageIT, Inc. ("MortgageIT" or the "TRS"). Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes and is focused on earning net interest income from mortgage loans originated by its subsidiary, MortgageIT. Holdings' taxable REIT subsidiary, MortgageIT, was incorporated in New York on February 1, 1999 and began marketing mortgage loan services on May 4, 1999. MortgageIT originates, sells and brokers residential mortgage loans in 50 states and the District of Columbia, and is an approved U.S. Department of Housing and Urban Development ("HUD") Title II Nonsupervised Delegated Mortgagee.

As discussed further in Note 13 to the audited consolidated financial statements, the Company operates its business in two primary segments, mortgage investment operations and mortgage banking operations. Mortgage investment operations are driven by the net interest income generated on our investment loan portfolio. Mortgage banking operations includes loan origination, underwriting, funding, secondary marketing and loan brokerage activities.

All shares of common stock and common stock equivalents have been retroactively restated, for all periods presented, to reflect the exchange of approximately 12.80 shares of MortgageIT common stock for each share of Holdings common stock and the retention and retirement of common stock pursuant to the reorganization of MortgageIT. (See Note 8 to the audited consolidated financial statements.)

The consolidated financial statements included herein contain results for Holdings and its wholly owned subsidiary, MortgageIT and its wholly owned subsidiaries, IPI ("IPI") Corporation and Home Closer LLC ("Home Closer"), for the period from August 4, 2004 (the date REIT operations commenced) to December 31, 2004, and exclusively for MortgageIT and its wholly owned subsidiaries, IPI Skyscraper Mortgage Corporation and Home Closer LLC, for the preceding periods. IPI, which provides residential mortgage banking and brokerage services in the New York, New Jersey and Connecticut Tri-state area, was a wholly owned subsidiary of MortgageIT until it was merged with and into MortgageIT effective December 31, 2004. Home Closer provides title, settlement and other mortgage related services to the Company and its customers. All material intercompany account balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Management bases its estimates on certain assumptions, which they believe are reasonable under the circumstances, and does not believe that any change in those assumptions would have a significant effect on the financial position or results of operations of the Company. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, cash equivalents are defined as highly liquid investments with maturities of three months or less when purchased. Due to the short-term nature of the cash equivalents, the carrying value approximates fair value.

Restricted Cash

The balances in restricted cash for all periods presented represent amounts pledged to secure one of the Company's warehouse credit facilities and amounts held in escrow accounts on behalf of borrowers and other third parties.

Marketable Securities Held to Maturity

Marketable securities held to maturity represent federal agency securities, maturing within six months, which the Company has the ability and intent to hold to maturity. These securities are carried at amortized cost. The carrying value of these securities is adjusted for the accretion of discounts, which are included in interest income.

Adjustable Rate Mortgage ("ARM") Loan Investment Portfolio

The Company's ARM loan investment portfolio is comprised of ARM loans collateralizing debt obligations and ARM loans held for securitization (collectively referred to as "Portfolio ARM Loans" or "ARM Loans"). All of the Company's Portfolio ARM Loans are either traditional ARM Loans, meaning they have interest rates that reprice in one year or less ("Traditional ARMs" or "Traditional ARM loans"), or hybrid ARM Loans that have a fixed interest rate for an initial period of not more than five years and then convert to Traditional ARMs for their remaining terms to maturity ("Hybrid ARMs" or "Hybrid ARM loans").

Portfolio ARM Loans are designated as held to maturity because the Company has the intent and ability to hold them for the foreseeable future, and until maturity or payoff. Portfolio ARM Loans are carried at cost which includes unpaid principal balances, net of unamortized loan origination costs, fees and the allowance for loan losses.

ARM loans collateralizing debt obligations are mortgage loans the Company has securitized into rated classes with the lower rated classes providing credit support for higher rated certificates issued to third party investors or retained by the Company in structured financing arrangements.

ARM loans held for securitization are mortgage loans the Company has originated and are intended to be securitized and retained by the Company.

The Company does not intend to sell any of the securities created from its securitizations to generate gain on sale income. The loan securitization process benefits the Company by creating highly liquid securitized assets that can be readily financed in the capital markets.

Mortgage Loans Held for Sale

Allocated Mortgage Loans Held For Sale

Allocated mortgage loans held for sale represent hedged loans that have been allocated to a forward sales commitment. Allocated mortgage loans held for sale are carried at the lower of adjusted cost or market value. Adjusted cost includes the loan principal amount outstanding, net of deferred direct origination costs and fees. Market value for allocated loans is determined based on the forward sales commitment price.

Unallocated Mortgage Loans Held For Sale

Unallocated mortgage loans held for sale represent hedged loans that have not yet been allocated to a forward sales contract. At December 31, 2004, unallocated mortgage loans held for sale are carried at market value. For all prior periods, unallocated mortgage loans held for sale are carried at the lower of adjusted cost or market value, as they did not qualify for hedge accounting. Adjusted cost includes the loan principal amount outstanding, net of deferred direct origination costs and fees. Determining market value requires management judgment in determining how the market would value a particular mortgage loan based on characteristics of the loan and available market information.

Loan Origination Fees

Loan origination fees, as well as discounts and certain direct origination costs, with respect to loans held for sale, are initially recorded as an adjustment of the cost of the loan and are reflected in earnings when the loan is sold or, with respect to loans held for investment, are deferred and amortized as an interest income yield adjustment over the life of the related loans using the effective yield method.

Loan Securitizations

The Company securitizes mortgage loans by transferring them to independent trusts that issue securities collateralized by the transferred mortgage loans. The Company generally retains interests in all or some of the securities issued by the trusts. Certain of the securitization agreements may require the Company to repurchase loans that are found to have legal deficiencies, after the date of transfer. The accounting treatment for transfers of assets upon securitization depends on whether or not the Company has retained control over the transferred assets. The Company's accounting policy for ARM loan securitizations complies with the provisions of Statement of Financial Accounting Standards No. 140, ("SFAS No. 140") "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Depending on the structure of the securitization, the accounting for securitizations is treated as either a sale or secured financing for financial statement purposes. The securitization transactions in the Company's mortgage investment operations segment are treated as secured financings under SFAS No. 140 as the Company has retained control over the transferred assets.

Derivative Instruments and Hedging Activities

The Company manages its interest rate risk exposure through the use of derivatives including, interest rate swaps, Eurodollar futures, forwards and interest rate caps. In accordance with SFAS No. 133, all derivative instruments are recorded on the balance sheet at fair value.

If certain conditions are met, the Company may designate a derivative as a fair value hedge (the hedge of the exposure to changes in the fair value of a recognized asset, liability or commitment), or a cash flow hedge (a hedge of the exposure to variability in the cash flows related to a forecasted or recognized liability).

Certain derivatives used in conjunction with interest rate risk management activities qualify for hedge accounting under SFAS No. 133. For derivative hedging activities to qualify for hedge accounting, the Company formally documents, at the inception of each hedge, the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item or, nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The Company's fair value hedges are primarily for mortgage loans held for sale. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the change in fair value of the hedged asset, are recorded in earnings. Derivatives that are utilized as fair value hedges and that qualify for hedge accounting are carried at fair value with changes in value included in gain on sale of mortgage loans in the accompanying consolidated statements of operations.

The Company's cash flow hedges, which are used for LIBOR based borrowings, have the effect of fixing the interest rate on LIBOR based liabilities in the event that LIBOR based funding costs change. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as either a fair-value hedge or a cash-flow hedge, and the change in value of a derivative instrument that does not qualify for hedge accounting, are reported in earnings.

The Company employs a number of risk management monitoring procedures that are designed to ensure that its hedging arrangements are demonstrating, and are expected to continue to demonstrate, a high level of effectiveness. Hedge accounting is discontinued on a prospective basis if it is determined that the hedging relationship is no longer highly effective or expected to be highly effective in offsetting changes in fair value or cash flows of the hedged item. Additionally, the

Company may elect, pursuant to SFAS No. 133, to re-designate a hedge relationship during an interim period and re-designate upon the rebalancing of a hedge relationship.

Interest Rate Lock Commitments

The Company's mortgage committed pipeline includes interest rate lock commitments ("IRLCs") that have been extended to borrowers who have applied for loan funding and meet certain defined credit and underwriting criteria. The Company classifies and accounts for the IRLCs associated with loans expected to be sold as free-standing derivatives. Accordingly, such IRLCs are recorded at fair value with changes in fair value recorded to current earnings.

Repurchase Agreements

Repurchase agreements represent legal sales of the Company's mortgage assets and an agreement to repurchase the assets at a future date. Repurchase agreements are accounted for as collateralized financing transactions since the Company still has control of the transferred assets and is both entitled and obligated to repurchase the transferred assets prior to maturity. They are carried at the amount at which the assets will be repurchased, including accrued interest.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on certain percentages of its aged receivables, which is determined based on historical collection experience and its assessment of the general financial conditions affecting its customer base. If the actual collection experience changes, revisions to the allowance may be required. Based on the information available to the Company, management believes that the allowance for doubtful accounts is adequate. The following table summarizes changes in the allowance:

	Year ended December 31,
	2004	2003	2002
Allowance for doubtful accounts, beginning of year	$772	$384	$514
Bad debt expense	600	789	230
Write offs	(232)	(401)	(360)
Allowance for doubtful accounts, end of year	$1,140	$772	$384

Property and Equipment

Property and equipment is recorded at cost and is depreciated on a straight-line basis over estimated useful lives, which is generally three years for computer equipment and software, and five years for furniture, fixtures and office equipment. Leasehold improvements are recorded at cost and are amortized on a straight-line basis over the shorter of the respective lease term or estimated service lives of the improvements. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

The Company evaluates impairment losses on long-lived assets used in operations, primarily property and equipment, when events and circumstances indicate that the carrying value of those assets might not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the undiscounted cash flows estimated to be generated by those assets are compared to their carrying amounts. If the carrying value of the asset exceeds the undiscounted cash flows, the related asset is written down to fair value. No impairment losses have been incurred to date.

Goodwill

Goodwill represents the excess purchase price over the fair value of net assets attributable to business acquisitions. In accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," the Company tests for impairment at least annually. The Company will test for impairment more frequently if events or circumstances indicate that an asset may be impaired. In accordance with SFAS No. 142, the Company identifies potential impairments by comparing the fair value of the reporting unit with its book value, including goodwill. If the fair value of the reporting unit exceeds the carrying amount, including goodwill, the asset is not impaired. Any excess of carrying value over the implied fair value of the goodwill would be recognized as an impairment loss in continuing operations. The discounted cash flow calculation includes a forecast of the expected future loan originations and the related revenues and expense associated with business acquisitions. These cash flows are discounted using an appropriate interest rate that is consistent with management's required return on invested capital.

Other Comprehensive Income

The Financial Accounting Standard Board's, or FASB, SFAS No. 130, "Reporting Comprehensive Income," divides comprehensive income into net income and other comprehensive income (loss), which includes unrealized gains and losses on derivative financial instruments that qualify for cash flow hedge accounting under SFAS No. 133.

Revenue Recognition

Mortgage Investment Operations

Interest income is accrued based on the outstanding principal amount and contractual terms of the loans. Direct loan origination costs and fees associated with the loans are amortized into interest income over the lives of the loans using the effective yield method, adjusted for the effects of estimated prepayments. Estimating prepayments and estimating the remaining lives of the loans requires management judgment, which involves consideration of possible future interest rate environments. The actual lives could be more or less than the amount estimated by management.

Mortgage Banking Operations

Gain on sale of loans represents the difference between the net sales proceeds and the carrying values of the mortgage loans sold, and are recognized at the time of sale. Direct loan origination costs and fees associated with the loans are initially recorded as an adjustment of the cost of the loans held for sale and are recognized in earnings when the loans are sold.

Brokerage fees represent revenues earned for the brokering of mortgage loans to third party lenders and are earned and recognized at the time the loan is closed by the third party lender. Revenues are primarily comprised of borrower application and/or administrative fees and brokerage fees paid to the Company by third party lenders.

Interest income is accrued as earned. Interest on mortgage loans held for sale accrues on loans from the date of funding through the date of sale. Interest on loans is computed based on the contractual loan rate.

Generally, the Company is not exposed to significant credit risk on its loans sold to investors. In the normal course of business, the Company is obligated to repurchase loans from investors consistent with the terms of its investor contracts. At the time of loan sale, the Company records a repurchase reserve for potential future losses applicable to loans sold. The repurchase reserve is included in accrued expenses on our balance sheet.

Loan Loss Reserves

The Company maintains an allowance for loan losses based on management's estimate of credit losses inherent in the Company's Portfolio ARM Loans. The estimation of the allowance is based on a variety of factors including, but not limited to, industry statistics, current economic conditions, loan portfolio composition, delinquency trends, credit losses to date on underlying loans and remaining credit protection. If the credit performance of the Company's Portfolio ARM Loans is different than expected, the Company adjusts the allowance for loan losses to a level deemed appropriate by management to provide for estimated losses inherent in the Company's ARM loan portfolio. Two critical assumptions used in estimating the loan loss reserves are an assumed rate of default, which is the expected rate at which loans go into foreclosure over the life of the loans, and an assumed rate of loss severity, which represents the expected rate of realized loss upon disposition of the properties that have gone into foreclosure. In addition, once a loan is 90 days or more delinquent or a borrower declares bankruptcy, the Company adjusts the value of its accrued interest receivable to what it believes to be collectible and stops accruing interest on that loan.

Advertising

Advertising costs, which include the costs of production and communication, are expensed as incurred.

Stock Compensation

As of December 31, 2004, the Company had one stock-based employee compensation plan in effect, the 2004 Long-Term Incentive Plan (the "2004 Plan"), which is described more fully in Note 8. MortgageIT had previously adopted the 2001 Stock Option Plan, which was terminated on August 4, 2004, pursuant to the reorganization of MortgageIT (See Note 8). The Company accounts for all transactions under which employees receive shares of stock or other equity instruments in the Company based on the price of its stock in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Pursuant to these accounting standards, the Company records deferred compensation for stock awards at the date of grant based on the estimated values of the shares on that date. There is no stock option-based employee compensation cost reflected in net income because all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation-Transition and Disclosure" (Dollars in thousands, except per share data):

	Year ended December 31,
	2004	2003	2002
		(As restated)	(As restated)
Net income (loss) attributable to common stockholders	$(12,393)	$17,976	$(4,899)
Amortization of restricted stock, including forfeitures, net of tax effects	380	(4)	(53)
Stock-based employee compensation expense determined under the fair value method, net of related tax effects	(754)	(335)	(89)
Pro forma net income (loss)	$(12,767)	$17,637	$(5,041)
Net income (loss) per share attributable to common stock:
Basic—As reported	$(1.46)	$22.15	$(9.53)
Basic—Pro forma	$(1.50)	$34.05	$(9.81)
Net income (loss) per share for diluted earnings per share:
Diluted—As reported	$(1.46)	$5.23	$(9.53)
Diluted—Pro forma	$(1.50)	$5.15	$(9.81)

Under the 2001 Stock Option Plan, which was terminated pursuant to our reorganization, the fair value for each option granted was estimated at the date of grant using the minimum value, option-pricing model, an allowable valuation method under SFAS No. 123 "Accounting For Stock-Based Compensation," with the following assumptions: risk-free interest rate of 4.25%, expected option lives of eight years, and no dividends.

Under the 2004 Long-Term Incentive Plan, which replaced the 2001 Stock Option Plan, the fair value for each option granted was estimated at the date of grant using the Black-Scholes option-pricing model, an allowable valuation method under SFAS No. 123 "Accounting For Stock-Based Compensation," with the following assumptions: risk-free interest rate of 3.75%, expected option lives of five years, 26% volatility and 9% dividend rate.

Restricted stock awards granted to employees under the 2004 Plan are subject to certain sale and transfer restrictions. Unvested awards are also subject to forfeiture if employment terminates prior to the end of the prescribed restriction period. The value of restricted stock awards is expensed over the vesting period, generally three years.

Income Taxes

Income taxes are determined using the liability method under SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for federal and state income tax purposes.

The Company will elect to be taxed as a REIT and believes it complies with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), with respect thereto. Accordingly, the Company will not be subject to federal income tax on that portion of its income that is distributed to stockholders, as long as certain asset, income and stock ownership tests are met. To maintain our REIT status, the Company is required to distribute a minimum of 90% of its annual taxable income to its stockholders.

MortgageIT made the election to be treated as a taxable REIT subsidiary and therefore is subject to both federal and state corporate income taxes. Accordingly, the Company records a tax provision based primarily on the taxable income of the TRS.

Geographic Concentration

MortgageIT originates loans in all 50 states. The majority of MortgageIT's loan origination volume, as measured by principal balance, was sourced from the states of California, New York and Texas. For the years ended December 31, 2004, 2003 and 2002, the total loan origination volume for these three states aggregated 66%, 59% and 51%, respectively.

Fair Value of Financial Instruments

Cash and cash equivalents, marketable securities and accounts receivable are carried at amounts approximating fair value. Allocated mortgage loans held for sale are carried at the lower of adjusted cost or market value. Unallocated mortgage loans held for sale are carried at market value at December 31, 2004 and at lower of adjusted cost or market for all prior periods.

Derivative instruments related to the hedging of our financing costs, including interest rate swap agreements, Eurodollar futures or options contracts and interest rate cap agreements (collectively "Hybrid Hedging Instruments") are carried at fair value and are classified as hedging instruments on the balance sheet.

Derivative instruments related to the hedging of our locked pipeline loans and mortgage loans held for sale, including TBAs, options, eurodollar futures, and forward sales contracts are carried at fair value and are classified as hedging instruments on the balance sheet.

Liabilities, including warehouse lines payable, collateralized debt obligations, notes payable and other debt, are carried at their contractual notional amounts which approximate fair value. Portfolio ARM Loans are carried at cost, as more fully described in Note 3 to the audited consolidated financial statements.

The following table presents information as to the carrying amount and estimated fair value of certain of our market risk sensitive assets, liabilities and hedging instruments at December 31, 2004 and 2003:

	December 31, 2004
	Carrying Amount	Estimated Fair Value
	(Dollars in thousands)
Assets:
Mortgage loans held for sale	$784,592	$787,234
ARM loans held for securitization, net	1,166,961	1,167,824
ARM loans collateralizing debt obligations, net	1,432,692	1,434,534
Hedging instruments	19,526	19,526

Liabilities:
Warehouse lines payable	$1,869,385	$1,869,385
Collateralized debt obligations, net	1,328,096	1,331,986
Repurchase agreements	67,674	67,674
Hedging instruments	1,145	1,145

	December 31, 2003
	Carrying Amount	Estimated Fair Value
	(Dollars in thousands) (As restated)
Assets:
Mortgage loans held for sale	$324,753	$325,214
Hedging instruments	343	343

Liabilities:
Warehouse lines payable	$300,699	$300,699
Hedging instruments	3,202	3,202

Recently Issued Accounting Standards

In 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, which contains guidance for valuing loan commitments accounted for as derivatives under SFAS No. 133. Under SAB No. 105, any expected future cash flows related to the customer relationship or loan servicing must be excluded from the estimation of fair value. SAB No. 105 is effective for loan commitments accounted for as derivatives entered into subsequent to March 31, 2004. The adoption SAB No. 105 did not have any effect on the Company's consolidated financial condition or results of operations.

In June 2004, the Financial Accounting Standards Board ("FASB") issued Emerging Issues Task Force Abstract 03-01, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" ("EITF 03-01"). EITF 03-01 requires an investor to determine when an investment is considered impaired, evaluate whether that impairment is other than temporary, and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the investment's cost and its fair value. The guidance also includes accounting considerations subsequent to the recognition of an other than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other than temporary impairments. The impairment loss recognition and measurement guidance was to be applicable to other than temporary impairment evaluations in reporting periods beginning after June 15, 2004. In September 2004, the FASB proposed additional guidance related to debt securities that are impaired because of interest rate and/or sector spread increases, and delayed the effective date of EITF 03-01. We do not expect the adoption of EITF 03-01 to have a material effect on our financial condition, results of operations, or liquidity.

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation clarifies the application of Accounting Research Bullentin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. FIN 46 also requires disclosure about unconsolidated variable interest entities in which an enterprise holds a significant variable interest. Application of FIN 46, as revised, in December 2003 (FIN 46R"), is required for periods ending after December 15, 2003. During 2004, the Company created various trusts which were utilized in connection with the securitization of mortgage loans and other financial activities. These trusts are deemed to be variable interest entities for which we have determined that the Company is the primary beneficiary. Accordingly, the assets, liabilities and operations are included in its consolidated financial statements.

Accounting for stock based compensation

Historically the Company has accounted for stock based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has not reflected stock option-based employee compensation cost in net income because all options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant.

Under the provisions of SFAS No. 123R "Accounting for Stock-Based Compensation," effective in the period ending September 30, 2005, the Company will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost will be recognized over the vesting period during which an employee is required to provide service in exchange for the award.

The grant date fair value of employee stock options will be measured using the an appropriate option pricing model. See "Stock Compensation" of this Note 1 to the audited consolidated financial statements for an illustration of the effects on net income (loss) had the Company applied the fair value recognition provisions of SFAS No. 123R as of January 1, 2002. The Company will adopt this statement when effective and is currently evaluating the impact.

1A—Restatement of Consolidated Financial Statements

The Company has determined that it could not support the use of hedge accounting for derivative contracts entered into prior to November 24, 2004. As a result, the following financial statements have been restated: (a) consolidated balance sheet as of December 31, 2003; (b) consolidated statements of operations for the years ended December 31, 2003 and 2002; (c) consolidated statements of changes in stockholders' equity (deficit) for the years ended December 31, 2003 and 2002; and (d) consolidated statements of cash flows for the years ended December 31, 2003 and 2002.

Fair Value Hedge Accounting Restatement

The Company has corrected its accounting for mortgage loans held for sale and interest rate risk management activities related to fair value hedging activities (a "fair value" hedge). The Company believes that the documentation of fair value hedge accounting relationships and the assessment of hedge effectiveness was inadequate as required by the applicable accounting standards contained in Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133.") As such, the Company made the determination that it was not appropriate to apply hedge accounting for purposes of the Company's financial statements and, for all restated periods, loans held for sale are now recorded at the lower of cost or market. For the quarter ended December 31, 2004, the Company qualified for and has elected to apply SFAS No. 133 fair value hedge accounting for loans held for sale, exclusive of loans allocated to forward sales commitments.

Additionally, the Company has corrected its accounting for forward sales commitments. The Company enters into forward sales commitments to hedge both its funded and pipeline mortgage loans held for sale. Previously, certain forward sales commitments allocated to funded mortgage loans held for sale were not classified or accounted for as free-standing derivatives. In accordance with SFAS No. 133, the Company believes that such instruments met the definition of a free-standing derivative and as such, should have been carried at their fair value with changes in fair value recognized in earnings. For all restated periods, the Company has now classified and accounted for such commitments as free-standing derivatives, marked them to market and recorded any changes in fair value in earnings.

Cash Flow Hedge Accounting Restatement

The Company has corrected its accounting for interest rate risk management activities related to the variability in expected future cash flows associated with a financing obligation or future liabilities (a "cash flow" hedge). The Company believes that, prior to November 24, 2004, the documentation of its cash flow hedge accounting relationships and the assessment of hedge effectiveness was inadequate as required by the applicable accounting standards contained in SFAS No. 133. Any change in value associated with such cash flow hedge derivatives was previously recorded as an increase or decrease in OCI. The Company has made the determination that it was not appropriate to apply cash flow hedge accounting prior to November 24, 2004. As such, for all restated periods, the Company has now recorded in earnings all changes in the value of cash flow hedges. Effective November 24, 2004, the Company's documentation was deemed sufficient with respect to interest rate cap and swap agreements, and thus the Company has elected to apply cash flow hedge accounting for these derivatives.

A summary of the impact of the restatements on net earnings follows (Dollars in thousands):

	2003	2002
Net income, as previously reported	$17,769	$7,426
Restatement for derivative financial instruments and cessation of fair value and cash flow hedge accounting, net of tax effect	6,506	(6,568)
Net income, as restated	$24,275	$858

The aforementioned restatement adjustments have been tax affected to the extent attributable to activities of the taxable REIT subsidiary. Note 1. "Stock Compensation" to the audited consolidated financial statements, Note 4. "Mortgage Loans Held For Sale" to the audited consolidated financial statements Note 5. "Derivatives And Hedging Activities," to the audited consolidated financial statements, Note 10. "Income Taxes" to the audited consolidated financial statements, Note 11. "Earnings Per Share" to the audited consolidated financial statements Note 14. "Summarized Quarterly Results" to the audited consolidated financial statements, and Note 15. "Minimum Net Worth Requirement" to the audited consolidated financial statements have been amended for the impact of the aforementioned restatements. The following tables present the accounts on the consolidated balance sheet as of December 31, 2003 and the consolidated statements of operations and the consolidated statements of cash flows for the years ended December 31, 2003 and 2002 that were affected by the restatement and the reclassification of hedging instruments that were previously included in mortgage loans held for sale to separate hedging asset and liability accounts. (Dollars in thousands, except per share data):

	As of December 31, 2003
	As restated	As reported
Consolidated Balance Sheet
Mortgages loans held for sale	$324,753	$322,012
Hedging instruments	343	—
Prepaids and other current assets	5,538	5,481
Total assets	383,121	379,980
Hedging instruments	3,202	—
Total liabilities	336,022	332,820
Accumulated deficit	(19,418)	(19,357)
Total stockholders' equity	(15,458)	(15,397)
Total liabilities and stockholders' equity	383,121	379,980

	2003		2002
	As restated	As reported	As restated	As reported
Consolidated Statements of Operations
Gain on sale of mortgage loans	$87,215	$80,764	$35,145	$41,713
Total revenues	161,945	155,494	93,516	100,084
Income before income taxes	28,074	21,623	1,110	7,678
Income taxes	3,799	3,854	252	252
Net income	24,275	17,769	858	7,426
Net income (loss) attributable to common stockholders	17,976	11,470	(4,899)	1,669
Per share data:
Basic	34.71	22.15	(9.53)	3.25
Diluted	5.23	3.83	(9.53)	0.82

	2003		2002
	As restated	As reported	As restated	As reported
Consolidated Statements of Cash Flows
Net income	$24,275	$17,769	$858	$7,426
Realized and unrealized (loss) gain on hedging instruments	(2,239)	—	6,720	—
(Increase) decrease in mortgage loans held for sale	109,505	113,717	68,265	68,417
(Increase) in prepaids and other assets	(1,285)	(1,230)	(2,396)	(2,396)

NOTE 2—GOODWILL

In connection with the purchase of IPI, MortgageIT was obligated to pay to the sellers, who are currently officers of the Company, additional consideration equal to 50% of the IPI earnings reported in fiscal 2003 and 2002. Accordingly, the Company has recorded as goodwill additional consideration of $3,414,817 and $2,401,945, based on IPI's earnings for 2003 and 2002, respectively.

The Company has identified IPI as a reporting unit. In connection with the impairment test, the fair value of this reporting unit was compared with its carrying amount including goodwill. The annual impairment test indicated that the fair value of the reporting unit exceeded the reporting unit's carrying amount; accordingly, there was no impairment identified. The Company has noted no subsequent indicators that would require testing of goodwill for impairment.

NOTE 3—PORTFOLIO ARM LOANS

The following table presents the Company's Portfolio ARM Loans as of December 31, 2004, which is the first reporting year that the Company has carried Portfolio ARM Loans held to maturity on its balance sheet (Dollars in thousands):

December 31, 2004	ARM loans collateralizing debt obligations	ARM loans held for securitization	Total
Principal balance outstanding	$1,418,323	$1,157,188	$2,575,511
Net unamortized loan origination costs and fees	14,866	9,950	24,816
Loan loss reserves	(497)	(177)	(674)
Amortized cost, net	1,432,692	1,166,961	2,599,653
Gross unrealized gains	1,842	863	2,705
Fair value	$1,434,534	$1,167,824	$2,602,358
Carrying value	$1,432,692	$1,166,961	$2,599,653

Since the completion of the Company's initial public offering, the primary focus of its business has been to build a leveraged portfolio of single-family residential mortgage loans comprised largely of prime Traditional and Hybrid ARM loans. The Company's portfolio of ARM loans is 100% self-originated through the loan production channels of its TRS. The loans that the Company retains in its portfolio are serviced through a subservicing arrangement. The TRS sells all of its fixed rate loan production to third parties, as well as any ARM loans that the Company does not retain in its portfolio.

The Company does not account for mortgage-backed securities placed with third party investors as sales and, therefore, does not record any gain or loss in connection with securitization transactions. Instead, the Company accounts for the mortgage-backed securities it sells as a long-term collateralized financing. As of December 31, 2004, the Company held approximately $1.4 billion of ARM loans that collateralize the securities resulting from its securitization activities, and are classified on its balance sheet as ARM loans collateralizing debt obligations.

The Company has credit exposure on its ARM loan investment portfolio. During the three months ended December 31, 2004, the Company recorded loan loss provisions totaling $674,000 to reserve for estimated future credit losses on Portfolio ARM Loans, and there were no credit losses charged against the allowance for losses during the period.

The following table summarizes Portfolio ARM Loan delinquency information as of December 31, 2004, which represents the first reporting date that the Company has carried ARM loans held to maturity on its balance sheet (Dollars in thousands):

December 31, 2004

Delinquency Status	Loan Count	Loan Balance	Percent of Portfolio ARM Loans	Percent of Total Assets
60 to 89 days	6	$1,619	0.06%	0.05%
90 days or more	1	560	0.02	0.01
In bankruptcy and foreclosure	—	—	—	—
	7	$2,179	0.08%	0.06%

As of December 31, 2004, the Company had aggregate IRLCs to fund ARM loans held for securitization of $454.1 million.

NOTE 4—MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale consist of the following components (Dollars in thousands):

	December 31, 2004	December 31, 2003
		(As restated)
Mortgage loans held for sale	$774,656	$323,316
Deferred origination costs and fees	9,936	1,437
Carrying amount of mortgage loans held for sale	$784,592	$324,753

Mortgage loans are residential mortgages on properties located throughout the United States having maturities of up to 30 years, and include ARM loans that are not Portfolio ARM Loans. Pursuant to the terms of the mortgage loans, the borrowers have pledged the underlying real estate as collateral for the loans. It is the Company's practice to sell to third party investors any loans that do not constitute Portfolio ARM Loans shortly after they are funded, generally within 30 days.

As of December 31, 2004 and 2003, the Company had loan purchase commitments from third party investors for approximately $384.5 million and $91.7 million, respectively. Substantially all loans held for sale at December 31, 2004 and 2003 were subsequently sold to third party investors. All mortgage loans held for sale are pledged as collateral for warehouse lines payable (See Note 6 to the audited consolidated financial statements).

As of December 31, 2004, the Company had aggregate locked pipeline commitments to fund mortgage loans held for sale of $638.3 million.

NOTE 5—DERIVATIVES AND HEDGING ACTIVITIES

The Company is exposed to interest rate risk in conjunction with the origination, funding, sale and investment in mortgage loan assets. The Company manages the risk of interest rate changes primarily through the use of derivative instruments as follows:

•	Fair value hedges, which are intended to manage the risks associated with potential changes in the fair value of loans held for sale; and

•	Cash flow hedges, which are intended to manage the risks associated with potential changes in the Company's financing costs.

In connection with its mortgage loan origination activities, MortgageIT issues IRLCs to loan applicants and financial intermediaries. The IRLCs guarantee the loan terms, subject to credit approval, for a specified period while the application is in process, typically between 15 and 60 days. MortgageIT's risk management objective is to protect earnings from an unexpected change in the fair value of IRLCs by economically hedging the estimated closed loan volume from the IRLC pipeline. MortgageIT's pipeline hedging strategy primarily utilizes forward delivery contracts on mortgage-backed securities ("TBA Securities") to protect the value of its IRLCs. The TBA Securities, options on TBA Securities, forward sales commitments and IRLCs relating to mortgage loans held for sale, are free-standing derivative instruments and have been classified as such by the Company. Accordingly, these derivatives have been recorded at fair value with changes in fair value reflected in gain on sale of loans.

At December 31, 2004 and December 31, 2003, the notional amount of the Company's IRLCs relating to mortgage loans held for sale, was approximately $414.9 million and $294.3 million, respectively. The fair value of the IRLCs at December 31, 2004 and December 31, 2003 reflected a loss of approximately $384,000 and $1.2 million, respectively.

At December 31, 2004 and December 31, 2003 the notional amount of TBA Securities and options on TBA Securities outstanding was approximately $610.0 million and $495.0 million with a fair value loss of approximately $743,000 and $1.8 million, respectively.

At December 31, 2004 and December 31, 2003, the notional amount of the Company's forward sales commitments from third party investors was approximately $399.4 million and $96.9 million with a fair value gain of approximately $236,000 and $215,000, respectively.

Fair Value Hedges

The Company is exposed to interest rate risk in conjunction with the sale of mortgage loans. The Company manages the risk of interest rate changes associated with its loans held for sale through use of TBA Securities, options on TBA securities and forward sale commitments. These derivative instruments are designed to hedge potential changes in the value of loans held for sale. The Company's risk management policy is to hedge 100% of it's prime first mortgage loans held for sale.

The fair value adjustments for IRLCs, TBA Securities, options and forward sales commitments are included in gain on sale mortgage of loans.

Unallocated Loans

Unallocated loans represent hedged loans held for sale that have not yet been allocated to a forward sales contract. At December 31, 2004 only, derivative instruments related to the Company's unallocated loans held for sale were classified and accounted for as fair value hedges. These derivatives, and the related hedged loans held for sale, are carried at fair value with the changes in fair value recorded in earnings. For all previous periods presented, derivative instruments relating to the Company's unallocated loans were classified and accounted for as free-standing derivatives. These derivatives are carried at fair value with the changes in fair value recorded in earnings, and the related unallocated hedged loans held for sale are carried at the lower-of-cost-or-market.

Allocated Loans

Allocated loans represent hedged loans held for sale that have been allocated to a forward sales contract. At December 31, 2004, and for all prior periods presented, the forward sales contracts related to the Company's allocated loans held for sale, were classified and accounted for as free-standing derivatives. These derivatives are carried at fair value with the changes in fair value recorded in earnings. The related allocated loans held for sale are carried at the lower-of-cost-or-market.

Cash Flow Hedges

The Company primarily utilizes Eurodollar futures, interest rate cap agreements ("Cap Agreements") and interest rate swap agreements ("Swap Agreements") in order to manage potential changes in future LIBOR-based financing costs. The Company generally borrows funds based on short-term LIBOR-based interest rates to finance its Portfolio ARM Loans. However its Portfolio ARM Loans have an initial fixed interest rate period up to five years. As a result, the Company's existing and forecasted borrowings reprice to a new rate on a more frequent basis than does its Portfolio ARM Loans. Therefore, the purpose of these hedges is to better match the average repricing of the variable rate debt with the average repricing of the Portfolio ARM Loans.

All changes in the fair value of Cap Agreements and Swap Agreements for the period from November 24, 2004 through December 31, 2004 are recorded in accumulated other comprehensive income ("OCI") on the consolidated balance sheets and will be recognized as interest expense when the forecasted financing transactions occur. If it becomes probable that the forecasted transaction, which is the future interest payments on the Company's collateralized debt obligations, will not occur as specified at the inception of the hedging relationship, then the related gain or loss in OCI would be reclassified out of OCI and recognized in interest expense. The carrying value of these derivative instruments is included in hedging instruments on the accompanying consolidated balance sheets.

The Company purchases Cap Agreements by incurring a one-time fee or premium. Pursuant to the terms of the Cap Agreements, the Company will receive cash payments if the interest rate index specified in the Cap Agreements increases above contractually specified levels. Therefore, such Cap Agreements have the effect of capping the interest rate on a portion of the Company's borrowings above a level specified by the Cap Agreement. The notional balances of the Caps generally decline over the life of these instruments approximating the declining balance of the Company's collateralized debt obligations.

Under the Company's existing Cap Agreements, the Company will receive cash payments should one-month LIBOR increase above the contract rates of the Caps, which range from 2.5% to 5.00%. The Cap Agreements had an average maturity of 3.8 years as of December 31, 2004 and will expire between July 2007 and November 2009.

The Company enters into Swap Agreements to fix the interest rate on a portion of the Company's borrowings as specified in the Swap Agreement. When the Company enters into a Swap Agreement, it agrees to pay a fixed interest rate as specificed in the agreement, typically based on LIBOR. Swap Agreements have the effect of converting the Company's variable-rate debt into fixed-rate debt over the life of the Swap Agreements.

Both Cap and Swap Agreements represent a means to lengthen the average repricing period of the Company's variable-rate collateralized debt obligations such that the average repricing duration of the borrowings more closely matches the average repricing duration of the Company's Portfolio ARM Loans.

The Company uses Eurodollar futures to hedge both forecasted and recognized LIBOR-based borrowings. When LIBOR-based interest rates change, the change in the value of Eurodollar futures can be expected to approximately offset the change in the value of the hedged LIBOR-based funding costs. The Company classifies and accounts for Eurodollar futures as free-standing derivatives. Accordingly, all realized net losses aggregating approximately $7.5 million have been recognized and included in realized loss on hedging instruments for the year ended December 31, 2004.

The following table presents notional amount, carrying amount and unrealized gains and (losses) recorded in OCI for the Company's cash flow hedges at December 31, 2004. The Company did not own any cash flow derivitive instruments at December 31, 2003. The carrying amount of the cash flow derivative instruments is included in hedging instruments in the accompanying balance sheet.

	December 31, 2004
	Notional Amount	Carrying Amount	Unrealized Gain (Loss)
	(Dollars in thousands)
Eurodollar futures contracts	$3,136,250	$710	$—
Cap agreements	2,310,392	18,280	(574)
Swap agreements	186,328	283	187
Total cash flow hedges	$5,632,970	$19,273	$(387)

NOTE 6—BORROWINGS

Collateralized Debt Obligations

On September 30, 2004, $811.2 million of ARM loans from the Company's investment loan portfolio were transferred to MortgageIT Trust 2004-1 and were securitized. On November 24, 2004, $635.3 million of ARM loans from the Company's investment loan portfolio were transferred to MortgageIT Trust 2004-2 and were securitized. In these transactions, the Company issued AAA/AA-rated floating-rate pass-through certificates totaling $1.4 billion to third party investors and retained $79.8 million of subordinated certificates, which provide credit support to the higher-rated certificates that were placed with third party investors. All of the securities retained by the Company were rated investment grade. The interest rates on the floating-rate pass-through certificates reset monthly and are indexed to one-month LIBOR. In connection with the issuance of these mortgage-backed securities which are also refered to as collateralized debt obligations, the Company incurred costs of $4.2 million. These costs are being amortized over the expected life of the securities using the level yield method. These transactions were accounted for as a financing of loans and represents permanent financing that is not subject to margin calls. The Company's collateralized debt obligations are issued by trusts and are secured by ARM loans deposited into the trust. For financial reporting and tax purposes, the trusts' ARM loans held as collateral are recorded as assets of the Company and the issued mortgage-backed securities recorded as collateralized debt obligations. As of December 31,

2004, collateralized debt of $1.3 billion, net of debt issuance costs, is classified as collateralized debt obligations, net on the accompanying consolidated balance sheets.

As of December 31, 2004, the mortgage-backed securities were collateralized by ARM loans with a principal balance of $1.4 billion. The debt matures between 2033 and 2044 and is callable by the Company at par anytime after the total balance of the loans collateralizing the debt is amortized down to 20% of the original unpaid balance. The balance of this debt is reduced as the underlying loan collateral is paid down by borrowers and is expected to have an average life of approximately four years.

Repurchase Agreements

The Company had outstanding $67.7 million of repurchase agreements with a weighted average borrowing rate of approximately 2.2% and a weighted average remaining maturity of 144 days as of December 31, 2004. The Company did not have any repurchase agreements outstanding as of December 31, 2003.

Warehouse Lines Payable

The Company has various warehouse credit facilities with major lenders that are used to fund mortgage loans. As of December 31, 2004, the first facility (the "UBS Warehouse Facility"), with UBS Real Estate Securities, Inc. ("UBS"), had an uncommitted credit limit of $1.25 billion, which includes a mortgage loan sale conduit facility. This credit facility may be terminated at the discretion of the lender. The facility provides for temporary increases in the line amount on an as-requested basis. Under the line, outstanding advances are secured by the specific mortgage loans funded, and bear interest at LIBOR plus a spread based on the types of loans being funded. Interest is payable at the time the outstanding principal amount of the advance is due, generally within 30 days. All advances under this agreement are evidenced by a note, which is secured by all of the loans funded through this facility. As of December 31, 2004 and 2003, the Company had outstanding on the line $798.8 million and $164.2 million, respectively. Under the conduit facility, the Company sells mortgage loans to UBS at a price equal to the committed purchase price from a third party investor, and records the transaction as a sale in accordance with SFAS No. 140. UBS, in turn, sells the loan to a third party investor. The Company facilitates the sale to the third party investor on behalf of UBS and receives a performance fee that varies depending on the time required by UBS to complete the transfer of the loans to the third party investor. The performance fee of $7.9 million and $9.9 million for the years ended December 31, 2004 and 2003, respectively, is included in brokerage revenue on the statement of operations. Loans on the conduit line, which totaled approximately $435.1 million and $190.1 million at December 31, 2004 and 2003, respectively, reduce availability under the facility until they are transferred to the third party investor by UBS. The mortgage loans sold to UBS are subject to repurchase under certain limited conditions, primarily if UBS determines that a mortgage loan was not properly underwritten. This credit facility expires in August 2005.

The second facility, with Merrill Lynch Mortgage Capital, Inc. ("Merrill Lynch") has a partially committed credit limit of $1.0 billion collateralized by the specific mortgage loans funded, and bears interest at LIBOR plus a spread based on the types of loans being funded. As of December 31, 2004 and 2003, the Company had $906.3 million and $79.6 million, respectively, outstanding on this facility. This credit facility expires in August 2005.

The third facility, with Residential Funding Corporation ("RFC"), has a committed credit limit of $400 million collateralized by the specific mortgage loans funded, and bears interest at LIBOR plus a spread based on the types of loans being funded. As of December 31, 2004 and 2003, the Company had outstanding approximately $164.3 million and $56.9 million, respectively, on this facility. This credit facility expires in April 2005.

The weighted average effective rate of interest for borrowings under all warehouse lines of credit was approximately 2.6% and 3.0% for the years ended December 31, 2004 and 2003, respectively.

All mortgage loans held for sale have been pledged as collateral under the warehouse credit facilities described above. In addition, two of the facilities contain various financial covenants and restrictions, including a requirement that the Company maintain specified leverage ratios and net worth amounts. As of December 31, 2004, the Company was not in compliance with the net income covenant in the UBS facility, as well as certain other covenants contained in certain of its credit facilities. Waivers from the lenders with respect to these covenant violations have been obtained.

Maturities of borrowings are as follows at December 31, 2004 (Dollars in thousands):

	Payments due by Period
	(Dollars in thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Collateralized debt obligations(1)(2)	$1,331,986	$26,621	$9,836	$15,480	$1,280,049
Warehouse lines payable	1,869,385	1,869,385	—	—	—
Repurchase agreements	67,674	67,674	—	—	—

(1)	Excluding debt issuance costs.

(2)	Maturities of our collateralized debt obligations are dependent upon cash flows received from underlying loans receivable. Our estimate of their repayment is based on scheduled principal payments on the underlying loans receivable. This estimate will differ from actual amounts to the extent we experience pre-payments and/or loan losses.

Special-Purpose Warehouse Finance Subsidiary

The Company's UBS Warehouse Facility, described above under "—Warehouse Lines Payable," is administered by an agent on behalf of an institutionally managed medium term note conduit. Under the funding agreements governing the UBS Warehouse Facility, the Company transfers finance receivables to MortgageIT SPV I, a Delaware statutory trust (the "Trust") that has been established by the Company as a special purpose warehouse finance subsidiary of the Company. The Trust, in turn, issues notes (the "Notes") to the agent, collateralized by such finance receivables and cash. These transactions are treated as secured financing arrangements for financial reporting purposes. The agent provides funding under the Notes to the Trust pursuant to an advance formula, and the Trust forwards the funds to the Company in consideration for the transfer of finance receivables. Advances under the funding agreements bear interest at LIBOR plus specified fees depending upon the source of funds provided by the agent. The Company is required to hold certain funds in restricted cash accounts to provide additional collateral for borrowings under the facility. Additionally, the funding agreements contain various covenants requiring certain minimum financial ratios, asset quality, and portfolio performance ratios (cumulative net loss, delinquency and repossession ratios) as well as deferment levels. Failure to meet any of these covenants, financial ratios or financial tests could result in an event of default under these agreements. If an event of default occurs under these agreements, the lenders could elect to declare all amounts outstanding under these agreements to be immediately due and payable, enforce their interests against collateral pledged under these agreements or restrict the Company's ability to obtain additional borrowings under these agreements.

In addition, under the legal agreements that document the issuance and sale of the Notes:

•	all assets which are from time to time owned by the Trust are legally owned by the Trust and not by the Company.

•	the Trust is a legal entity separate and distinct from the Company and all other affiliates of the Company.

•	the assets of the Trust are legally assets only of the Trust, and are not legally available to the Company and all other affiliates of the Company or their respective creditors, for pledge to other creditors or to satisfy the claims of other creditors.

•	none of the Company or any other affiliate of the Company is legally liable on the debts of the Trust, except for an amount limited to 10% of the greater of (i) the total principal amount of Notes then outstanding under the Note Purchase Agreement plus the aggregate outstanding principal of all Mortgage Loans sold under the Loan Repurchase Agreement and the Loan Sale Agreement and (ii) the Facility Limit.

•	assets of the Company which result from the issuance and sale of the Notes are:

1)	any cash portion of the purchase price paid from time to time by the Trust in consideration of Mortgage Loans sold to the Trust by the Company; and

2)	the value of the Company's net equity investment in the Trust.

•	As of December 31, 2004, the Trust had the following assets (in thousands):

a)	whole loans: $801,933; and

b)	cash and cash equivalents: $57,266.

•	As of December 31, 2004, the Trust had the following liabilities and equity:

a)	short-term debt due to UBS: $798,772; and

b)	$60,427 in members' equity investment.

As of December 31, 2004, the Company included in its consolidated financial statements the assets, liabilities and operations of the Trust pursuant to FIN 46R.

NOTE 7—NOTES PAYABLE AND OTHER DEBT (Dollars in thousands):

	December 31, 2004	December 31, 2003
Unsecured Promissory Notes (a)	$—	$1,125
Senior Secured Notes (b)	15,000	—
	$15,000	$1,125

(a)	Promissory note issued in connection with the IPI acquisition, which was paid in January 2004.

(b)	Senior Secured Notes due 2007 with an aggregate principal amount of $15 million were issued in March 2004. The Notes bear interest at a rate of 10% per annum, payable in quarterly installments beginning June 30, 2004. The notes are secured by a first priority security interest in all of MortgageIT's assets with the exception of its mortgage loans held for sale and ARM loans held for securitization. The Notes contain various restrictions and covenants. As of December 31,2004, MortgageIT was in compliance with all of the restrictions and covenants contained in the Note Purchase Agreement, except the warehouse line ratio for which a waiver has been obtained. In November 2004, MortgageIT's board of directors approved an amendment that reduces the interest rate on the outstanding principal balance of each Note from 10% per annum to 7½% per annum for the period beginning October 1, 2004 and ending March 31, 2005. In addition, the amendment prohibits MortgageIT from prepaying the Notes prior to April 14, 2005.

NOTE 8—STOCKHOLDERS EQUITY

ISSUANCE OF COMMON STOCK

On August 4, 2004, the reorganization of MortgageIT was consummated. In the reorganization, MortgageIT became a wholly owned subsidiary of its holding company parent, Holdings, which is organized and conducts its operations to qualify as a REIT for U.S. federal income tax purposes. Concurrently with the reorganization, Holdings conducted an initial public offering of its common stock, whereby it issued 14.6 million shares at a price to the public of $12.00 per share. Net proceeds of the offering, after deducting the underwriting discount and estimated offering expenses, approximated $163.4 million. Concurrently with the closing of the initial public offering, on August 4, 2004, holders of 6,764,338 shares of common stock and 14,859,659 shares of preferred stock of MortgageIT exchanged their shares for 4,804,473 shares of common stock of Holdings. In addition, holders of 160,241 shares of common stock and 223,314 shares of preferred stock of MortgageIT, who either did not submit a vote in connection with the reorganization or who did not certify that they were accredited investors pursuant to applicable securities laws, exchanged their shares for cash payments totaling $2,179,843.

CONVERTIBLE REDEEMABLE PREFERRED STOCK

On August 4, 2004, holders of MortgageIT Convertible Redeemable Preferred Stock exchanged their shares for shares of common stock of Holdings or cash. Prior to the exchange, MortgageIT was authorized to issue 22,000,000 shares of convertible preferred stock, par value $.01 per share, of which 6,250,000 had been designated and issued as Series A Convertible Preferred Stock, 7,000,000 had been designated and 4,401,170 issued as Series B Convertible Preferred Stock, and 6,500,000 had been designated and 4,431,803 issued as Series C Convertible Preferred Stock. MortgageIT's Board of Directors was authorized to fix the rights and preferences of the 2,250,000 shares of undesignated preferred stock as necessary without further stockholder approval.

The Series A Convertible Redeemable Preferred Stock was held by private investors and was convertible at the option of the holder into shares of Class A Common Stock at a conversion rate of $1.00 per share, subject to adjustment. Annual dividends on each share were cumulative and payable quarterly at the discretion of MortgageIT's Board of Directors at the rate of 8% per annum on the liquidation value of $1.00 per share.

The Series B Convertible Redeemable Preferred Stock was held by private investors and was convertible at the option of the holder into shares of Class A Common Stock at a conversion rate of $5.6821 per share. This price reflected adjustments for the dilutive effect of the issuance of Series C Convertible Preferred stock during 2001. Annual dividends on each share were cumulative and payable quarterly at the discretion of MortgageIT's Board of Directors at the greater of 10% of the liquidation value of $6.4151 per share, compounded quarterly, or the amount of dividends paid on each share of Class A Common Stock.

The Series C Convertible Preferred Stock was held by private investors and was convertible at the option of the holder into shares of Class A Common Stock at a conversion rate of $2.4246 per share. Annual dividends on each share were cumulative and payable quarterly at the discretion of MortgageIT's Board of Directors at the greater of 10% of the original issue price of the Series C Convertible Preferred stock of $2.4246 per share, compounded quarterly, or the amount of dividends paid on each share of Common Stock.

No dividends were declared or paid during 2002 or 2003 on any series of preferred stock. Included in Convertible Redeemable Preferred Stock at December 31, 2003 was approximately $18,019,000 of undeclared and unpaid dividends on the Series A, B and C shares.

Restricted Stock — 1999 Equity Incentive Stock Compensation Plan

MortgageIT had reserved 116,000 shares of Class B Common Stock to issue to certain employees pursuant to its 1999 Equity Incentive Stock Compensation Plan ("1999 Plan"). In 2003, MortgageIT terminated the 1999 Plan and made no further awards under it. In August 2004, as a result of the reorganization of MortgageIT and Holdings' initial public offering, all 59,000 shares of Class B Common Stock issued and outstanding under the 1999 Plan were exchanged for shares of Holdings common stock.

In addition, in August 2004, the Company adopted the MortgageIT Holdings, Inc. 2004 Long-Term Incentive Plan (See below in this Note 8 to the audited consolidated financial statements).

Stock Options — 2001 Stock Option Plan

In 2001, MortgageIT established the 2001 Stock Option Plan ("2001 Plan"). The 2001 Plan provided for the granting of stock options to employees, directors and consultants of MortgageIT to purchase up to 776,000 shares of Class B Common Stock. The exercise price of the options was not to be less than the fair market value on the date of grant with a maximum term of ten years, or in the case of 10% stockholders, at 110% of the fair market value on the date of grant with a maximum term of five years. MortgageIT awarded options to purchase 241,000 shares during 2004 and 256,000 shares for the year ended December 31, 2003, all of which had a ten-year life and vested at the rate of one-third each year on the first three anniversaries of the respective grant date. The 2001 Plan terminated in August 2004.

In August 2004, options to purchase 45,000 shares of common stock were exercised at an exercise price of $4.96 per share. Proceeds to MortgageIT approximated $224,000. As a result of the reorganization of MortgageIT and Holdings' initial public offering, options to purchase 56,000 shares of common stock were exchanged for approximately $390,000 and options to purchase 535,000 shares were cancelled.

2004 Long-Term Incentive Plan

In August 2004, the Company adopted the MortgageIT Holdings, Inc. 2004 Long-Term Incentive Plan (the "2004 Plan"). A total of 1,725,000 shares of common stock have been reserved for issuance under the 2004 Plan, which terminates in 2014. The 2004 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock. In connection with the initial public offering, the Company granted options to purchase 1,062,775 shares of common stock at an exercise price of $12.00 per share and an aggregate of 216,577 shares of restricted stock. Subsequent to the offering, the Company granted options to purchase an additional 39,754 shares of common stock at an average exercise price of $15.12 per share and an additional 244,000 shares of restricted stock. The options and restricted stock will vest over a three-year period.

Activity for each of the plans is summarized as follows: (Shares in thousands)

	2004 Plan		2001 Plan
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding, January 1, 2002	—	$—	58	$4.96
Granted	—	—	138	9.28
Exercised	—	—	—	—
Forfeited	—	—	(23)	4.96
Options outstanding, December 31, 2002	—	$—	173	$8.44
Options outstanding, January 1, 2003	—	—	173	$8.44
Granted	—	—	256	13.91
Exercised	—	—	(1)	4.96
Forfeited	—	—	(24)	12.37
Options outstanding, December 31, 2003	—	$—	404	$11.66
Options outstanding, January 1, 2004	—	$—	404	$11.66
Granted	1,102	12.11	241	13.91
Exercised	—	—	(45)	4.96
Repurchased	—	—	(56)	4.96
Cancelled	—	—	(535)	13.91
Forfeited	(10)	12.00	(9)	13.91
Options outstanding, December 31, 2004	1,092	$12.11	—	$—

There were approximately 172,000 shares available for future grant under the 2004 plan at December 31, 2004.

The following table summarizes information pertaining to outstanding options at December 31, 2004 (Shares in thousands):

Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life	Number Exercisable
$12.00	1,052	9.6 years	—
$13.10 - $17.95	40	9.8 years	—

The weighted average fair value of options issued under the 2004 Plan, for the year ended December 31, 2004, under the Black-Scholes option-pricing model, was $1.07 per option.

The weighted average fair value of options issued under the 2001 Plan, for the years ended December 31, 2004, 2003, and 2002, under the minimum value method, was $3.61 per option, $3.35 per option, and $2.83 per option, respectively.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Leases

The Company has entered into operating leases for commercial real estate and office equipment expiring at various dates through May 2011. At December 31, 2004, the Company's marketable securities were pledged to collateralize its main office lease. Rent expense is being recognized on a straight-line basis to account for rent concessions and escalations during the lease term, resulting in deferred rent of $1,337,000 and $1,167,000 at December 31, 2004 and 2003, respectively.

Future minimum lease payments under the Company's operating leases are as follows (Dollars in thousands):

Year ending December 31,
2005	$7,572
2006	6,827
2007	6,153
2008	5,075
2009	3,452
Thereafter	1,727
Total minimum lease payments	$30,806

Operating lease payments in the above table are exclusive of real estate taxes and other operating expenditures and have been reduced by future minimum sublease rental payments. Total rent expense is reflected net of sublease income of approximately $200,000, $213,000 and $205,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Litigation

On September 29, 2004, as amended on October 12, 2004, an action was filed in the U.S. District Court for the Southern District of New York against our subsidiary, MortgageIT and IPI Skyscraper Mortgage which was, at the time, a subsidiary of, and has now been merged with and into, MortgageIT. The case was filed by four former loan officers of a MortgageIT branch in Newburgh, New York, and seeks to recover allegedly unpaid minimum wage and overtime under both federal and New York labor laws. The case was filed as a putative class action; a motion for certification of a class under New York law and for collective action under federal law was filed on March 11, 2005. We are vigorously asserting our defenses in this action.

In addition to this case, the Company is a defendant in various legal proceedings involving matters generally incidental to its business. Although it is difficult to predict the outcome of these proceedings, management believes, based on discussions with counsel, that any ultimate liability will not materially affect the Company's consolidated financial position or results of operations.

Defined Contribution Plan

The Company maintains 401(k) retirement plans that cover all qualified employees. The plans match employee contributions up to 2% of the participant's salary. For the years ended December 31, 2004, 2003 and 2002, the Company recognized expense of $514,000, $589,000 and $408,000, respectively, related to the plans.

The Company maintained a deferred compensation plan that covered certain employees of the Company. Based on the terms of the plan, a portion of the annual incentive award was recorded as deferred compensation and is payable in cash over the applicable vesting period. At December 31, 2004 and 2003, respectively, approximately $1,302,000 and $2,128,000 of deferred compensation was included in prepaids and other current assets, and is being amortized to compensation expense over the applicable vesting period. Amounts payable under this plan at December 31, 2004 and 2003, including both current and deferred awards payable, were approximately $2,143,000 and $2,510,000, respectively, and are included in accrued expenses.

The Company terminated the deferred compensation plan effective December 31, 2004. One-third of the balance of participating employees' deferred compensation accounts as of December 31, 2004 will be distributed in cash on or before January 15, 2005, and the remainder of the principal amount in the accounts will earn 5% simple interest and will be paid in equal parts to these employees on March 15, 2005, June 15, 2005, September 15, 2005 and December 15, 2005. The aforementioned payments are due to participants, provided they are employees on the related distribution dates.

NOTE 10—INCOME TAXES

The provision for income taxes is as follows (Dollars in thousands):

	Year Ended December 31,
	2004	2003	2002
		(As restated)	(As restated)
Current:
Federal	$912	$2,764	$—
State	696	1,832	252
	1,608	4,596	252
Deferred:
Federal	295	(591)	—
State	(286)	(206)	—
	9	(797)	—
Provision for Income Taxes	$1,617	$3,799	$252

The difference between the U.S. federal tax rate and the Company's effective tax rate in 2004 and 2003 is due primarily to changes in the estimated state tax rates and non-deductible expenses. The difference between the U.S. federal tax rate and the Company's effective tax rate in 2003 and 2002 is due primarily to utilitization of net operating loss carryforwards, changes in the valuation allowance related to the net deferred tax asset, and changes in state tax rates in 2003, offset by certain nondeductible expenses. The effective income tax rate differed from the Federal statutory rate as follows (Dollars in thousands):

	Year Ended December 31,
	2004		(As restated) 2003		(As restated) 2002
	Amount	%	Amount	%	Amount	%
Federal income tax provision at statutory rate	$(2,322)	(34.0)	$9,545	34.0	$377	34.0
Tax effect of non-taxable REIT Income	(2,108)	(30.9)	—	—	—	—
Tax on TRS income eliminated in consolidation	5,647	82.7	—	—	—	—
State income taxes, net of Federal benefit	191	2.8	3,335	11.9	319	28.7
Decrease in valuation allowance	—	—	(7,940)	(28.3)	(504)	(45.5)
Change in estimated state tax rates	114	1.7	(1,167)	(4.2)	—	—
Other—net	95	1.4	26	0.1	60	5.4
	$1,617	23.7%	$3,799	13.5%	$252	22.6%

The major sources of temporary income tax differences and the related deferred tax effect are as follows (Dollars in thousands):

	2004	2003
		(As restated)
Deferred tax assets:
Reserves and allowances	$2,631	$2,167
Stock-based compensation	7	—
Mark to market — derivative instruments	940	54
Accrued expenses	900	535
Tax credit carry forward	244	—
Total deferred tax assets	4,722	2,756
Deferred tax liabilities:
Deferred charges	2,465	711
Property and equipment	750	665
Goodwill	719	583
Total deferred tax liabilities	3,934	1,959
Net deferred tax assets	$788	$797

The Company provided a valuation allowance against deferred tax assets at December 31, 2002 because, based on available information, the probability of utilizing its deferred tax assets did not meet the "more likely than not" test under SFAS No. 109. Due to profitable operations in 2003 and favorable operating trends, the valuation allowance was reversed at December 31, 2003. At December 31, 2003, the net deferred tax asset was included in prepaids and other current assets.

NOTE 11—EARNINGS PER SHARE

Basic and diluted income per share are calculated in accordance with SFAS No. 128, "Earnings Per Share." The basic and diluted income per common share for all periods presented were computed based on the weighted-average number of common shares outstanding, as follows (Dollars and shares in thousands, except per share data):

	Year ended December 31,
	2004	2003	2002
		(As restated)	(As restated)
Net (loss) income	$(8,446)	$24,275	$858
Dividends on convertible redeemable preferred stock:
Series A	426	686	633
Series B	2,397	3,800	3,442
Series C	822	1,302	1,180
Accretion of discount on preferred stock	302	511	502
Total dividends on preferred stock	3,947	6,299	5,757
Net income (loss) attributable to common stockholders	$(12,393)	$17,976	$(4,899)
Basic earnings per share:
Net income (loss) attributable to common stockholders	$(12,393)	$17,976	$(4,899)
Weighted average common stock outstanding for basic earnings per share	8,517	518	514
Basic earnings per share	$(1.46)	$34.71	$(9.53)
Diluted earnings per share:
Net income (loss) attributable to common stockholders	$(12,393)	$17,976	$(4,899)
Add preferred stock dividends	—	6,299	—
Net income (loss) for diluted earnings per share	$(12,393)	$24,275	$(4,899)
Common stock outstanding for basic earnings per share computation	8,517	518	514
Assumed conversion of dilutive:
Convertible preferred stock	—	4,067	—
Stock options and unvested restricted stock	—	59	—
Weighted average common stock outstanding for diluted earnings per share (1)	8,517	4,644	514
Diluted earnings per share	$(1.46)	$5.23	$(9.53)

(1)	Reflects, on a retroactive basis, for all periods presented, the exchange of approximately 12.80 shares of MortgageIT common stock for each share of Holdings common stock and the retention and retirement of common shares pursuant to the reorganization of MortgageIT.

Options, warrants and restricted stock aggregating 154,000, 428,000 and 173,000 were excluded from the computation for the years ended December 31, 2004, 2003 and 2002, respectively, as their effect would have been anti-dilutive. Potentially dilutive common equivalent shares amounting to 2,630,000 and 4,718,000 relating to the conversion of Series A, Series B and Series C preferred stock, restricted stock and options were excluded from the computation for the years ended December 31, 2004 and 2002, respectively, as their effect would have been anti-dilutive.

NOTE 12—STATEMENT OF CASH FLOWS

Supplemental disclosure of cash flow information (Dollars in thousands)

	Year ended December 31,
	2004	2003	2002

Cash paid during the year for:
Interest	$23,779	$14,051	$10,403
Income taxes	6,007	1,870	244

NOTE 13—SEGMENT REPORTING

The Company operates its business in two primary segments, mortgage investment operations conducted in the REIT and mortgage banking operations conducted in the TRS. Mortgage investment operations are driven by the balance of Portfolio ARM Loans and the net interest income generated on those balances. Mortgage banking operations includes loan origination, underwriting, funding, brokering and secondary marketing. Following is a summary of the Company's segment operating results for the year ended December 31, 2004 (Dollars in thousands).

Year ended December 31, 2004

	Mortgage Investment Operations (1)	Mortgage Banking Operations (2)	Eliminations	Total
Gain on sale of mortgage loans	$—	$82,386	$(11,989)	$70,397
Brokerage revenues	—	36,283	—	36,283
Interest income	23,941	36,012	393	60,346
Interest expense	(13,004)	(16,455)	—	(29,459)
Net interest income	10,937	19,557	393	30,887
Realized loss on hedging instruments	(1,701)	—	(6,151)	(7,852)
Other	—	566	—	566
Total revenues	9,236	138,792	(17,747)	130,281
Operating expenses	3,036	135,211	(1,137)	137,110
Income (loss) before income tax	6,200	3,581	(16,610)	(6,829)
Income taxes	—	1,617	—	1,617
Net income (loss)	$6,200	$1,964	$(16,610)	$(8,446)
Segment assets	$2,435,967	$1,117,160	$(16,167)	$3,536,960
Segment liabilities	$2,244,302	$1,067,873	$33,118	$3,345,293

(1)	Commenced operations on August 4, 2004. The Company operated in one segment, Mortgage Banking, prior to August 4, 2004.

(2)	Represents the consolidated results of operations for Mortgage IT, Inc.

NOTE 14—SUMMARIZED QUARTERLY RESULTS (UNAUDITED)

The following is a presentation of the quarterly results of operations (Dollars and shares in thousands, except per share data):

	Year Ended December 31, 2004
	Fourth Quarter	Third Quarter	Third Quarter
		As restated	As reported
Gain on sale of mortgage loans	$20,763	$14,405	$14,269
Brokerage revenues	6,739	8,955	8,955
Interest income	32,934	15,804	15,804
Interest expense	(17,533)	(6,925)	(6,925)
Net interest income	15,401	8,879	8,879
Realized gain (loss) on hedging instruments	2,004	(9,856)	—
Other	294	248	248
Operating expenses	(43,026)	(34,838)	(34,838)
Income taxes	(413)	242	(144)
Dividends on preferred stock	—	(587)	(587)
Net income (loss) attributable to common stockholders	$1,762	$(12,552)	$(3,218)
Basic	$0.09	$(0.93)	$(0.24)
Diluted	$0.09	$(0.93)	$(0.24)
Average number of common shares outstanding — Basic	19,405	13,451	13,451
Average number of common shares outstanding — Diluted	19,760	13,451	13,451

	Year Ended December 31, 2004
	Second Quarter	Second Quarter	First Quarter	First Quarter
	As restated	As reported	As restated	As reported
Gain on sale of mortgage loans	$20,875	$21,904	$14,354	$15,768
Brokerage revenues	11,844	11,844	8,745	8,745
Interest income	6,291	6,291	5,317	5,317
Interest expense	(2,455)	(2,455)	(2,546)	(2,546)
Net interest income	3,836	3,836	2,771	2,771
Other	17	17	7	7
Operating expenses	(32,875)	(32,875)	(26,371)	(26,371)
Income taxes	(1,669)	(1,884)	223	(375)
Dividends on preferred stock	(1,699)	(1,699)	(1,661)	(1,661)
Net income (loss) attributable to common stockholders	$329	$1,143	$(1,932)	$(1,116)
Basic	$0.64	$2.21	$(3.73)	$(2.16)
Diluted	$0.41	$0.58	$(3.73)	$(2.16)
Average number of common shares outstanding — Basic	518	518	518	518
Average number of common shares outstanding — Diluted	4,917	4,917	518	518

	Year Ended December 31, 2003
	Fourth Quarter	Third Quarter	Third Quarter
		As restated	As reported
Gain on sale of mortgage loans	$16,596	$21,792	$23,552
Brokerage revenues	14,212	18,013	18,013
Interest income	5,861	6,793	6,793
Interest expense	(3,313)	(3,484)	(3,484)
Net interest income	2,548	3,309	3,309
Other	20	39	39
Operating expenses	(30,737)	(36,873)	(36,873)
Income taxes	(357)	(850)	(2,016)
Dividends on preferred stock	(1,640)	(1,604)	(1,604)
Net income (loss) attributable to common stockholders	$642	$3,826	$4,420
Basic	$1.24	$7.40	$8.55
Diluted	$0.48	$1.17	$1.30
Average number of common shares outstanding — Basic	517	517	517
Average number of common shares outstanding — Diluted	4,734	4,645	4,645

	Year Ended December 31, 2003
	Second Quarter	Second Quarter	First Quarter	First Quarter
	As restated	As reported	As restated	As reported
Gain on sale of mortgage loans	$26,784	$25,396	$22,043	$16,862
Brokerage revenues	16,456	16,456	14,349	14,349
Interest income	6,325	6,325	5,345	5,345
Interest expense	(3,729)	(3,729)	(3,078)	(3,078)
Net interest income	2,596	2,596	2,267	2,267
Other	49	49	872	872
Operating expenses	(37,072)	(37,072)	(29,189)	(29,189)
Income taxes	(1,193)	(1,847)	(1,399)	(937)
Dividends on preferred stock	(1,552)	(1,552)	(1,503)	(1,503)
Net income (loss) attributable to common stockholders	$6,068	$4,026	$7,440	$2,721
Basic	$11.74	$7.79	$14.39	$5.26
Diluted	$1.67	$1.22	$1.99	$0.94
Average number of common shares outstanding — Basic	517	517	517	517
Average number of common shares outstanding — Diluted	4,559	4,559	4,498	4,498

NOTE 15—MINIMUM NET WORTH REQUIREMENT

MortgageIT is a HUD Title II Nonsupervised Delegated Mortgagee. As such, the MortgageIT is subject to certain minimum net worth requirements as established by HUD. As of December 31, 2004 and 2003, the Company's net worth (which, at December 31, 2003 includes preferred stock for HUD purposes) was $35,260,000 and $32,192,000, respectively, in excess of HUD's minimum net worth requirement of $1,000,000.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time after the date hereof.

                        Shares

Common Stock

PROSPECTUS

Merrill Lynch & Co.

Friedman Billings Ramsey

                             , 2005

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates other than the SEC registration fee and the NASD filing fee.

SEC Registration Fee		$12,947
NASD Filing Fee		11,500
NYSE Subsequent Listing Fee
Accounting Fees and Expenses
Legal Fees and Expenses		450,000
Transfer Agent and Registrar Fees		5,000
Blue Sky Fees and Expenses		2,500
Printing Expenses		250,000
Miscellaneous		75,000

Total	$

Item 32.    Sales to Special Parties

Not Applicable.

Item 33.    Recent Sales of Unregistered Securities.

The following are the sales of unregistered securities by the Registrant in the last three years:

The sale of 1,000 shares to Doug W. Naidus, our chief executive officer, at an aggregate price of $10.00 in connection with the Registrant's formation on March 17, 2004. The shares were sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

In connection with the Registrant's initial public offering, which was completed in August 2004, the Registrant consummated the holding company reorganization of MortgageIT, Inc. The reorganization was effected pursuant to an Agreement and Plan of Reorganization, dated as of March 22, 2004. Under the terms of the reorganization agreement, the Registrant's wholly owned subsidiary, MIT Acquisition Corp., merged with and into MortgageIT, Inc., a New York corporation, with MortgageIT, Inc. as the surviving corporation in the merger. The Registrant issued 4,804,473 shares of unregistered common stock to the holders of shares of MortgageIT, Inc. capital stock in exchange for their shares of capital stock of MortgageIT, Inc. The Registrant currently owns 100% of the outstanding capital stock of MortgageIT, Inc. The shares in the reorganization were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

Item 34.    Indemnification of Directors and Officers

The articles of amendment and restatement, hereinafter articles of incorporation, and bylaws of the Registrant provide that the Registrant shall indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the Maryland General Corporation Law (the "MGCL"). The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Registrant, except as set forth below. However, if the proceeding was one by or in the right of the Registrant, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the Registrant. In addition, the Registrant may not indemnify a director or officer for a proceeding brought by that director or officer against the Registrant, except for a proceeding to enforce indemnification or otherwise authorized by the articles of incorporation, bylaws, board of directors or stockholders of the Registrant.

The MGCL requires a corporation (unless its articles of incorporation provide otherwise, which the Registrant's articles of incorporation do not) to indemnify a director or officer against reasonable expenses incurred, if he or she has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL does not permit a corporation to indemnify its present and former directors and officers if it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in respect of any proceeding charging improper personal benefit of the director or officer in which such person was adjudged to be liable on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on such person's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services, or active and deliberate, dishonesty established by a final judgment as being material to the cause of action. The Registrant's articles of incorporation contain such a provision, which eliminates such liability to the maximum extent permitted by Maryland law.

The Registrant's bylaws obligate it, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

The Registrant's articles of incorporation and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Registrant for liability arising under the Securities Act, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered

Not Applicable.

Item 36.    Financial Statements and Exhibits

(a)	Financial Statements included in the prospectus.

Consolidated Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004

Consolidated Statements of Operations for the three months ended March 31, 2005 and 2004 (unaudited)

Consolidated Statements of Comprehensive Income (Loss) for the three months ended March 31, 2005 and 2004 (unaudited)

Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the three months ended March 31, 2005 (unaudited)

Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004 (unaudited)

Notes to Unaudited Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 2004 and 2003

Consolidated Statements of Operations for the three years ended December 31, 2004

Consolidated Statements of Comprehensive (Loss) Income for the three years ended December 31, 2004

Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the three years ended December 31, 2004

Consolidated Statements of Cash Flows for the three years ended December 31, 2004

Notes to Audited Consolidated Financial Statements

(b)	Exhibits:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
2.1(1)	Agreement and Plan of Reorganization by and among MortgageIT, Inc., MortgageIT Holdings, Inc. and MIT Acquisition Corp., dated as of March 22, 2004
3.1(10)	Articles of Amendment and Restatement of MortgageIT Holdings, Inc.
3.2(1)	Bylaws of MortgageIT Holdings, Inc.
4.1(1)	Form of Stock Certificate
4.2	Registration Rights Agreement, dated as of May 16, 2000, by and among MortgageIT, Inc. and the Holders named therein
4.3	Registration Rights Agreement, dated as of June 7, 2001, by and among MortgageIT, Inc. and the Holders named therein
5.1	Opinion of Patton Boggs LLP as to the legality of the securities being registered by MortgageIT Holdings, Inc.
8.1	Opinion of Patton Boggs LLP regarding certain material tax issues relating to MortgageIT Holdings, Inc.

Exhibit Number	Description
10.1(11)	First Amended Warehousing Credit and Security Agreement between MortgageIT, Inc. and Residential Funding Corporation, dated as of April 12, 2005
10.2(11)	First Amendment to First Amended Warehousing Credit and Security Agreement, dated May 9, 2005, between MortgageIT, Inc. and Residential Funding Corporation
10.3(11)	Consent of Guarantor, dated May 9, 2005, by MortgageIT Holdings, Inc.
10.4(11)	Guaranty, dated April 12, 2005, made by MortgageIT Holdings, Inc. to Residential Funding Corporation
10.5(2)+	Amended and Restated Master Purchase Agreement, dated as of August 4, 2004, among MortgageIT, Inc., MortgageIT Holdings, Inc. and Merrill Lynch Mortgage Capital Inc.
10.6(2)	Amended and Restated Custodial Agreement, dated as of August 4, 2004, among Merrill Lynch Mortgage Capital Inc., MortgageIT, Inc., MortgageIT Holdings, Inc. and Deutsche Bank National Trust Company
10.7(3)+	Amendment No. 1 to Amended and Restated Master Repurchase Agreement, dated September 21, 2004, by and among MortgageIT Holdings, Inc., MortgageIT, Inc. and Merrill Lynch Mortgage Capital Inc.
10.8(6)	Amendment No. 2 to Amended and Restated Master Repurchase Agreement, dated November 11, 2004, by and between Merrill Lynch Mortgage Capital, Inc., MortgageIT, Inc. and MortgageIT Holdings, Inc.
10.9(6)	Amendment No. 3 to Amended and Restated Master Repurchase Agreement, dated November 17, 2004, by and between Merrill Lynch Mortgage Capital Inc., MortgageIT, Inc. and MortgageIT Holdings, Inc.
10.10(7)	Amendment No. 4 to Amended and Restated Master Repurchase Agreement, dated December 8, 2004, between MortgageIT Holdings, Inc., MortgageIT, Inc. and Merrill Lynch Mortgage Capital, Inc.
10.11(8)	Amendment No. 5 to Amended and Restated Master Repurchase Agreement, dated December 10, 2004, between MortgageIT Holdings, Inc., MortgageIT, Inc. and Merrill Lynch Mortgage Capital, Inc.
10.12(9)	Amendment No. 6 to Amended and Restated Master Repurchase Agreement, dated December 17, 2004, between MortgageIT Holdings, Inc., MortgageIT, Inc. and Merrill Lynch Mortgage Capital, Inc.
10.13*	Amendment No. 7 to Amended and Restated Master Repurchase Agreement, dated March 7, 2005, between MortgageIT Holdings, Inc., MortgageIT, Inc. and Merrill Lynch Mortgage Capital, Inc.
10.14(13)	Amendment No. 8 to Amended and Restated Master Repurchase Agreement, dated May 12, 2005, between MortgageIT Holdings, Inc., MortgageIT, Inc. and Merrill Lynch Mortgage Capital, Inc.
10.15(15)	Amendment No. 9 to Amended and Restated Master Repurchase Agreement dated May 25, 2005, between MortgageIT Holdings, Inc., MortgageIT, Inc. and Merrill Lynch Mortgage Capital, Inc.
10.16(1)	Amended and Restated Mortgage Loan Purchase Agreement between UBS Warburg Real Estate Securities Inc. and MortgageIT, Inc., dated as of January 10, 2003

Exhibit Number	Description
10.17(1)	Amended and Restated Mortgage Loan Repurchase Agreement between UBS Warburg Real Estate Securities, Inc. and MortgageIT, Inc., dated as of January 10, 2003
10.18(1)	Amended and Restated Mortgage Loan Custodial Agreement among UBS Warburg Real Estate Securities, Inc., MortgageIT, Inc. and JPMorgan Chase Bank, dated January 10, 2003
10.19(1)	Custodial Agreement among UBS Warburg Real Estate Securities, Inc., Federal National Mortgage Association and MortgageIT, Inc., dated December 1, 2003
10.20(1)	Mortgage Loan Participation Agreement between UBS Warburg Real Estate Securities, Inc. and MortgageIT, Inc., dated December 1, 2003
10.21(12)	Master Loan and Security Agreement, dated as of February 15, 2005, between MortgageIT, Inc. and MortgageIT Holdings, Inc. and Greenwich Capital Financial Products, Inc.
10.22(15)	Amendment No. 1 to the Master Loan and Security Agreement, dated May 31, 2005, among Greenwich Capital Financial Products, Inc., MortgageIT, Inc. and MortgageIT Holdings, Inc.
10.23(12)	Custodial Agreement, dated as of February 15, 2005, between MortgageIT, Inc. and MortgageIT Holdings, Inc., Greenwich Capital Financial Products, Inc. and Deutsche Bank Trust Company Americas
10.24(12)	Promissory Note, dated as of February 15, 2005, by MortgageIT, Inc. and MortgageIT Holdings, Inc., in favor of Greenwich Capital Financial Products, Inc.
10.25(12)	Master Repurchase Agreement, dated as of March 11, 2005, between MortgageIT, Inc. and MortgageIT Holdings, Inc. and Credit Suisse First Boston Mortgage Capital LLC.
10.26(12)	Custodial Agreement, dated as of March 11, 2005, between MortgageIT, Inc. and MortgageIT Holdings, Inc., Credit Suisse First Boston Mortgage Capital LLC and Deutsche Bank National Trust Company
10.27(14)	Amended MortgageIT Holdings, Inc. Long-Term Incentive Plan
10.28(4)	MortgageIT Holdings, Inc. 2004 Long-Term Incentive Plan
10.29(1)	Note Purchase Agreement by and among MortgageIT, Inc. and Technology Investment Capital Corp., dated as of March 29, 2004
10.30(6)	First Amendment to Note Purchase Agreement, dated as of October 13, 2004, by and among MortgageIT, Inc. and the Purchasers named therein
10.31(1)	Loan Servicing Agreement between MortgageIT, Inc. and GMAC Mortgage Corporation, dated September 26, 2003
10.32(1)	First Amendment to Loan Servicing Agreement between MortgageIT, Inc. and GMAC Mortgage Corporation, dated April 14, 2004
10.33(1)	Employment Agreement between Doug W. Naidus and MortgageIT Holdings, Inc. and MortgageIT, Inc.
10.34(2)	Employment Agreement between John R. Cuti and MortgageIT Holdings, Inc. and MortgageIT, Inc.
10.35(2)	Employment Agreement between Donald Epstein and MortgageIT Holdings, Inc. and MortgageIT, Inc.
10.36(5)	Employment Agreement between Glenn J. Mouridy and MortgageIT Holdings, Inc.

Exhibit Number	Description
10.37(2)	TRS Servicing Agreement, dated as of August 4, 2004, among UBS Real Estate Securities Inc., MortgageIT SPV I and MortgageIT, Inc.
10.38(2)	Loan Sale Agreement, dated as of August 4, 2004, between MortgageIT, Inc., MortgageIT Holdings, Inc., and MortgageIT SPV I
10.39(2)	Custodial Agreement, dated as of August 4, 2004, among UBS Real Estate Securities Inc., JPMorgan Chase Bank, MortgageIT SPV I, MortgageIT, Inc. and MortgageIT Holdings, Inc.
10.40(2)	Administration Agreement, dated as of August 4, 2004, between MortgageIT SPV I and MortgageIT, Inc.
10.41(2)	Trust Agreement, dated as of August 4, 2004, by and among MortgageIT, Inc., MortgageIT Holdings, Inc. and Wilmington Trust Company
10.42(2)	Side Letter Servicing Agreement, dated August 4, 2004, by and among GMAC Mortgage Corporation, UBS Real Estate Securities Inc., MortgageIT SPV I and MortgageIT Holdings, Inc.
10.43(2)	REIT Servicing Agreement, dated as of August 4, 2004, among UBS Real Estate Securities Inc., MortgageIT SPV I and MortgageIT Holdings, Inc.
21.1	List of Subsidiaries of MortgageIT Holdings, Inc.
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Patton Boggs LLP (contained in its opinions filed herewith as Exhibits 5.1 and 8.1 and incorporated herein by reference)
24.1	Power of Attorney (included on the signature page of the Registration Statement)

(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-11, as amended (Registration No. 333-113825)

(2)	Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2004

(3)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2004

(4)	Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Registration No. 333-119575)

(5)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2004

(6)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2004

(7)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2004

(8)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2004

(9)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2004

(10)	Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004

(11)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2005

(12)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2005

(13)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2005

(14)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2005

(15)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2005

*	To be filed by amendment.

†	Confidential treatment has been granted by the Securities and Exchange Commission with respect to portions of this document.

Item 37.    Undertakings

The undersigned Registrant undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 6, 2005

MORTGAGEIT HOLDINGS, INC.
By: /s/ DOUG W. NAIDUS
Name:	Doug W. Naidus
Title:	Chairman of the Board of Directors and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Doug W. Naidus, John R. Cuti and Glenn J. Mouridy, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DOUG W. NAIDUS	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 6, 2005

Doug W. Naidus

/s/ GLENN J. MOURIDY	President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2005

Glenn J. Mouridy

/s/ FRED A. ASSENHEIMER	Director	June 6, 2005

Fred A. Assenheimer

/s/ WILLIAM L. COLLINS	Director	June 6, 2005

William L. Collins

/s/ MICHAEL N. GARIN	Director	June 6, 2005

Michael N. Garin

/s/ MICHAEL J. MAROCCO	Director	June 6, 2005

Michael J. Marocco

Name	Title	Date

/s/ NANCY MCKINSTRY	Director	June 6, 2005

Nancy McKinstry

/s/ MARK C. PAPPAS	Director	June 6, 2005

Mark C. Pappas

/s/ TIMOTHY SCHANTZ	Director	June 6, 2005

Timothy Schantz